Exhibit 10.4

MASTER FRANCHISE

AND DEVELOPMENT AGREEMENT

THIS AGREEMENT is made on June 15, 2012 by and between

(1)                                 BK ASIAPAC PTE. LTD., a company organized under the laws of Singapore and having a principal place of business at 101 Thomson Road, #13-03/04 United Square, Singapore 307591 (“BKAP”) and

(2)                                 BURGER KING (SHANGHAI) RESTAURANT COMPANY LTD., a company organized under the laws of the People’s Republic of China and having a principal place of business at Room 704-708, Finance Square, No. 333 Jiujiang Road, Shanghai 200001, PRC (“Master Franchisee”)

For the purposes of this Agreement, the above parties shall be individually referred to as a “Party” and collectively referred to as the “Parties”.

INTRODUCTION

A.                                    BKAP has acquired the exclusive right to use the unique Burger King System and the Burger King Marks for the development and operation of quick service restaurants known as Burger King Restaurants throughout the Region (as such terms are defined in clause 1(1)).

B.                                    BKAP is engaged in the business of developing, operating and granting franchises to operate Burger King Restaurants throughout the Region using the Burger King System and the Burger King Marks and such other marks as BKAP may authorize from time to time for use in connection with Burger King Restaurants.

C.                                    BKAP has established a reputation and image with the public as to the quality of products and services available at Burger King Restaurants, which reputation and image have been and continue to be unique benefits to BKAP and its franchisees.

D.                                    BKAP and Master Franchisee are parties to a Trademark License Agreement and Technology License Agreement, each dated 18 September 2007, pursuant to which BKAP granted to Master Franchisee a non-exclusive right (i) to use the Burger King Marks and Technology (as such term is defined in the Technology License Agreement) in connection with the operation of Burger King Restaurants in the Territory (as defined in clause 1(1)), and (ii) to sublicense the Burger King Marks and Technology in connection with the operation of Burger King Restaurants in the Territory.

E.                                     BKAP and Master Franchisee are also parties to a Restaurant Support Services Agreement effective as of 22 June 2006, pursuant to which Master Franchisee agreed to provide certain restaurant support services to BKAP.

F.                                      As of the date hereof, Master Franchisee has entered into certain Existing Development Agreements and Existing Franchise Agreements (as such terms are defined in clause 1(1)) with Existing Franchisees (as defined in clause 1(1)) in the Territory.  The Existing Development Agreements and Existing Franchise Agreements are listed on Exhibit A to this Agreement.

G.                                    Prior to the date hereof, BKAP owned 100% of the outstanding equity interests in BKHKD (as defined in clause 1(1)).

H.                                   As of the date hereof, (i) BKHKD (directly or indirectly) owns 100% of the outstanding equity interests in the PRC Companies (as defined in clause 1(1)) and 30% of the outstanding equity interests in BK Guangzhou (as defined in clause 1(1)); and (ii) ITG owns 70% of the outstanding equity interests in BK

Guangzhou.

I.                                        BKAP and certain other parties have established the JVC (as defined in clause 1(1)) as a joint venture company to which BKAP has contributed 100% of the shares in BKHKD in exchange for shares in the JVC (the “Transaction”).  As a result of the Transaction, BKHKD is a wholly-owned subsidiary of the JVC, and the PRC Companies, including Master Franchisee, are wholly-owned subsidiaries of BKHKD.

J.                                        As of the date hereof, each PRC Company owns and operates the Burger King Restaurants located in the Territory and listed on Exhibit B to this Agreement (collectively, the “Existing PRC Company Restaurants”).

K.                                    As of the date hereof, BK Guangzhou owns and operates the Burger King Restaurants located in the Territory and listed on Exhibit C to this Agreement (collectively, the “BK Guangzhou Restaurants”) pursuant to Existing Franchise Agreements by and between Master Franchisee as franchisor and BK Guangzhou as franchisee.

L.                                     In connection with the Transaction, BKAP and Master Franchisee have agreed to terminate the Trademark License Agreement, Technology License Agreement and Restaurant Support Services Agreement, pursuant to the Termination Agreement attached as Exhibit D to this Agreement and to enter into this Agreement.

M.                                 Master Franchisee recognizes the benefits to be derived from being identified with and licensed by BKAP and being able to utilize the Burger King System including the Burger King Marks which BKAP makes available to its franchisees.

N.                                    Master Franchisee desires to obtain the right in the Territory to develop, open and operate and to license Franchisees (as defined in clause 1(1)) to develop, open and operate Burger King Restaurants in the Territory.

O.                                    In connection with the Development Rights (as defined in clause 1(1)), Master Franchisee has agreed to provide services to support the Burger King Restaurants operating within the Territory with a view towards achieving a more focused and cost-efficient level of service to Restaurants operating within the Territory and improved operating standards.

P.                                      Master Franchisee acknowledges that it is entering into this Agreement after having made an independent investigation of BKAP’s operations and not upon any representation as to the profits and/or sales volumes which it might be expected to realize, nor upon any representations or promises made by BKAP or any Person on its behalf which are not contained in this Agreement, except for such representations, warranties, covenants and agreements contained in the Transaction Agreements (as defined in clause 1(1)).

Q.                                    It is the intent of both BKAP and Master Franchisee to preserve continuing customer confidence in the reliability and quality of all products sold at Burger King Restaurants.

R.                                    Master Franchisee wishes to set forth the terms of its agreement for the development of new Burger King Restaurants within the Territory as more fully defined in this Agreement.

NOW THEREFORE, in consideration of the mutual promises, agreements, obligations and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

CLAUSE 1

INTERPRETATION

(1)           Definitions

In this Agreement, the following words or expressions have the meanings set out below:

“2016 Incentive Target” has the meaning set forth in the Development Schedule.

“Ad Fund Account” has the meaning set out in clause 10(1).

“Ad Fund Breach” has the meaning set out in clause 10(7).

“Administrative Expenses” means all general and administrative expenses and overhead associated with managing, administering and maintaining the Advertising Fund, including salaries of relevant employees of Master Franchisee and its Affiliates.

“Advertising Contributions” has the meaning set out in clause 10(1).

“Advertising Fund” means the advertising fund formed by Master Franchisee by combining the Advertising Contributions paid under the PRC Company Franchise Agreement with advertising contributions paid in respect of all Franchised Restaurants.

“Advertising Services” means those services and obligations of Master Franchisee described in clause 10(5)(b).

“Affiliate” means any Person which directly or indirectly Controls, is Controlled by, or is under common Control with a Person.  For purposes of this Agreement, Master Franchisee’s Affiliates shall include each PRC Company.  BK Guangzhou shall be considered an Existing Franchisee for purposes of this Agreement and not an Affiliate of Master Franchisee.

“Agreement” means this Master Franchise and Development Agreement.

“Annual Opening Targets” means the opening targets applicable to each Year during the Term (except Years 2012 through 2016), as set out in the Development Schedule.

“Anti-Corruption Laws” means the FCPA and all other anti-corruption, fraud, kickback, anti-money laundering, anti-boycott laws, regulations or orders, and all similar laws, or regulations or orders in the Territory and any other relevant jurisdictions.

“Approvals” has the meaning set out in clause 33(1)(a).

“Approved Plans and Specifications” means the plans and specifications for the construction and fit-out of a new Restaurant in the Territory (including requirements as to signage and equipment) which may be approved from time to time in writing by BKAP.

“Area Development Fee” has the meaning set out in clause 4(2).

“Authority” means any federal, state, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, or any administrative, judicial or arbitration court or panel, with jurisdiction over the applicable matter.

“BK Beijing” means BK (Beijing) Restaurant Management Co., Ltd.

“BK Guangzhou” means BK (Guangzhou) Restaurant Co., Ltd.

“BK Guangzhou Acquisition” has the meaning set out in the Development Schedule.

“BK Guangzhou Restaurant(s)” has the meaning set out in the preamble above, and “BK Guangzhou Restaurant” means any of them.

“BK Shenzhen” means BK Foods (Shenzhen) Co., Ltd.

“BKAP” has the meaning set out in the preamble to this Agreement.

“BKAP Indemnified Parties” means BKAP and its Affiliates, directors, officers, employees, shareholders and agents.

“BKAP Master GTCs” means the Master General Terms and Conditions of Supply for BKAP governing the supply of Approved Products (as defined in the PRC Company Franchise Agreement) to the Burger King System in the Region.  All Approved Suppliers (as defined in the PRC Company Franchise Agreement) must accept the BKAP Master GTCs.

“BKAP QA Program” means all written quality assurance processes, testing procedures and other requirements of BKAP and/or its Affiliates relating to the design, manufacture and/or distribution of Approved Products (as defined in the PRC Company Franchise Agreement) in the Burger King System, including, but not limited to, the Product Specifications and all documents and procedures referenced or incorporated therein, as any and/all of the same shall be amended from time to time by BKAP and/or its Affiliates in its and/or their sole discretion.

“BKC” means Burger King Corporation, a Florida corporation.

“BKHKD” means Burger King (Hong Kong) Development Company, Ltd., a company organized under the laws of Hong Kong and a wholly-owned subsidiary of the JVC.

“Brand Protection and Compliance Activities” has the meaning set out in sub-clause 4(10)(a).

“Burger King Advertising Materials” means all advertising, marketing, promotional, and public relations materials used to advertise or promote Burger King Restaurants, including without limitation, video, audio, print, mobile, digital, and electronic advertisements, pamphlets, brochures, collateral materials, merchandising and in-restaurant point of purchase materials, and internet materials (including websites), created, developed or obtained by Master Franchisee in connection with the provision of the Services during the Term of this Agreement.

“Burger King Core Trademarks” means BURGER KING® and WHOPPER®.

“Burger King Curriculum” means those training manuals, lesson plans and other guidelines in relation to the provision of Training Services which have been developed or approved by BKAP and made available in writing to Master Franchisee from time to time.

“Burger King Domain Names” means all internet or global computing network addresses or locations, including all top-level domains (and the goodwill associated therewith) used to advertise or promote Burger King Restaurants, including domain names developed, acquired or used by Master Franchisee in connection with the provision of the Services during the Term of this Agreement.

“Burger King Intellectual Property Rights” means all industrial and intellectual property rights subsisting (but excluding any industrial and intellectual property rights that may be owned by third parties) in the Burger King System, Burger King Curriculum, Burger King Advertising Materials, Burger King Packaging Materials, and any other material or information provided to any PRC Company or any Franchisee under this Agreement, the PRC

Company Franchise Agreement, any Franchise Agreement or any other agreement (excluding the Burger King Marks and Burger King Domain Names).

“Burger King Logo” means the principal logo used by BKAP from time to time in respect of the Burger King System.

“Burger King Marks” means the trademarks, service marks, trade names, trade dress, logos (including but not limited to the Burger King Logo), slogans, designs and other commercial symbols and source-identifying indicia (and the goodwill associated therewith) used in the operation of the Restaurants and the Burger King System, whether registered, applied for or unregistered.

“Burger King Packaging Materials” means and includes all tags, labels, cartons, bags, containers, wrapping, and other materials used in the Restaurants, including, but not limited to packaging materials developed, acquired or used by Master Franchisee in connection with the provision of Services during the Term of this Agreement.

“Burger King Restaurants” or “Restaurants” means a quick service or fast food restaurant operating under the Burger King System and utilizing the Burger King Marks (including Direct-Owned Restaurants and Franchised Restaurants), and a “Burger King Restaurant” or a “Restaurant” means any of them.  Burger King Restaurants may be (i) Free Standing Restaurants, (ii) In-Line Restaurants, (iii) Food Court Restaurants, (iv) LCCR Restaurants, or (v) other formats approved by BKAP, in its sole discretion.

“Burger King System” means the unique restaurant format and operating system developed by BKAP and/or its Affiliates for the development and operation of quick service or fast food restaurants, and to which BKAP holds the right to license, including proprietary designs and color schemes for restaurant buildings, equipment, layout and décor, proprietary menu and food preparation and service formats, uniform product and quality specifications, training programs, restaurant operations manuals, bookkeeping and report formats, marketing and advertising formats, promotional marketing items and procedures for inventory and management control, and also includes the Burger King Marks, Burger King Domain Names, Burger King Intellectual Property Rights, Burger King Logo  and all confidential information, other proprietary information, copyrights and other intellectual property rights relating to the system, and any modifications, amendments, improvements and/or other changes BKAP and/or any of its Affiliates may make to the system from time to time, in their sole discretion.

“Business Day” means a day other than a Saturday or Sunday or public holiday in Hong Kong on which banks are open in Hong Kong for general commercial business.

“Claim” means any lawsuit, litigation, dispute, claim, arbitration or mediation, or any other proceeding before a judicial, administrative or arbitration court or panel.

“Commencement Date” means the date on which this Agreement is deemed to be effective, which shall be the date set forth at the head of this Agreement.

“Competitor” means any Person who owns or operates or licenses another Person to operate a Quick Service Restaurant and/or any Affiliate of such Person.  For the purposes of this definition, the term Competitor shall also include (i) any director or officer of such Person or Affiliate of such Person, (ii) any entity Controlled by such Person or Affiliate, either through the direct or indirect ownership of equity interests, a contractual arrangement with one or more equity holders or otherwise, (iii) any entity by means of which, upon such entity becoming a shareholder of the JVC, such Person or Affiliate would have the right to receive Confidential Information of the JVC, or a right to audit the books and records of the JVC, and (iv) any immediate family member of such Person (or any Affiliate of any of the foregoing).

“Content” means text, graphics, photographs, video, audio and/or other data or information.

“Control” or “Controlled” means the ownership, whether by ownership of securities, contract, proxy or otherwise, of shareholding or contractual rights of a Person that assures (i) the majority of the votes in the resolutions of such Person, or (ii) the power to appoint the majority of the managers or directors of such Person, or (iii) the power to direct or cause the direction of the management or policies of such Person, and the related terms “Controlled by” “Controlling” or “under common Control with” shall be read accordingly.

“Days” or “Day” means calendar day or days unless otherwise expressly provided.

“Development Cure Period” means a six-month period, commencing on January 1st following the Year (which must be Year 2014 or thereafter) in which Master Franchisee has failed to achieve the applicable Exclusivity Milestone or Annual Opening Target.

“Development Procedures” has the meaning set out in clause 9(9)(a).

“Development Rights” has the meaning set out in clause 4(1).

“Development Schedule” means a schedule that identifies the Exclusivity Milestones and, with respect to Years 2017 through 2031, the Annual Opening Targets, for the development and opening of Direct-Owned Restaurants and Franchised Restaurants in the Territory during the Term.  The Development Schedule is attached to this Agreement as Schedule 1.

“Development Services” has the meaning set out in clause 9(9).

“Direct-Owned Restaurants” means Burger King Restaurants established and operated by the PRC Companies in the Territory pursuant to this Agreement and the PRC Company Franchise Agreement, and a “Direct-Owned Restaurant” means any of them.  Direct-Owned Restaurants include all of the Existing PRC Company Restaurants listed on Exhibit B and any Franchised Restaurant acquired by any of the PRC Companies during the Term.

“Direct-Owned Restaurant Unit Fee” has the meaning set out in clause 8(4).

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

“Dispute” has the meaning set out in clause 25(2).

“Early Closure Restaurant” has the meaning set out in clause 6(4).

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Event of Default” means those events set out in clause 14(1)(a) through 14(1)(f).

“Excess Restaurants” has the meaning set out in clause 8(4), and an “Excess Restaurant” means any of them.

“Exclusivity Milestones” has the meaning set out in the Development Schedule.

“Existing Development Agreements” means the agreements between Master Franchisee and Existing Franchisees in effect as of the Commencement Date pursuant to which, among other things, Master Franchisee has granted development rights to such Existing Franchisees in the Territory, and an “Existing Development Agreement” means any of them.  All of the Existing Development Agreements are listed in Exhibit A.

“Existing Franchise Agreements” means the franchise agreements by and between Master Franchisee as franchisor and an Existing Franchisee as franchisee in effect as of the Commencement Date, pursuant to which, among other things, Master Franchisee has granted a license to use the Burger King Marks to such Existing Franchisee in the Territory, and an “Existing Franchise Agreement” means any of them.  All of the Existing Franchise Agreements are listed in Exhibit A.

“Existing Franchised Restaurants” means the Franchised Restaurants operated by Existing Franchisees as of the Commencement Date and listed on Exhibit A to this Agreement, and any Franchised Restaurants opened by Existing Franchisees pursuant to an Existing Development Agreement after the Commencement Date, and an “Existing Franchised Restaurant” means any of them.

“Existing Franchisee” means any Person that operates one or more Burger King Restaurants in the Territory as of the Commencement Date and that is not an Affiliate of Master Franchisee.  All of the Existing Franchisees are listed on Exhibit A.

“Existing PRC Company Restaurant(s)” has the meaning set out in the preamble above, and an “Existing PRC Company Restaurant” means any of them.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Final Judgment” has the meaning set out in clause 16(4).

“Force Majeure Events” has the meaning set out in clause 6(5), and a “Force Majeure Event” means any of them.

“Food Court Restaurant” means a Restaurant in a retail space within an area of a building which consists primarily of quick service restaurants, meeting the minimum criteria for Food Court Restaurants as determined by BKAP for the Territory from time to time, which at the date of this Agreement is: minimum shared seating of 100 and counter length of 4 meters.

“Franchise Agreements” means, collectively, Existing Franchise Agreements and New Franchise Agreements, and a “Franchise Agreement” means any of them.

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

“Franchised Restaurant” means a Burger King Restaurant operated by a Franchisee pursuant to a Franchise Agreement.

“Franchised Restaurant Unit Fee” has the meaning set out in clause 9(4).

“Franchisees” means, collectively, Existing Franchisees and New Franchisees, and a “Franchisee” means any of them.

“Free-Standing Restaurant” means a Restaurant in a freestanding building, or retail space within a building, meeting the minimum criteria for Free-Standing Restaurants as determined by BKAP for the Territory from time to time, which at the date of this Agreement is: an area of 300 square meters or more and 6 POS terminals.

“Global Marketing Policy” means, collectively, BKC’s Global Policy on Self-Directed Marketing Funds and BKC’s Global Policy on Marketing Fund Expenditures, as such policies may be amended or supplemented from time to time. If there is a conflict between the Global Marketing Policy and the provisions of this Agreement, the provisions of this Agreement will control.  The current version of the Global Marketing Policy is attached as Exhibit E hereto.

“Gross Sales” includes all sums charged or received in cash or by credit (and regardless of collection in the case of credit) for goods or merchandise sold or otherwise disposed of, or services provided or performed at or from a Direct-Owned Restaurant or Franchised Restaurant, as the case may be, and all other revenue and income of every kind or nature related to the Direct-Owned Restaurant or Franchised Restaurant, and all other revenue and income of every kind and nature related to the Direct-Owned Restaurant or Franchised Restaurant.  The sale of Burger King products away from the Direct-Owned Restaurant or Franchised Restaurant is not authorized; however, should any such sales occur or be approved in the future, they will be included within the definition of Gross Sales.  Gross Sales excludes any federal, state, county or city tax, excise tax, or other similar taxes collected by Master Franchisee or a Franchisee from customers based upon sales and cash received as payment in credit transactions where the extension of credit itself has already been included in the figure upon which the Royalty and Advertising Contribution is calculated.  For the avoidance of doubt, Gross Sales under a New Franchise Agreement shall be calculated in the same manner as under the PRC Company Franchise Agreement.

“Goods and Services” means the goods and services in respect of which such of the Burger King Marks as are registered, are registered.

“Incentive Targets” has the meaning set out in the Development Schedule.

“In-Line Restaurant” means a Restaurant in a retail space within a building, meeting the minimum criteria for In-Line Restaurants as determined by BKAP for the Territory from time to time, which at the date of this Agreement is:  an area of between 150 — 299 square meters and 4 POS terminals.

“Intellectual Property Claims” has the meaning set out in clause 16(2)(e).

“Internet” means the global network of interconnected computer networks each using the transmission control protocol/internet protocol as may be adopted from time to time, which is used to transmit Content that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user, whether such Content is delivered through on-line browsers, off-line browsers, or through “push” technology, electronic mail, broadband distribution, satellite, wireless or otherwise and any subset of such global network, including, but not limited to, “intranets.”

“Internet Business” means an Internet service or website that uses the Burger King Marks, including the Burger King Domain Names or the Burger King System solely in connection with and related to Master Franchisee’s operation of the Restaurants in the Territory to provide information or services, including without limitation the delivery of Content to consumers regarding the Restaurants.

“Internet Exclusivity Exclusions” has the meaning set out in clause 4(10)(a).

“Internet Service Provider” means a service provider, any successor, assignee or replacement thereof, which maintains and handles the registration of domain names and URLs.

“Internet Site”     means any site or service delivering Content on or through the Internet, including, without limitation, any on-line service using the Burger King Domain Names and/or any portion of the Burger King System, including, but not limited to, the Burger King Marks.

“Investment Agreement” or “JVIA” means the Joint Venture and Investment Agreement, by and between BKAP and Investor dated as of May 11, 2012.

“Investor” means Pangaea Foods, SPC for the account of Pangaea Foods (China), SP.

“IP Transferee” has the meaning set out in clause 17(2).

“ITG” means Xiamen ITG Group Corporation Ltd.

“JVC” means Pangaea Foods (China) Holdings, Ltd, a company incorporated under the laws of the Cayman Islands.

“Law” means any laws, rules, statutes, decrees, regulations, circulars, ordinances or orders, including all applicable public, environmental, and competition laws and regulations; and any administrative decisions, judgments and other pronouncements enacted, issued, promulgated, enforced or entered by any Authority.

“Losses” means any actions, suits, hearings, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings losses, amounts paid in settlement, penalties, fines, damages (including punitive, special and consequential damages), lost profits, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims covered hereby).

“LCCR (Low Cost Capex Restaurant)” means a compact In-Line Restaurant with a full or reduced menu, meeting the minimum criteria as determined by BKAP in its sole discretion for the Territory from time to time, which at the date of this Agreement is: an approximate total area of about 90 square meters with a kitchen size between 40 to 55 square meters.

“Marketing Agencies” means all service providers or agencies retained directly or indirectly by Master Franchisee to provide Marketing Services during the Term of this Agreement, and a “Marketing Agency” means any of them.

“Marketing Calendar” means the annual marketing calendar to be delivered to BKAP under clause 10(4) of this Agreement.

“Marketing Services” has the meaning set out in clause 10(5)(a).

“Master Franchisee” means the Party designated in the preamble above as Master Franchisee, its successors and permitted assigns.

“Metropolitan Urban Area” means any area that is designated as an “urban area” by a competent Authority in a municipality or prefecture-level city within the Territory.

“Middle Exchange Rate” means the exchange rate announced by the People’s Bank of China as the exchange rate between RMB and U.S. dollars.

“MOD Manual” means the manual of operating data (whether in one or more volumes, in electronic or hard copy format, and as updated by BKAP from time to time in its sole discretion), including all translations and copies, setting out BKAP’s mandatory restaurant operating, equipment and product standards, specifications and procedures as issued and amended from time to time by BKAP and/or its Affiliates, in their sole discretion.

“MOFCOM” means the Ministry of Commerce of the State Council or the Authority entrusted by MOFCOM or any other Authority authorized by the State Council to register this Agreement.

“Monitoring Services” has the meaning set out in clause 12.

“New Franchise Agreement” means the form of franchise agreement authorized by BKAP to be used in the Territory entered into between Master Franchisee and a Franchisee, which grants the Franchisee the right to operate a Burger King Restaurant at a specific location.  The form of New Franchise Agreement is attached to this Agreement as Exhibit F.

“New Franchisee” means a Person that is neither an Existing Franchisee nor an Affiliate of Master Franchisee who is licensed by Master Franchisee to open and operate a Burger King Restaurant under a New Franchise Agreement.

“New Restaurant” has the meaning set out in clause 4(7)(a).

“Notice of Dispute” has the meaning set out in clause 25(2).

“Parent” has the meaning set out in clause 14(2)(d).

“Payment Restriction” has the meaning set out in clause 18(4).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Authority or other entity.

“Polling Information” means information or data about Franchised Restaurants that is transmitted to or from a POS System or other system operated by Franchisees or their agents into a computer or system operated by BKAP or its agents.

“PRC” means the People’s Republic of China, which for the purpose of this Agreement excludes Taiwan and the Special Administrative Regions of Hong Kong and Macau.

“PRC Companies” means Master Franchisee, BK Beijing, BK Shenzhen and any direct or indirect Subsidiaries that BKHKD or Master Franchisee may establish or acquire from time to time in the Territory, and a “PRC Company” means any of them.

“PRC Company Franchise Agreement” means the franchise agreement by and among BKAP as franchisor and the PRC Companies, as franchisees, pursuant to which, among other things, BKAP has granted such companies a license to use the Burger King Marks.  The form of PRC Company Franchise Agreement is attached to this Agreement as Exhibit G.

“Product Approval Notice” has the meaning set out in clause 9(10)(a).

“Product Specifications” means (i) all written processes, procedures and requirements of BKAP as they relate to the design, development and manufacture of Approved Products (as defined in the PRC Company Franchise Agreement), as they may be amended from time to time; and (ii) all product descriptions (e.g., commodity type, raw materials and ingredient listing, finished product standards, product formulation, processing control points, packaging, labelling and nutritional information, if applicable).

“Product Supplier Documents” has the meaning set out in clause 9(10)(a).

“Qualified Expenditures” means those expenditures that may be paid out of the Advertising Fund, as more particularly described in the Global Marketing Policy.

“Quick Service Restaurant” means any restaurant which does not offer table service as the principal method of ordering or food delivery.

“Radius Restriction” has the meaning set out in clause 4(7)(a).

“Reductions” and “Reduction” have the meaning set out in the Development Schedule.

“Region” means the Asia Pacific region, which is comprised of the following countries:  Australia, Bangladesh, Bhutan, Brunei, Burma/Myanmar, Cambodia, Fiji, Guam, Hong Kong, India, Indonesia, Japan, Kiribati, Laos, Macao, Malaysia, Maldives, Marshall Islands, Micronesia, Mongolia, Nauru, Nepal, New Zealand, North Korea, Pakistan, Palau, Papua New Guinea, the Philippines, the PRC, Republic of China (Taiwan), Samoa, Singapore, Solomon Islands, South Korea, Sri Lanka, Thailand, Timor-Leste, Tonga, Tuvalu, Vanuatu and Vietnam.

“Replacement Restaurant” has the meaning set out in clause 8(5).

“Required Country” has the meaning set out in clause 18(1).

“Required Currency” has the meaning set out in clause 18(1).

“Reserve Account” has the meaning set out in clause 18(4).

“Restaurant Management” means restaurant managers, assistant managers and shift supervisors in respect of a Burger King Restaurant.

“RMB” means the lawful currency of the PRC.

“Royalty” or “Royalty Fee” means the monthly amounts payable to BKAP by Master Franchisee pursuant to clause 8(6), clause 9(1) and clause 9(5).

“Sales Report” means the monthly overview of sales provided by Franchisees with respect to each of their Franchised Restaurants pursuant to their respective Franchise Agreements.

“Services” means the services to be provided by Master Franchisee to Franchisees in accordance with this Agreement, including the Advertising Services, Marketing Services, Training Services, Monitoring Services and Development Services.

“Site Approval” has the meaning set out in clause 7(3).

“Standards” means the standards, specifications and procedures for Burger King Restaurants issued, directed and amended by BKAP and/or its Affiliates from time to time, in their sole discretion, including those contained from time to time in the Approved Plans and Specifications,  MOD Manual, Image Manual, Signage Manual, Equipment Manual and Brand Standards Guide, Domain Name Registration Guide, General Terms and Conditions of Supply and Distribution and Quality Assurance Standards (and such superseding or additional documents as may be issued by BKAP and/or its Affiliates from time to time).

“Subsidiary” means, with respect to a Person, any corporation, partnership, trust, limited liability company or other business enterprise or organization in which such Person (or another Subsidiary of such Person) holds 100% of stock or other ownership or equity interests.

“Substitute Master Franchisee” has the meaning set out in clause 18(4).

“Suburban Area” means any area that is not a Metropolitan Urban Area within the Territory.

“Term” has the meaning set out in clause 5.

“Termination Period” has the meaning set out in clause 14(3).

“Territory” means the de jure boundaries of the PRC.

“Training Services” means the services and obligations of Master Franchisee described in clause 11.

“Transaction” has the meaning set out in the preamble to this Agreement.

“Transaction Agreements” means this Agreement, the PRC Company Franchise Agreement and the Investment Agreement.

“Triggering Event” has the meaning set out in the Development Schedule.

“Unit Addendum” means Schedule B to the PRC Company Franchise Agreement (Unit License Addendum), which will identify the location of a Direct-Owned Restaurant and any Renewal Unit Addendum (as defined in the PRC Company Franchise Agreement) with respect thereto.

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

“Unregistered Marks” has the meaning set out in clause 27(1)(f), and an “Unregistered Mark” means any of them.

“VAT” means value added value added tax payable under the legislation of the Territory.

“Year” means any calendar year during the Term referred to in clause 5, except for Year 2012, which will commence on the Commencement Date and end on December 31, 2012.

(2)                                 Construction

(a)                                 Capitalized terms used herein, which are not defined in this Agreement but are defined in the PRC Company Franchise Agreement shall have the same meaning as in the PRC Company Franchise Agreement, unless the context otherwise requires.

(b)                                 In this Agreement, unless otherwise specified (i) singular words include the plural and plural words include the singular; (ii) words importing any gender include the other gender; (iii) references to any Law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (iv) references to any agreement or other document, including this Agreement, include all subsequent amendments, modifications or supplements to such agreement or document made in accordance with the terms hereof and thereof; (v) references to clauses, Exhibits and Schedules are to the clauses, Exhibits and Schedules of this Agreement; (vi) numberings and headings of clauses, Exhibits and Schedules are inserted as a matter of convenience and shall not affect the construction of this Agreement; (vii) the term “including” as used herein means “including but not limited to”; and (viii) all Exhibits and Schedules to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Exhibits and Schedules.

(c)                                  References to a Party shall include such Party’s permitted successors and assigns.

(d)                                 Reference to any specific standard, policy, procedure, form, agreement or process of BKAP includes a reference to any policy, procedure, form, agreement or process described by any other name which has been issued by BKAP in substitution thereof or with substantially similar effect.

(e)                                  The headings as to contents of particular clauses are inserted only for convenience and reference and are in no way to be construed as part of this Agreement or as a limitation on the scope of any of the terms or provisions of this Agreement.

(f)                                   A writing includes any mode of representing or reproducing words in tangible and permanently visible forms, and includes a facsimile transmission.

CLAUSE 2

THE MASTER FRANCHISEE

(1)                                 Upon BKAP’s request, Master Franchisee shall, at Master Franchisee’s expense, within ten (10) Business Days following the receipt of the request, furnish BKAP with certified copies of any amendments to, or restatements of, articles of incorporation, bylaws and other governing documents of Master Franchisee.

(2)                                 Master Franchisee, at its expense, shall at all times during the Term maintain a business office and premises within the Territory.  The business office and premises will be located so as to permit Master Franchisee adequately to sell franchises for, supervise and promote Burger King Restaurants within the Territory and to provide the Services to Franchisees in accordance with this Agreement.

(3)                                 Master Franchisee shall secure and maintain in force in all material respects all licenses, permits and certificates relating to the operation of the Direct-Owned Restaurants, pay promptly or ensure payment of all material taxes and assessments when due, and operate or ensure operation of the Direct-Owned Restaurants in compliance with all applicable Laws in all material respects, including those relating to occupational hazards, health, workers’ compensation insurance, unemployment insurance, payment of taxes owed to any Authority, and the Anti-Corruption Laws.  Notwithstanding the foregoing, BKAP and Master Franchisee acknowledge that certain licenses and permits required with respect to the Existing PRC Company Restaurants may be outstanding, and Master Franchisee agrees to secure such licenses and permits within six (6) months of the Commencement Date.  The failure to have secured such licenses and permits by the Commencement Date shall not be deemed an Event of Default hereunder.  Master Franchisee agrees that it shall, upon request by BKAP, register for VAT with the applicable Authority and stay registered for VAT and require that Franchisees register for VAT with the applicable Authority and stay registered for VAT.

(4)                                 Master Franchisee shall notify BKAP in writing as soon as Master Franchisee learns of the commencement of any action, proceeding or suit, or the issuance of any order, writ, injunction, award or decree of any court, agency or other Authority, that might have a material adverse effect on the operation or financial condition of the Burger King System in the Territory.

(5)                                 Under no circumstances will BKAP be liable for any act, omission, debt or other obligation of Master Franchisee, any PRC Company or any Franchisee unless the Transaction Agreements provide otherwise.  Master Franchisee shall comply in all material respects with all applicable Laws governing the offering and sale of franchises in the Territory.

(6)                                 Master Franchisee (a) has conducted such due diligence and investigation as it desires; (b) recognizes that the business venture described in this Agreement involves risks; and (c) acknowledges that the success of such business venture is dependent upon Master Franchisee’s abilities.  BKAP EXPRESSLY DISCLAIMS THE MAKING OF, AND MASTER FRANCHISEE ACKNOWLEDGES THAT IT HAS NOT RECEIVED OR RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE POTENTIAL PERFORMANCE OR VIABILITY OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT.

(7)                                 Master Franchisee acknowledges that it has received the written information in connection with the franchise hereunder (including the information as required under Article 22 of the Commercial Franchise Administration Regulation promulgated by the State Council of China and effective as of May 1, 2007), and a copy of a draft of this Agreement no later than thirty (30) Days prior to the date of this Agreement.

(8)                                 Master Franchisee acknowledges that it has received, read and understands this Agreement and the documents referred to herein and the Exhibits and Schedules to this Agreement.  Master Franchisee also acknowledges that it has had ample time and opportunity to consult with its advisors concerning the potential benefits and risks of entering into this Agreement.

(9)                                 Master Franchisee may not include any of the following words/expressions in its name without the prior written consent of BKAP, which shall not be unreasonably withheld: the words Burger King, the initials BK®, WHOPPER® or anything similar to or resembling the same in appearance, sound, or in any other way.  Notwithstanding the foregoing, BKAP hereby consents to the use by Master Franchisee of the names “BURGER KING (SHANGHAI) RESTAURANT COMPANY LTD.”, “BK (HONG KONG) DEVELOPMENT CO. LTD.”, “BURGER KING HONG KONG LTD.”, BK (BEIJING) RESTAURANT MANAGEMENT CO., LTD., BK FOODS (SHENZHEN) CO., LTD., and 汉堡王 by the JVC and its Subsidiaries.

(10)                          Master Franchisee hereby represents and warrants to BKAP that this Agreement constitutes a valid and binding obligation of Master Franchisee, enforceable against it in accordance with the terms hereof.  No consent, approval, filing or authorization from any Authority is necessary or shall be obtained for the signature and performance by Master Franchisee of this Agreement, except as would not, or would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of it to perform its obligations hereunder.

CLAUSE 3

BKAP

(1)                                 BKAP hereby represents and warrants that:

(a)                                 it has the exclusive right to use the unique Burger King System and the Burger King Marks for the development and operation of quick service restaurants known as Burger King Restaurants and to franchise such rights to Master Franchisee in the Territory; and

(b)                                 this Agreement constitutes a valid and binding obligation of BKAP, enforceable against it in accordance with the terms hereof.  No consent, approval, filing or authorization from any Authority is necessary or shall be obtained for the signature and performance by BKAP of this Agreement, except as would not, or would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of it to perform its obligations hereunder.

CLAUSE 4

GRANT

(1)                                 BKAP hereby grants to Master Franchisee the exclusive right, and Master Franchisee hereby accepts the obligation, pursuant to the terms and conditions of this Agreement to:

(a)                                 Develop, establish and operate Direct-Owned Restaurants in the Territory;

(b)                                 License to Franchisees the right to establish and operate Franchised Restaurants in the Territory; and

(c)                                  Use the Burger King Marks and the Burger King System in its capacity as Master Franchisee in the Territory, in order to engage in the activities described above.

Clauses 4(1)(a), (b) and (c) are collectively referred to as the “Development Rights”.

(2)                                 On the Commencement Date, Master Franchisee will pay BKAP the sum of (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) in consideration of the granting of the Development Rights for the Territory (the “Area Development Fee”).  The Area Development Fee will be (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).  No services are required to be performed by BKAP in connection with the payment of the Area Development Fee.

(3)                                 Master Franchisee’s Development Rights include the right for the PRC Companies to establish and operate individual Direct-Owned Restaurants pursuant to the terms of this Agreement and the PRC Company Franchise Agreement.  To implement these rights, the Parties agree that the PRC Company Franchise Agreement and a Unit Addendum for each Direct-Owned Restaurant shall together grant Master Franchisee (or the applicable PRC Company) the right to operate each Direct-Owned Restaurant, subject to the conditions in the PRC Company Franchise Agreement and in each respective Unit Addendum.  For the avoidance of doubt, any Direct-Owned Restaurant that Master Franchisee shall be entitled to open pursuant to this Agreement may be opened by any of the other PRC Companies.

(4)                                 On the Commencement Date, each PRC Company will enter into a Unit Addendum with respect to each of its Existing PRC Company Restaurants and deliver it to BKAP.  On the Commencement Date, the PRC Companies will pay BKAP a total of (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) in Direct-Owned Restaurant Unit Fees in connection with the issuance of a Unit Addendum for each Existing PRC Company Restaurant.  The Direct-Owned Restaurant Unit Fee for an Existing PRC Company Restaurant will be (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).  No services are required to be performed by BKAP in connection with the payment of Direct-Owned Restaurant Unit Fees.  For the avoidance of doubt, the total amount of the payments made on the Commencement Date by Master Franchisee and the PRC Companies under clause 4(2) and clause 4(4) of this Agreement, respectively, and by Franchisee under clause 2.2 of the PRC Company Franchise Agreement is (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

(5)                                 The applicable PRC Company must enter into a Unit Addendum with respect to each Direct-Owned Restaurant opened hereunder and deliver it to BKAP, together with the applicable Direct-Owned Restaurant Unit Fee, within seven (7) Days prior to the opening of such Direct-Owned Restaurant.  For the avoidance of doubt, the applicable PRC Companies will pay, within the time frame set forth in the previous sentence, Direct-Owned Restaurant Unit Fees of (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) in connection with the first six (6) Direct-Owned Restaurants to be opened after the Commencement Date.

(6)                                 Notwithstanding the Development Rights set forth in clause 4(1), Master Franchisee acknowledges that the Existing Development Agreements contain certain exclusive development rights in favor of Existing Franchisees and that the Development Rights set forth in clause 4(1) are granted to Master Franchisee subject to such prior rights.  For the avoidance of doubt, upon expiration or termination of an Existing Development Agreement, the Development Rights granted pursuant to clause 4(1) shall automatically apply to the exclusive geographic areas set forth in such Existing Development Agreement.

(7)                                 (a)                                 Notwithstanding the Development Rights set forth in clause 4(1) and without affecting the development obligations of Master Franchisee as set forth in Schedule 1, Master Franchisee must obtain BKAP’s prior written approval to develop a Direct-Owned Restaurant, or grant a Franchisee the right to develop a Franchised Restaurant (a “New Restaurant”):  (i) in the same terminal as any Existing Franchised Restaurant situated in any airport location or in the same building as any Existing Franchised Restaurant situated in any train station, or (ii) within 700 meters of any Existing Franchised Restaurant that is situated in a Suburban Area or within 300 meters of any Existing Franchised Restaurant that is situated in a Metropolitan Urban Area (other than airport or train station locations) (the “Radius Restrictions”).

(b)                                 Master Franchisee shall not develop a New Restaurant or grant a Franchisee the right to develop a New Restaurant, within the exclusive geographic areas set forth in the Existing Development Agreements until such time as such agreements expire or are terminated.  Upon termination or expiration of any such Existing Development Agreement, the Radius Restrictions set forth in clause 4(7)(a) above will apply to the development of any New Restaurant within the Radius Restrictions with respect to Existing Franchised Restaurants.

(c)                                  In the event of conflict or confusion as to the exact boundaries of the Territory, the Region or any of the geographic areas described in the Existing Development Agreements, the sole discretion of BKAP will prevail.

(8)                                 Subject to clause 4(6) and clause 4(7), until the Development Rights granted hereunder are terminated for any reason or this Agreement is terminated in its entirety, neither BKAP nor any Affiliate thereof will establish or operate Burger King Restaurants in the Territory, or license to others the right to establish or operate Burger King Restaurants in the Territory.  If the Development Rights are terminated for any reason, or if this Agreement is terminated in its entirety, BKAP and/or its designee may develop, open and operate, and approve third parties to develop, open and operate, Burger King Restaurants in the Territory, subject to clause 2.3 of the PRC Company Franchise Agreement.  Except as set forth in clause 10(7) and clause 10(8), Master Franchisee’s rights and obligations under the PRC Company Franchise Agreement, any Unit Addendum and any Franchise Agreement then in effect shall remain unaffected solely by reason of any such termination; provided that the obligations of Master Franchisee under clauses 9(1), 9(2), 9(3)(e) through 9(3)(k) (inclusive), 9(5), 9(6) and 9(7) shall survive the termination or expiration of this Agreement and remain in effect until the expiration or termination of the last remaining Franchise Agreement.

(9)                                 BKAP (on behalf of itself, its Affiliates and designees) reserves all rights not expressly granted to Master Franchisee under this Agreement, including, without limitation, the right to license others to develop and operate Burger King Restaurants at any location outside the Territory.

(10)                          (a)                                 Subject to the terms and conditions of this Agreement, BKAP hereby grants to Master Franchisee the exclusive right, while the Development Rights are in effect, to develop, operate and maintain Master Franchisee’s Internet Business, using the Burger King Domain Names, including but not limited to any advertising, merchandising of products, and use in print and broadcasting in any other medium in the Territory (provided that Master Franchisee must comply with clauses 11.9 and 11.10 of the PRC Company Franchise Agreement).  The foregoing exclusivity grant shall not apply with respect to BKAP’s global and regional operation and promotion of the Burger King System, including, but not limited to (i) any global and/or regional Internet Sites of BKAP and/or its Affiliates; (ii) any global and/or regional activities of BKAP and/or its Affiliates such as global and/or regional marketing and promotional campaigns, public relations, or other activities of BKAP and/or its Affiliates relating to the Burger King System globally and/or regionally; or (iii) any other global and/or regional Internet-related activity of BKAP and/or its Affiliates, including but not limited to any global and/or regional internet activities of BKAP and/or its Affiliates or global and/or regional internet activities of a third-party authorized by BKAP (collectively, the “Internet Exclusivity Exclusions”).  Notwithstanding the foregoing, BKAP’s Internet activities shall not be directly targeted to the Territory unless and to the extent BKAP needs to do so in connection with its global activities.  Master Franchisee further acknowledges and agrees that in connection with BKAP’s Internet activities, including, but not limited to, the Internet Exclusivity Exclusions set forth specifically above, BKAP may authorize third-party vendors, contractors, suppliers and promotional parties to use elements of the Burger King System, including, but not limited to, the Burger King Marks and Burger King Domain Names and in connection with the global and/or regional activities of BKAP and/or its Affiliates and that such use may include the Territory.  Nothing herein shall prevent BKAP from appropriately responding on the Internet to any consumer, governmental, regulatory and/or other matters relating to the Burger King System in the Territory where BKAP is required to do so by Law and/or to otherwise appropriately manage BKAP’s brand reputation (collectively, the “Brand Protection and Compliance Activities”).  Other than set forth above, without the prior written approval of Master Franchisee, BKAP will not authorize any third-party to conduct an Internet Business or maintain an Internet Site in the Territory while the Development Rights are in effect.

(b)                                 Master Franchisee’s use of the Burger King Domain Names with its Internet Business shall be done in a manner that is consistent with the terms and conditions contained in the PRC Company Franchise Agreement.  Master Franchisee agrees and understands that it shall bear all its own costs associated with its Internet Business, including costs associated with the registration and maintenance of the Burger King Domain Names.

(c)                                  Notwithstanding the provision by BKAP of any Content, Master Franchisee shall be solely responsible for (i) the engineering, production, maintenance and monitoring of all Content which is made available on its Internet Sites or in connection with its Internet Business; (ii) any errors, omissions and/or inaccuracies in the transmission or transcription of the Content (including Content approved for use by BKAP); and (iii) obtaining any necessary licenses for use of any third-party material, including, but not limited to, applicable third-party music rights, copyrights, and trademark rights and securing, at its sole cost and expense, and paying for all performing, duplication and/or recording rights, licenses, if any, necessary for the use of such Content on the Internet.  Master Franchisee shall comply with BKAP’s requirements for marketing Internet Sites as set forth in BKAP’s applicable policies provided to Master Franchisee.  Master Franchisee shall not establish any links from the Burger King Domain Names, Internet Business or conduct cross promotions with any Internet Site which uses or exhibits any gambling, pornographic, obscene or any other offensive Content.

(d)                                 Master Franchisee shall comply at all times with BKAP’s Trademark and Domain Name Registration Policy and shall not apply for and/or register in Master Franchisee’s own name or any third-party’s name any materials relating to the Burger King System, including, but not limited to, any Burger King Marks or Burger King Domain Names.  Master Franchisee shall not contest or dispute that BKAP is, and/or its Affiliates are, as applicable, the rightful owner of the Burger King Domain Names and Burger King Marks, and Master Franchisee shall not claim any title to or right to use the Burger King Marks or Burger King Domain Name(s) or any variation thereof, other than the right to use under the terms of this Agreement and the PRC Company Franchise Agreement.  The Burger King Domain Names, Burger King Marks and Content

provided by BKAP for Master Franchisee’s Internet use shall remain the sole property of BKAP, and Master Franchisee shall have no rights therein and shall take no action inconsistent with such exclusive ownership of BKAP or challenge the validity thereof.

CLAUSE 5

DURATION

The term of this Agreement shall be for a period of twenty (20) years commencing on the Commencement Date, subject to earlier termination in accordance with the terms of this Agreement (as and to the extent terminated, the “Term”).

CLAUSE 6

DEVELOPMENT OBLIGATIONS

(1)                                 Master Franchisee shall develop and open for business (and keep open to the extent required hereby) pursuant to the terms of the PRC Company Franchise Agreement a minimum number of Restaurants within the Territory in strict compliance with the Development Schedule attached as Schedule 1, and such Restaurants may be either Direct-Owned Restaurants or Franchised Restaurants; provided, however, that at all times during the Term the number of Direct-Owned Restaurants must be at least sixty percent (60%) of the total number of Burger King Restaurants open and operating in the Territory.  For the avoidance of doubt, the Existing Franchised Restaurants listed on Exhibit A, the Existing PRC Company Restaurants listed on Exhibit B, the BK Guangzhou Restaurants listed on Exhibit C and any Restaurants purchased or otherwise acquired by Master Franchisee or any of its Affiliates, including the other PRC Companies, on or after the Commencement Date shall not be included for purposes of determining Master Franchisee’s compliance with the Development Schedule, the Exclusivity Milestones, the Annual Opening Targets and/or the Incentive Targets (all as provided for in the Development Schedule).  Notwithstanding the foregoing, the seven (7) Burger King Restaurants currently under construction will count for purposes of determining compliance with the Exclusivity Milestones and/or the Incentive Targets.

(2)                                 BKAP may, in its absolute discretion and without prejudice to BKAP’s other rights and remedies hereunder, terminate the Development Rights for the remainder of the Term or terminate this Agreement in its entirety upon written notice to Master Franchisee if (a) commencing with Year 2014, Master Franchisee fails to achieve any Exclusivity Milestone or Annual Opening Target, as the case may be, set forth in the Development Schedule by the end of the applicable Year, subject to clause 6(5) and the terms set forth in the Development Schedule, including the Development Cure Period, or (b) the Investor and/or Guarantors fail to make any Subsequent Investor Cash Contribution (as defined in the Investment Agreement) when due pursuant to the Investment Agreement.  For the avoidance of doubt, except as set forth in clauses 10(7) and 10(8), Master Franchisee’s rights and obligations under the PRC Company Franchise Agreement, any Unit Addendum, any Existing Franchise Agreement and any New Franchise Agreement then in effect shall remain unaffected solely by reason of any such termination.

(3)                                 Master Franchisee is free to develop Direct-Owned Restaurants at a faster rate than as set out in the Development Schedule.  Any Direct-Owned Restaurants developed faster than as provided for in the Development Schedule shall be included in determining Master Franchisee’s compliance with the Development Schedule and shall carry forward to be used in calculating satisfaction of the next Year’s Annual Opening Target or Exclusivity Milestone, as applicable.

(4)                                 Until the Development Rights are terminated for any reason or this Agreement is terminated in its entirety, Master Franchisee may, without BKAP’s consent, (a) close up to ten (10) Direct-Owned Restaurants during each Year of the Term (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

(5) (i)                   Notwithstanding the foregoing, provided that it has complied with the provisions of clause 6(5)(ii)(a), clause 6(5)(ii)(b) and clause 6(5)(ii)(c), Master Franchisee shall not be deemed to be in breach of the Development Schedule if its failure to perform its obligations as set out in the Development Schedule results from the following events, which must have a continuous impact for a period of three (3) months or more and make it impossible or commercially impracticable to achieve any of the Exclusivity Milestones or Annual Opening Targets by the applicable deadlines set forth in the Development Schedule (“Force Majeure Events”):

(a)                                compliance with any Law, ruling, order, regulation, requirement, instruction of any Authority or governmentally imposed moratorium that prohibits such performance,

(b)                                acts of God, earthquake, blizzard or flood; or

(c)                                 fires, strikes, actions of labor unions, embargoes, technological disaster, war, riot or terrorist acts, release of nuclear radiation or bio-toxic or biochemical agents.

Any delay resulting from any of these Force Majeure Events shall extend performance or excuse performance, in whole or in part, as reasonably determined by BKAP according to the circumstances, but shall not in any event extend performance by more than one Exclusivity Milestone or Annual Opening Target, as applicable.  Notwithstanding the foregoing, no Force Majeure Event will relieve or suspend any payment obligation of Master Franchisee, and currency restrictions, fluctuations or devaluations will not be deemed to be Force Majeure Events.

(ii)                      Upon the occurrence of a Force Majeure Event, Master Franchisee shall comply with the following:

(a)                                it shall promptly notify BKAP in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance;

(b)                                it could not have avoided the effect of the Force Majeure Event by taking precautions which, having regard to all the matters known to it before the Force Majeure Event, it ought reasonably to have taken, but did not; and

(c)                                 it shall use all commercially reasonable efforts to mitigate the effect of the Force Majeure Event to carry out its obligations under the Development Schedule in any way that is reasonably practicable and to resume the performance of its obligations as soon as reasonably possible.

CLAUSE 7

DEVELOPMENT PROCEDURES FOR DIRECT-OWNED RESTAURANTS

(1)                                 This Agreement is not a franchise for the operation of Burger King Restaurants.  The terms and conditions applicable to the PRC Companies for the operation of Direct-Owned Restaurants, including the Existing PRC Company Restaurants, are set forth in the PRC Company Franchise Agreement and the applicable Unit Addendum for each Direct-Owned Restaurant, and the terms and conditions applicable to Franchisees for the operation of Franchised Restaurants are set forth in the Franchise Agreements.

(2)                                 Notwithstanding the foregoing, while the Development Rights are in effect, Master Franchisee shall not be required to obtain any approvals from BKAP to establish Direct-Owned Restaurants in the Territory, or to license to Franchisees the right to establish and operate Franchised Restaurants in the Territory.  Upon termination of the Development Rights, Master Franchisee shall have no further right or entitlement to establish Direct-Owned Restaurants in the Territory, or to license to Franchisees the right to establish and operate new Franchised Restaurants in the Territory, without BKAP’s prior written approval, which BKAP may withhold in its sole discretion.  For the avoidance of doubt, except as set forth in clauses 10(7) and 10(8), Master Franchisee’s rights and obligations under the PRC Company Franchise Agreement, any Unit Addendum, any Existing Franchise Agreement and any New Franchise

Agreement then in effect shall remain unaffected solely by reason of any such termination.

(3)                                 If, after the Development Rights are terminated, Master Franchisee enters into any legally binding commitment with vendors or lessors of a potential site before BKAP has first given its approval to the development of such site (“Site Approval”), then Master Franchisee shall bear the entire risk of loss or damage resulting from a subsequent decision of BKAP not to give Site Approval.

(4)                                 The following requirements relating to site acquisition and construction shall apply while the Development Rights are in effect and thereafter should BKAP grant Site Approval to Master Franchisee for a particular site:

(a)                                 Master Franchisee assumes all cost, liability, expense and responsibility in locating, acquiring and developing the sites and of construction of any Direct-Owned Restaurants to be developed.  If any leasehold interests are acquired by Master Franchisee, each interest should, so far as reasonably practicable, be for a minimum term (including renewal options), which is co-terminous with the term of the Unit Addendum to be granted for that location.

(b)                                 All Direct-Owned Restaurants shall be constructed, equipped and furnished in accordance with plans and specifications in compliance with Approved Plans and Specifications. These plans and specifications shall include the architectural design of the building, style, size and interior décor and colour schemes, internal and external signage as well as the proposed kitchen layout, service format and equipment.  If, and to the extent that, Master Franchisee requires architectural and engineering services, it will contract for those services independently at its own expense.

(5)                               Master Franchisee agrees, for and on behalf of itself and the other PRC Companies, that BKAP is not and shall not be deemed to be making, and no Affiliate of  BKAP or any Person on behalf of BKAP is and shall be deemed to be making, any representation or warranty relating directly or indirectly to the success or viability of, or any other matter relating to, a Direct-Owned Restaurant and any such representation or warranty is hereby expressly excluded, including in the event that BKAP has granted approval of any site or approval of any plans and specifications or of any other matter relating to the development of the Direct-Owned Restaurant.  No reliance shall be placed by Master Franchisee on any warranty, representation or advice that may be given by any Person by or on behalf of BKAP or its Affiliates unless such representation, warranty or advice is expressly given in writing by BKAP.

(6)                                To the extent permitted under applicable Law and to the extent commercially feasible, BKAP shall have the right to require Master Franchisee to use commercially reasonable efforts to have the landlord include any or all of the following provisions of the lease, which will:

(a)                                 Allow Master Franchisee and BKAP the right to elect to assign the leasehold interest and the lease contract to BKAP or an Affiliate or a franchisee of BKAP and/or Master Franchisee, in each case, without landlord consent and any increase in rent; and

(b)                                 In case of lease of the site, require the lessor to provide BKAP with a copy of any notice of deficiency under the lease sent to Master Franchisee, at the same time as such notice is sent to Master Franchisee (as the lessee under the lease), and which grants BKAP the right (but not obligation) to cure any of Master Franchisee’s deficiencies under the lease within fifteen (15) Business Days after the expiration of the period in which Master Franchisee has to cure any such default, should Master Franchisee fail to do so.

Additionally, at BKAP’s request and in such form as BKAP shall reasonably require, Master Franchisee shall provide evidence of its interest in the site, including a copy of any document in or translated into English that evidences such interest.

CLAUSE 8

GRANT OF FRANCHISE FOR DIRECT-OWNED RESTAURANTS

(1)                                 Upon fulfilment of the following conditions precedent in relation to each proposed Direct-Owned Restaurant:

(a)                                 completion of the construction and fitting out of the Direct-Owned Restaurant in accordance with BKAP’s then current Approved Plans and Specifications included in the Standards;

(b)                                 payment to BKAP (or to such party as BKAP may direct) of the Direct-Owned Restaurant Unit Fee required in respect of the Direct-Owned Restaurant to be opened as specified in clause 8(4) below, such payment to be made at least seven (7) Days prior to the Restaurant opening for business;

(c)                                  execution by the applicable PRC Company and delivery to BKAP of at least two (2) counterparts of the Unit Addendum for the Direct-Owned Restaurant;

(d)                                 compliance in all material respects by Master Franchisee and the other PRC Companies with the requirements of this Agreement and the PRC Company Franchise Agreement;

(e)                                  Master Franchisee having provided to BKAP evidence of property control, reasonably satisfactory to BKAP, for the term of the applicable Unit Addendum; and

(f)                                   Master Franchisee and/or the applicable PRC Company having obtained and continuing to hold all material approvals, permits and licenses required by applicable Law to operate the Direct-Owned Restaurant,

BKAP shall grant the applicable PRC Company a license to operate the relevant Direct-Owned Restaurant on the terms set out in the PRC Company Franchise Agreement and Unit Addendum for the relevant Direct-Owned Restaurant.

(2)                                 Until a Unit Addendum has been executed pursuant to clause 8(1) for a particular Direct-Owned Restaurant and the Direct-Owned Restaurant Unit Fee has been paid, the proposed Direct-Owned Restaurant must not open for business.

(3)                                 The term of each Unit Addendum will be up to twenty (20) years from the date of the Unit Addendum, as determined by the Master Franchisee, with options to renew as set forth in the PRC Company Franchise Agreement (subject to compliance with the conditions set forth in clause 8(1) and the PRC Company Franchise Agreement).

(4)                                 During the Term, the Master Franchisee and the other PRC Companies will pay a Direct-Owned Restaurant Unit Fee to BKAP or its designee for the opening of each new Direct-Owned Restaurant (and for the issuance of any Renewal Unit Addendum) in the amount of US$50,000 for a 20-year term (which amount will be prorated if the term of the applicable Unit Addendum is less than 20 years). (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.). The Direct-Owned Restaurant Unit Fee paid in connection with a Direct-Owned Restaurant will be set out in the applicable Unit Addendum and will be due and payable no later than five (5) Business Days of receipt of an invoice from BKAP, but in no event later than seven (7) days prior to the opening date.

(5)                                 While the Development Rights are in effect, a PRC Company will be entitled to receive (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) to be applied to the applicable Direct-Owned Restaurant Unit Fee charged in connection with the next Direct-

Owned Restaurant opened by such PRC Company located in the province, autonomous region or direct-controlled municipality in which the Early Closure Restaurant was located (the “Replacement Restaurant”); provided, however, that if such PRC Company fails to open a Direct-Owned Restaurant located in such province, autonomous region or direct-controlled municipality within a period of eighteen (18) months after the closure of the Early Closure Restaurant, the PRC Company will have no right to receive the (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) and, in the event the PRC Company opens a Direct-Owned Restaurant located in such province, autonomous region or direct-controlled municipality after the expiration of the 18-month period, the PRC Company will pay the full amount of the applicable Direct-Owned Restaurant Unit Fee in connection therewith, subject to clause 8(4).  (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).  For the avoidance of doubt, (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) will not be available to the PRC Companies after the Development Rights have been terminated for any reason or this Agreement has been terminated in its entirety.

(6)                                 (a)                                 The PRC Companies shall pay to BKAP or its designee monthly Royalties equal to the following:

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

(b)                                 The PRC Companies shall pay to BKAP or its designee monthly Royalties for each Existing PRC Company Restaurant as follows: (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

(c)                                  The Royalty to be paid in connection with a Direct-Owned Restaurant shall be set out in the applicable Unit Addendum and shall be due and payable as set forth in the PRC Company Franchise Agreement.  To the extent there is a conflict between this clause 8(6) and the PRC Company Franchise Agreement, together with the applicable Unit Addendum, the PRC Company Franchise Agreement, together with the applicable Unit Addendum, shall govern.

(7)                                 The monthly Advertising Contribution set out in each Unit Addendum shall be five percent (5%) of Gross Sales.  The PRC Companies will contribute the Advertising Contribution on a monthly basis to an Advertising Fund to be managed by Master Franchisee pursuant to clause 10 of this Agreement.

CLAUSE 9

GRANT OF FRANCHISE FOR FRANCHISED RESTAURANTS

Master Franchisee’s Development Rights include the right during the Term to enter into New Franchise Agreements with Franchisees for the operation of Franchised Restaurants in the Territory, subject to the rights of Existing Franchisees under Existing Franchise Agreements and Existing Development Agreements.  Master Franchisee agrees to use commercially reasonable efforts to ensure compliance with the Burger King System in the Territory and provide the Services in the Territory in accordance with this Agreement.

(1)                                 Existing Franchise Agreements.  Existing Franchisees will continue to pay royalties directly to Master Franchisee under the Existing Franchise Agreements, and Master Franchisee shall pay to BKAP or its designee a Royalty in an amount equal to two and one half percent (2.5%) of aggregate monthly Gross Sales (as defined in the Existing Franchise Agreements) at the Existing Franchised Restaurants.  Such monthly Royalty will be due and payable to BKAP or its designee by the 30th day of each month based on aggregate monthly Gross Sales for the previous month, whether or not Master Franchisee actually charges and/or collects any royalty from Existing Franchisees.  Master Franchisee will continue to provide the Services described in clause 10 through and including clause 12 relating to the Existing Franchise Agreements and receive compensation for such services, if any, directly from the Existing Franchisees, as provided in the Existing Franchise Agreements.

(2)                                 New Restaurants and Renewals.  If an Existing Franchisee is entitled to renew an Existing Franchise Agreement in relation to any Existing Franchised Restaurant, or to develop a new Franchised Restaurant pursuant to an Existing Development Agreement which provides for an agreed upon form of franchise agreement to be entered into by the parties, Master Franchisee shall enter into such renewal franchise agreement (which, if required, shall be in the form of the Existing Franchise Agreement) and/or agreed upon form of franchise agreement with the Existing Franchisee, as applicable, it being understood that all of the existing agreements between Master Franchisee and the Existing Franchisees shall be complied with in all respects.  For the avoidance of doubt, the maximum monthly royalty payable by such Existing Franchisee to Master Franchisee shall be the royalty specified in such renewal franchise agreement and/or agreed upon form of franchise agreement or such other amount as agreed between Master Franchisee and the Existing Franchisee.  If (i) the Existing Franchisee is not entitled to renew an Existing Franchise Agreement in relation to any Existing Franchised Restaurant, or (ii) Master Franchisee and an Existing Franchisee without an Existing Development Agreement wish to open a new Franchised Restaurant, the Existing Franchisee and Master Franchisee shall enter into a New Franchise Agreement with respect to the Existing Franchised Restaurant and/or new Franchised Restaurant, as applicable, and the provisions of clause 9(3) through clause 9(9) (inclusive) shall apply.

(3)                                 New Franchise Agreements.  Master Franchisee will utilize guidelines to be agreed upon for approving New Franchisees.  Master Franchisee will conduct a mandatory background check on each New Franchisee and all principals thereof and will not enter into a New Franchise Agreement with such New Franchisee if the results of the background check reveal (i) prior or current criminal activity which would or would reasonably be expected to rise to the level of a felony offense, or (ii) that the New Franchisee or any of the principals thereof has been accused by a competent regulator, voluntarily disclosed or admitted to, or has otherwise been found by a court of competent jurisdiction to have violated, attempted to violate, aided or abetted another party to violate, or conspired to violate, any of the Anti-Corruption Laws.  In addition, Master Franchisee will not enter into a New Franchise Agreement with a Competitor.

(a)                                 Except as set forth in clause 9(2), New Franchisees will enter into a New Franchise Agreement for each Franchised Restaurant opened in the Territory after the Commencement Date.  Under the New Franchise Agreement, Master Franchisee will be entitled to charge fees as determined by Master Franchisee.  BKAP will review the form of New Franchise Agreement to determine that the terms and conditions do not conflict with the provisions of this Agreement.

(b)                                 If any PRC Company desires to sell, transfer or otherwise dispose of a Direct-Owned Restaurant operated by such PRC Company pursuant to a Unit Addendum to a Franchisee, then BKAP and the applicable PRC Company will terminate such Unit Addendum prior to Master Franchisee entering into a New Franchise Agreement with respect to such Direct-Owned Restaurant.  Notwithstanding the foregoing, at all times during the Term, Direct-Owned Restaurants must comprise at least 60% of the total number of Restaurants in the Territory.

(c)                                  The term of each New Franchise Agreement will be no greater than twenty (20) years from the date on which such New Franchise Agreement is signed, as determined by Master Franchisee, in its sole discretion, with an option to renew for ten (10) years on the condition that Master Franchisee shall consult with BKAP before such renewal.

(d)                                 Master Franchisee will provide to BKAP one (1) copy of each New Franchise Agreement within ten (10) Days after it has been fully executed, together with a signed acknowledgment from each Franchisee certifying that all applicable franchise disclosures, if any were required, were made by Master Franchisee to each Franchisee on a timely basis and in accordance with applicable Laws.

(e)                                  Master Franchisee will not amend a Franchise Agreement in any material respect, nor waive a Franchisee’s obligation to comply with a material condition under a Franchise Agreement, without BKAP’s prior written consent.  Master Franchisee will provide to BKAP in advance a copy of any such amendment or statement describing a waiver to be granted.  In addition, at

BKAP’s request, Master Franchisee will provide to BKAP a signed copy of each such amendment within ten (10) Days after such amendment is signed.  Without limiting the generality of the foregoing, Master Franchisee will not amend a Franchise Agreement to delete BKAP and its Affiliates as “FRANCHISOR INDEMNIFIED PARTIES” thereunder.

(f)                                   Master Franchisee will fulfill all of the duties of the “Franchisor” under each New Franchise Agreement executed pursuant to this Agreement and will use its reasonable efforts to maintain substantial compliance by each Franchisee under, and enforce, each New Franchise Agreement.  However, Master Franchisee will not without BKAP’s prior written consent:

(i)                                     Approve any changes to the Approved Plans and Specifications;

(ii)                                  Authorize any alteration, addition or improvement to the interior or exterior of a Franchised Restaurants not in compliance with the Standards;

(iii)                               Make any material changes to the form of the New Franchise Agreement;

(iv)                              Approve the use of any products, fixtures, furnishings, signs, equipment, interior or exterior design, or methods of operation not specified in the MOD Manual or otherwise approved in writing by BKAP;

(v)                                 Approve or disapprove suppliers to the Franchised Restaurant;

(vi)                              Approve the sale in a Franchised Restaurant of any product that has not previously been approved in writing by BKAP or that has been disapproved by BKAP for sale in the Franchised Restaurant; or

(vii)                           Except as otherwise permitted or authorized by BKAP in writing, knowingly permit any material deviation by a Franchisee from the Standards.

(g)                                  Master Franchisee shall provide BKAP with Polling Information as provided to Master Franchisee by the Franchisees pursuant to their respective Franchise Agreements.

(h)                                 Master Franchisee’s failure to perform in a diligent and timely manner any material obligation owed to any Franchisee will constitute a breach of this Agreement, such breach to be cured within sixty (60) Days after written notification from BKAP to Master Franchisee.  Failure to cure following notification will constitute a material breach of this Agreement, and BKAP may, after giving reasonable consideration to the nature of the relevant default, immediately either terminate the Development Rights or terminate this Agreement in its entirety.

(i)                                     If Master Franchisee fails to carry out its material obligations under a Franchise Agreement within the time provided in the Franchise Agreement and in a manner consistent with the terms of the Franchise Agreement, BKAP may, with the written approval of Master Franchisee (which shall not be unreasonably withheld) itself take such steps necessary to enforce the terms and conditions of the Franchise Agreement.  Master Franchisee will cooperate with BKAP to give effect to this sub-clause, including by providing and executing such documents deemed necessary by BKAP.

(j)                                    Each Franchised Restaurant shall be operated according to the Franchise Agreement and the Standards.  Master Franchisee shall immediately report to BKAP any termination or renewal of, or refusal to renew, any Franchise Agreement executed pursuant to this Agreement, including any notice of intent to renew by any Franchisee, and all information BKAP may reasonably request concerning any termination, renewal or refusal to renew.

(k)                                 If a Franchisee fails to operate any Franchised Restaurant in compliance with the terms of the Franchise Agreement, BKAP may direct, as it deems best, Master Franchisee to terminate the

Franchise Agreement for that Franchised Restaurant and/or require the closure of the Franchised Restaurant.

(4)                                 Franchised Restaurant Unit Fees.  For each new Franchised Restaurant opened (and upon the renewal of any Franchise Agreement, including an Existing Franchise Agreement) in the Territory after the Commencement Date, Master Franchisee shall pay BKAP or its designee a Franchised Restaurant Unit Fee of US$50,000 for a twenty (20) year term (which fee shall be prorated if the term of the Franchise Agreement is less than 20 years), subject to (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.), whether or not Master Franchisee charges and/or collects a fee for such Franchised Restaurants.  Such payment shall be made by Master Franchisee to BKAP or its designee within ten (10) Days after the earlier to occur of (i) the opening of the Franchised Restaurant and (ii) the Franchisee’s execution of a Franchise Agreement for a Franchised Restaurant.  Master Franchisee may not charge a Franchised Restaurant Unit Fee in an amount in excess of the amounts set forth above, it being understood that BKAP will receive the entire amount of the Franchised Restaurant Unit Fee.

(5)                                 Royalty Fees.  For each new Franchised Restaurant opened (including any new Franchised Restaurant opened by an Existing Franchisee), and upon the renewal of any Franchise Agreement (including the renewal of any Existing Franchise Agreement), Master Franchisee shall pay BKAP or its designee the monthly Royalty set forth below:

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

Such monthly Royalty shall be due and payable to BKAP or its designee by the 20th day of each month based on Gross Sales (as defined in the relevant Franchise Agreement) for the previous month, whether or not Master Franchisee actually charges and/or collects any royalty from Franchisees.

(6)                                 Direct Debit Method of Payment.  BKAP may, at its option, require payment of the Royalty and/or Franchised Restaurant Unit Fee and any other amount payable under this Agreement by making direct monthly withdrawals in the form of an electronic, wire, automated transfer or other similar electronic funds transfer in the appropriate amount(s) from Master Franchisee’s bank or other financial institution account.  If BKAP exercises this option, Master Franchisee will: (a) execute and deliver to its financial institution and to BKAP those documents necessary to authorize such withdrawals and to make payment or deposit as directed by BKAP; (b) not thereafter terminate such authorization so long as this Agreement is in effect without the prior written approval of BKAP; (c) not close such account without prior notice to BKAP and the establishment of a substitute account permitting such withdrawals; and (d) take all reasonable and necessary steps to establish an account at a financial institution which has a direct electronic funds transfer or other withdrawal program if such a program is not available at Master Franchisee’s financial institution.

(7)                                 Advertising.  Master Franchisee shall require each Franchisee to contribute not less than five percent (5%) of monthly Gross Sales at each Franchised Restaurant, beginning the first month after such Franchised Restaurant has commenced operations, to an Advertising Fund to be managed by Master Franchisee pursuant to clause 10 of this Agreement.

(8)                                 Marketing Plan.  Master Franchisee will develop a marketing plan to attract qualified Franchisee candidates within the Territory.  Master Franchisee will consult with BKAP about the plan and provide a copy of the plan to BKAP.

(9)                                 Development Services.  Master Franchisee will provide the following development services (the “Development Services”) to the Franchisees:

(a)                                 Administer BKAP’s development processes and procedures as described in Exhibit H attached hereto and by this reference incorporated herein (the “Development Procedures”);

(b)                                 Provide the Approved Plans and Specifications for all types of Restaurants;

(c)                                  Provide architect advice and consultation as necessary on plan revisions, layout and signs;

(d)                                 Provide assistance, advice and consultation on zoning and other matters conducive to the development of a Restaurant for the approved location; provided, however, that none of these responsibilities should be construed to suggest that it is Master Franchisee’s responsibility to perform the tasks of, or undertake tasks normally undertaken by, any kind of engineer, architect, surveyor or other professional Person or to otherwise provide any engineering, architectural, quantity surveying or other professional services;

(e)                                  Subject to the Radius Restrictions, analyze site approval applications prepared by Franchisees, administer BKAP’s site selection policies in relation to proposed sites of Franchisees and grant Site Approval for a proposed location of a Burger King Restaurant; provided, however, that if (i) this Agreement is terminated for any reason, or (ii) the Development Rights are terminated, then, at BKAP’s option and upon notice to Master Franchisee, BKAP may terminate Master Franchisee’s right to grant Site Approval pursuant hereto;

(f)                                   Conduct all necessary site-related studies (or procure that Franchisees conduct such studies), as may be called for by the Burger King System or are otherwise appropriate, such as demographics and traffic studies;

(g)                                  Inspect such site during construction and provide advice to Franchisees as necessary in relation to the franchise requirements; and

(h)                                 Check that each Restaurant has been constructed in accordance with the Approved Plans and Specifications.

(10)                          Approval of Suppliers.

(a)                                 If Master Franchisee proposes that BKAP approve a new supplier of Approved Products (as defined in the PRC Company Franchise Agreement), Master Franchisee will identify the proposed suppliers and provide BKAP with the written report of an independent audit company approved by BKAP, which audit shall follow the standards prescribed by BKAP, confirming that with respect to each such supplier, the supplier’s products and the facilities where such products will be manufactured comply with the BKAP-approved Product Specifications and the BKAP QA Program.  As between BKAP and Master Franchisee, Master Franchisee will be responsible for the fees of the independent audit company.  As an alternative, BKAP may perform the audit itself, in which case Master Franchisee will be responsible for BKAP’s reasonable out-of-pocket expenses.  Master Franchisee will submit this information to BKAP, together with the notice in the form attached as Exhibit I hereto (the “Product Approval Notice”), and provide any additional information reasonably requested by BKAP.  For purposes of this Agreement, the Approval Notice, audit report, BKAP Master GTCs executed by the proposed supplier, together with all other information reasonably requested by BKAP, are collectively referred to as the “Product Supplier Documents”.

(b)                                 BKAP will promptly review the approval request for the proposed supplier and notify Master Franchisee of its decision as soon as possible, and, in any event, within sixty (60) Days following the receipt by BKAP of the Product Approval Notice, together with the Product Supplier Documents.  Notwithstanding the foregoing, if BKAP has not notified Master Franchisee of its decision within such sixty (60) Day period, the proposed supplier shall be deemed approved.  For the avoidance of doubt, the rights granted to Master Franchisee pursuant to this clause 9(10) shall terminate in the event that the Development Rights are terminated for any reason.

(11)                          Prices.  To the extent permitted under applicable Law, and provided that the Development Rights are in effect, Master Franchisee shall have the right to determine and adjust at its sole discretion the prices of all products and services offered in any of the Restaurants in the Territory (excluding Existing Franchised Restaurants).  In addition, if the Development Rights are terminated, Master Franchisee will participate in national promotions sponsored by BKAP in the Territory at the recommended price point.

(12)                          Survival.  The obligations of Master Franchisee under clauses 9(1), 9(2), 9(3)(e) through 9(3)(k) (inclusive), 9(5), 9(6) and 9(7) shall survive the termination or expiration of this Agreement and remain in effect until the expiration or termination of the last remaining Franchise Agreement.  For the avoidance of doubt, except as set forth in clauses 10(7) and 10(8), Master Franchisee’s rights and obligations under the PRC Company Franchise Agreement, any Unit Addendum, any Existing Franchise Agreement and any New Franchise Agreement then in effect shall remain unaffected solely by reason of any such termination.

CLAUSE 10

MARKETING AND ADVERTISING SERVICES

(1)                                 Advertising Fund.  Pursuant to their respective Franchise Agreements, each  Franchisee in the Territory must pay a monthly advertising contribution (the “Advertising Contributions”) into an account designated by Master Franchisee (the “Ad Fund Account”), to be maintained by Master Franchisee.  The Advertising Fund is made up of the Advertising Contributions deposited by Franchisees pursuant to their respective Franchise Agreements and Advertising Contributions due from the PRC Companies (and their Affiliates, if applicable) pursuant to the PRC Company Franchise Agreement, plus any interest earned on such amounts.  Master Franchisee will at all times keep the Ad Fund Account separate and not commingle the Ad Fund Account with any other bank accounts.  Master Franchisee acknowledges that BKAP has no obligation to contribute to the Advertising Fund or to make any payment if there are insufficient funds in the Ad Fund Account to satisfy Advertising Fund expenditures, and Master Franchisee will be responsible for managing the Advertising Fund to ensure that it is able to discharge all of its liabilities, obligations and commitments.

(2)                                 Management of Advertising Fund; Withdrawals from Ad Fund Account.  Master Franchisee agrees to manage the Advertising Fund on the following terms and conditions:

(a)                                 Master Franchisee may withdraw sums from the Ad Fund Account only in connection with Marketing Services and for payment or reimbursement of Qualified Expenditures pursuant to clause 8.2 of the PRC Company Franchise Agreement and the Franchise Agreements;

(b)                                 Franchisees shall never be required to contribute more than the advertising contribution as set forth in each Franchise Agreement;

(c)                                  All Administrative Expenses shall be paid from the Advertising Fund; provided, however, that Administrative Expenses shall not exceed 15% of the Ad Fund Account in any Year; and

(d)                                 Master Franchisee shall comply in all respects with the Global Marketing Policy.

(3)                                 Invoices; Taxes.  On a monthly basis, Master Franchisee will calculate the Advertising Contributions for all of the Franchised Restaurants owned by a Franchisee based on the Sales Report provided by the Franchisee.  Master Franchisee will invoice the Franchisee for Advertising Contributions, together with any taxes (including applicable VAT) which Master Franchisee is required by applicable Law to collect and remit to the taxing authorities in the Territory.  Master Franchisee agrees to indemnify BKAP for any claims or liabilities, including penalties and interest, resulting from Master Franchisee’s failure to properly remit any such tax payment collected from Franchisees.

(4)                                 Marketing Calendar.  Master Franchisee will establish the Marketing Calendar prior to the beginning of each Year and submit a copy to BKAP for informational purposes.  If Master Franchisee makes any material changes to the Marketing Calendar, it will promptly provide a copy of the revised Marketing Calendar to BKAP.

(5)                                 Provision of Marketing Services and Advertising Services.  Master Franchisee must provide Marketing Services and Advertising Services to Franchisees as follows:

(a)                                 Marketing Services.  Except as otherwise provided herein, Master Franchisee shall provide the following marketing services in respect of Franchised Restaurants (collectively, the “Marketing Services”): (i) advertising, sales promotion, media buying, design, development, and public relations for the benefit of the Franchisees and the Restaurants located in the Territory; (ii) administering the Advertising Fund; and (iii) any other related services required to be performed by Master Franchisee pursuant to Franchise Agreements with the Franchisees.

(b)                                 Advertising Services.  Master Franchisee shall provide the following services in connection with the administration of the Advertising Fund (collectively, the “Advertising Services”):

(i)                                    Seek to spend the Advertising Fund on a fair and reasonable basis for suitable advertising, sales promotions and public relations in the market area in which a particular contributing Restaurant is located and on a regional, state or national basis;

(ii)                                 Seek to allocate expenditures on a fair and reasonable basis for advertising of the Direct-Owned Restaurants and advertising of Franchised Restaurants;

(iii)                              Comply with and perform all obligations of applicable Laws in the Territory which relate to a marketing or other cooperative fund;

(iv)                             Comply with the Advertising Fund financial reporting requirements set forth in the Global Marketing Policy;

(v)                                Seek to ensure that Franchisees which are permitted to spend a portion of their monthly Advertising Contributions on local advertising and other activities comply with the requirements of their respective Franchise Agreements;

(vi)                             Keep track of the Advertising Fund’s receipts and expenses as required by any applicable Laws;

(vii)                          Keep records of and in relation to the Advertising Fund expenses during each Year, including details of the percentage spent on production, advertising, administration and other stated expenses;

(viii)                       Prepare and deliver to BKAP an annual financial statement of the Advertising Fund expenses for each Year and all other financial information required under the Global Marketing Policy or as otherwise reasonably requested by BKAP;

(ix)                             Provide to Franchisees such statements and information in relation to the Advertising Fund, which Master Franchisee is obligated to provide under any Franchise Agreement;

(x)                                Consider any submissions by Franchisees on planning of advertising, sales promotions and public relations;

(xi)                             Comply with any reasonable directions of BKAP in relation to the financial administration of the Advertising Fund;

(xii)                          Use its commercially reasonable efforts to cause Franchisees to deposit their

Advertising Contributions into the Advertising Fund;

(xiii)                       Use its commercially reasonable efforts to ensure that no marketing, promotion or advertising material is objectionable, obscene or offensive;

(xiv)                      Provide Franchisees with reasonable assistance in the development of local marketing calendars and budget planning process;

(xv)                         Seek to identify, develop and implement new product and/or promotional opportunities that will build the brand while increasing sales and traffic;

(xvi)                      Track and report country pre/post promotion analysis; and

(xvii)                   Assist in the identification and execution of local sales building and public relations opportunities.

(6)                                Advertising Standards.

(a)                                 Master Franchisee must comply with all applicable Laws and industry codes of practice in relation to advertising, marketing, sales promotion and public relations in all material respects and to the advertising, marketing, sales promotion and public relations standards of BKAP described herein in all material respects.

(b)                                 Master Franchisee must request BKAP’s prior approval of all Burger King Advertising Materials and Burger King Packaging Materials which contain one or more of the Burger King Marks and/or Burger King Domain Names.  Requests for the approval of Burger King Advertising Materials and Burger King Packaging Materials shall be simultaneously sent to the Marketing Director and Legal Director designated by BKAP, for approval on behalf of BKAP in accordance with the procedures set forth in clause 10(6)(c).  Approval of the materials shall be evidenced by the signature of a representative of each respective functional director designated by BKAP.  BKAP’s review and approval of any materials prepared under this Agreement shall not constitute a waiver by BKAP of the Master Franchisee’s other obligations hereunder.

(c)                                  Notwithstanding anything herein to the contrary, Master Franchisee must submit a request in writing for approval of BKAP for all public relations material (for example, press releases or information statements) relating to any aspect of the Burger King System, ingredients in menu items, public health issues, nutritional issues, or any other matter which may reasonably be expected to have an adverse impact on the public perception of the brand or reputation of BKAP before using any such material, and BKAP shall use commercially reasonable efforts to respond to such request for approval within two (2) Business Days.

(d)                                 Without limiting clause 10(6)(a) and BKAP’s rights under clause 10(6)(b), Master Franchisee must comply with the review mechanism for adherence to BKAP’s advertising, marketing and sales promotion standards set forth below:

(i)                                     As soon as practicable, after first use of any advertising or sales promotional material in respect of the Restaurants or the Burger King System or which includes one or more of the Burger King Marks or Burger King Domain Names, Master Franchisee must provide to BKAP a copy of all such material (except as previously provided pursuant to clause 10(6)(b)), and:

(A)                               in the case of television or radio material, a recording of the relevant material together with a transcript of its content; and

(B)                               in the case of material made available on the Internet, a print out of all material made available in this manner.

(ii)                                  BKAP shall have five (5) Business Days in which to approve or disapprove the Burger King Advertising Materials and Burger King Packaging Materials.  If BKAP withholds approval of the Burger King Advertising Materials or Burger King Packaging Materials, Master Franchisee must promptly arrange for the removal and discontinuation of the use of any advertising, marketing, sales promotional or public relations material where BKAP has given notice to Master Franchisee that such material does not comply with its Standards.

(iii)                               Master Franchisee shall adhere at all times to BKAP’s generally applicable policies and procedures relating to advertising, marketing and/or promotional matters, as may be modified by BKAP from time to time and communicated to Master Franchisee. Master Franchisee shall use reasonable efforts to ensure that each approved Marketing Agency does not commence work unless and until the Marketing Agency has signed BKAP’s Terms & Conditions of Supply of Marketing Services attached as Exhibit J to this Agreement.

(7)                                 Termination of Rights.  If Master Franchisee commits a material breach of its material obligations in relation to the Advertising Fund or the provision of Marketing and/or Advertising Services (an “Ad Fund Breach”), and such breach is not cured within sixty (60) Days after BKAP’s written notice, BKAP shall be entitled to terminate Master Franchisee’s right to manage the Advertising Fund and provide the Marketing Services and Advertising Services and, in such event, the provisions of clause 10(8) shall apply.  The Parties agree that the remedy set forth in this clause 10(7) shall be BKAP’s exclusive remedy for an Ad Fund Breach unless the Ad Fund Breach relates to (i) the failure of Master Franchisee to contribute the Advertising Contributions to the Ad Fund Account, (ii) the failure of Master Franchisee to maintain the Ad Fund in a separate account, or (iii) misappropriation of the Advertising Contributions and/or Ad Fund Account.  In such event, the provisions of clause 14(1)(f) shall apply.

(8)                                 Administration of Ad Fund Upon Certain Events.  Following the termination of rights pursuant to clause 10(7), the termination or expiration of this Agreement or the termination of the Development Rights, Master Franchisee shall, at BKAP’s request, immediately irrevocably designate BKAP or its designee to administer the Advertising Fund and to provide the Marketing Services and Advertising Services for Master Franchisee and the Franchisees, in place of Master Franchisee, with all of the rights and privileges of Master Franchisee under the PRC Company Franchise Agreement and the Franchise Agreements. In such event, (a) at BKAP’s option and as directed by BKAP (i) Master Franchisee shall notify Franchisees in writing of BKAP’s assumption of responsibility for the administration of the Advertising Fund and direct Franchisees to pay their Advertising Contributions to BKAP or its designee with respect to all periods thereafter, or (ii) Master Franchisee shall pay to BKAP or its designee the Advertising Contributions made by Franchisees under their respective Franchise Agreements; (b) the PRC Companies shall pay their Advertising Contributions to BKAP or its designee pursuant to the PRC Company Franchise Agreement, and (c) Master Franchisee shall immediately cease to withdraw funds from the Ad Fund Account, notwithstanding any provision to the contrary set forth in any Franchise Agreements, it being the intention of the Parties that the administration of the Advertising Fund shall revert to BKAP or its designee, as the case may be.  Master Franchisee hereby provides an irrevocable power of attorney to BKAP to grant BKAP or its designee access to the Ad Fund Account under the circumstances set forth in the previous sentence, and BKAP shall as far as practicable take over and assume all future rights, obligations and liabilities under any agreement or contract entered into by Master Franchisee for marketing and advertising consistent with approvals given by BKAP up to a level of commitment consistent with the annual Marketing Calendar.  In such event, Master Franchisee shall, upon demand, assign to BKAP or its designee all right, title and interest of Master Franchisee in any agreement or contract entered into by Master Franchisee for marketing or advertising for the benefit of Franchisees in the Territory except that any non-transferable contract or commitment will be carried to completion by Master Franchisee and paid for by BKAP.  This clause 10(8) shall survive the termination or expiration of this Agreement.

CLAUSE 11

TRAINING AND OTHER SERVICES

(1)                                 During the Term, Master Franchisee shall provide the following training services and courses (the “Training Services”) in respect of Franchisees:

(a)                                 Training and assistance to New Franchisees and crew to be employed by New Franchisees;

(b)                                 Ongoing training for Franchisees, including Directors of Operations and other senior management, Restaurant Management and crew;

(c)                                  Training to conduct the Burger King Curriculum for Franchisees, Restaurant Management and crew in accordance with the Standards;

(d)                                 Training and monitoring of trainers engaged by Franchisees who own multiple Franchised Restaurants;

(e)                                  Seek to ensure that any training restaurants comply with the Standards; and

(f)                                   Follow up on the training recommendations made by BKAP on the training needs of Franchisees’ employees and/or management.

Master Franchisee must use reasonable efforts to ensure that the Training Services referred to in this clause 11 are provided in strict compliance with the Burger King Curriculum.  BKAP will provide Master Franchisee with the Burger King Curriculum and other training aids to assist Master Franchisee in carrying out the Training Services referred to in this clause 11. BKAP will provide Master Franchisee with any translations into Chinese that BKAP has prepared with respect to the Burger King Curriculum and other training aids, and hereby authorizes Master Franchisee to translate the Burger King Curriculum into Chinese at its sole cost and expense for the use of the PRC Companies and Franchisees in the Territory; provided, however, that Master Franchisee shall not use such translation without first obtaining BKAP’s prior written consent.  Any copyright or other proprietary rights in and to the translated version of the Burger King Curriculum and other training aids shall be the exclusive property of BKAP. BKAP authorizes Master Franchisee to reproduce the training manuals and other training aids for the purposes of carrying out its obligations under this clause 11.

(2)                                 Master Franchisee must provide Pre-opening Services and Opening Supervision Services as required under the Franchise Agreement in respect of all Franchisees.  “Pre-opening Services” and “Opening Supervision Services” consist of such pre-opening and opening supervision and assistance required by the Standards, including the standards, requirements and procedures from time to time in the BKAP “Restaurant Opening Guide” applicable to the Region, as modified by BKAP from time to time.

CLAUSE 12

MONITORING SERVICES

Master Franchisee shall provide the Franchisees with the following day-to-day monitoring services (collectively, the “Monitoring Services”):

(a)                                 Administer the process required by BKAP to evaluate compliance by Franchisees with the Standards from time to time;

(b)                                 Conduct visits on semi-annual basis of each Restaurant operated by Franchisees and perform a semi-annual review of the operational and financial performance of such Restaurant;

(c)                                  Provide ongoing advice about Restaurant operations, accounting cost control and inventory control systems;

(d)                                 Communicate new developments, techniques and improvements of BKAP in food preparation, equipment, products, packaging and restaurant management;

(e)                                  Monitor sales performance and evaluate success of sales building activities;

(f)                                   Develop monthly forecasts for sales and ticket count for each market within the Territory;

(g)                                  Ensure customer complaints are dealt with appropriately;

(h)                                 Develop yearly business plans with Franchisees and formally review such plans on a quarterly basis;

(i)                                     Integrate plans proposed by Franchisees into overall plan for the market, with a focus on sales and financial performance;

(j)                                    Identify opportunities and priorities to ensure proper allocation of existing resources to achieve goals;

(k)                                 Provide general consulting advice in order to maintain safe, clean, and high quality Restaurant operations in the Territory;

(l)                                     Provide consulting services regarding payroll processing, information technology support and business advice in finance, accounting and treasuries activities;

(m)                             Provide advice regard market planning and targeting; and

(n)                                 Evaluate local suppliers to improve terms of supply, better quality and lower prices.

CLAUSE 13

SERVICES BY BKAP

(1)                                 BKAP shall make the following available for use by Master Franchisee:

(a)                                 the benefit of such new products and cooking techniques as BKAP may approve from time to time;

(b)                                 the benefit of BKAP’s marketing ideas and concepts developed by or for BKAP for use by the Burger King System, provided that all of BKAP’s obligation to make these elements available shall be limited to the extent that BKAP, in its sole discretion, deems them appropriate for use in the Territory, and, where intellectual property rights of third parties are involved, to the extent that such third parties have consented to the use of such rights in the Territory;

(c)                                  advice regarding the choice of Marketing Agency;

(d)                                 the provision of supply quality assurance standards to evaluate and approve the suppliers and distributors proposed by Master Franchisee in the Territory;

(e)                                  collaboration and advice in the preparation of an annual Marketing Calendar; and

(f)                                   advice regarding the parameters within which the Master Franchisee may from time to time authorize marketing and promotional concepts and materials.

(g)                                  Technical support and advice to enable local suppliers to become Approved Suppliers; and

(h)                                 Access to supply agreements and prices available to other BKAP Affiliates and Subsidiaries subject to the confidentiality obligations of Master Franchisee.

(2)                                 BKAP agrees to provide the Master Franchisee with training services in the Territory in connection with the full Burger King Curriculum to Master Franchisee’s relevant employees, at Master Franchisee’s expense.  This training shall be in the form that BKAP, in its reasonable discretion, deems to be most appropriate in the circumstances to enable Master Franchisee to comply with the Standards and may be accomplished through, among other means, visits made by operations consultants, through printed and filmed reports, seminars and/or newsletter mailings or through electronic communications, including e-mail.

(3)                                 BKAP shall make available all of the foregoing to Master Franchisee which shall in turn have sole responsibility for passing on to all Franchisees in the Territory the benefit of the information and guidance provided by BKAP.

CLAUSE 14

DEFAULT AND TERMINATION

(1)                                 Without derogation from any other rights of BKAP under this Agreement or at Law, upon the occurrence of any of the following events (“Events of Default”), Master Franchisee shall be in default of this Agreement and BKAP may, at its election, terminate this Agreement in its entirety or terminate the Development Rights with immediate effect (but with due regard for the cure periods set forth below) by written notice to Master Franchisee:

(a)                                 if Master Franchisee (or any of its Affiliates, including the other PRC Companies) fails to pay to BKAP (or its designee) when due any amounts payable under this Agreement in excess of US$25,000, and does not cure such failure within thirty (30) Days of written notice from BKAP;

(b)                                 if Master Franchisee assigns, transfers, charges, encumbers, sublicenses or otherwise disposes of this Agreement or the Development Rights granted to Master Franchisee hereunder in violation of clause 17, or if Master Franchisee duplicates the Burger King System or violates the confidentiality provisions set forth in clause 11.3 of the PRC Company Franchise Agreement or if Master Franchisee acquires an interest in a Competitor in violation of clause 29.  If any of these Events of Default occurs, Master Franchisee shall have no opportunity to cure, and BKAP shall have the right to terminate the Development Rights or this Agreement in its entirety, at its election, effective immediately upon notice to Master Franchisee;

(c)                                  if Master Franchisee, any other PRC Company or any Affiliate thereof fails (i) to pay to BKAP (or its designee) when due any amounts payable under the PRC Company Franchise Agreement, any Unit Addendum and/or any other franchise agreement issued to an Affiliate of Master Franchisee and does not cure such failure within sixty (60) Days from written notice by BKAP, or (ii) to otherwise comply in any material respect with the other terms of the PRC Company Franchise Agreement (which failure to comply is not cured within the applicable cure period set forth in the PRC Company Franchise Agreement);

(d)                                 if Master Franchisee or any other PRC Company seeks any type of relief under the provisions of a bankruptcy or insolvency law; or if there is a similar arrangement among Master Franchisee’s and/or any other PRC Company’s creditors; or any Person files a petition or application seeking to have Master Franchisee and/or any other PRC Company adjudicated bankrupt and the action is not dismissed within ninety (90) Days after it is filed; or Master Franchisee and/or any other PRC Company admits in writing or upon sworn oath the inability to pay any debts as they fall due; or a receiver or other administrator (permanent or temporary) is appointed over a substantial part of the assets of Master Franchisee and/or any other PRC Company; or any administrator or liquidator is appointed over Master Franchisee by any competent bankruptcy court or under any other law including under an order for a suspension of proceedings or Master Franchisee and/or any other PRC Company takes any action to liquidate or wind up;

(e)                                  if Master Franchisee (directly or through a PRC Company or any other Affiliate) challenges the validity of any of the Burger King Marks, Burger King Domain Names or copyright or other intellectual property rights of BKAP or any BKAP Affiliate; or

(f)                                   if Master Franchisee fails to comply in any material respect with any of the other terms, provisions or conditions of this Agreement and fails to rectify the same within sixty (60) Days of a written notice requiring it to do so, subject to clause 10(7).

(2)                                 Upon the occurrence of any of the events set out below in this clause 14(2), Master Franchisee may by giving written notice to BKAP by registered letter, return receipt required, terminate this Agreement in its entirety before the expiry of the Term:

(a)                                if BKAP assigns, transfers, charges, encumbers, sublicenses or otherwise disposes of this Agreement in violation of clause 17;

(b)                                if a court or tribunal of competent jurisdiction issues a final and non-appealable judgment determining that either of the Burger King Core Trademarks materially infringes the Intellectual Property Rights of any third party in the Territory and BKAP is unable to procure for Master Franchisee the continued right to use the relevant Burger King Core Trademark or a valid substitute thereof in the Territory on substantially the same terms and for the purposes envisaged in this Agreement;

(c)           if BKAP terminates the PRC Company Franchise Agreement in its entirety; or

(d)                                 if any circumstance, event or fact leads to (i) a material deterioration in the reputation of the Burger King brand (other than a deterioration which arises from any act or omission by Master Franchisee or any of its Affiliates); and (ii) as a result thereof, the ultimate parent of BKAP (the “Parent”) seeks any type of relief under the provisions of a bankruptcy or insolvency law; or if there is an arrangement among the Parent’s creditors; or any Person files a petition or application seeking to have the Parent adjudicated bankrupt and the action is not dismissed within sixty (60) Days after it is filed; or the Parent admits in writing or upon sworn oath the inability to pay any debts as they fall due; or a receiver or other administrator (permanent or temporary) is appointed over all or any of the assets of the Parent; or any administrator or liquidator is appointed over the Parent by any competent bankruptcy court or under any other law including under an order for a suspension of proceedings or the Parent takes any action to liquidate or wind up.

(3)                                 Master Franchisee, may, pursuant to Article 12 of the Commercial Franchise Administration Regulation promulgated by the State Council of China and effective as of May 1, 2007, terminate this Agreement within SEVEN (7) DAYS after the signing date of this Agreement (“Termination Period”).  Master Franchisee further acknowledges that the foregoing seven-day Termination Period has been agreed to by BKAP and Master Franchisee based on their negotiations and reflects a truthful allocation of risks and liabilities after taking into account all  of the relevant factors in entering into this Agreement.  In the event that Master Franchisee elects to terminate this Agreement pursuant to this clause 14(3):

(a)                                 Master Franchisee shall, within the foregoing Termination Period, send the original copy of a written notice to terminate this Agreement (“Termination Notice”) to BKAP by hand-delivery or registered air mail, postage fully prepaid.  Master Franchisee shall clearly state its decision to terminate this Agreement in such Termination Notice, which shall be signed by the legal representative of Master Franchisee and affixed with the corporate seal of Master Franchisee.  This Agreement may be terminated pursuant to this clause 14(3) only after BKAP actually receives the original copy of the Termination Notice that meets the foregoing requirements.  For the avoidance of doubt, if BKAP does not receive the Termination Notice that meets all of the foregoing requirements, this Agreement shall not be terminated and shall continue in full force and effect and be binding upon BKAP and the Master Franchisee.

(b)                                 If this Agreement is terminated pursuant to this clause 14(3), the Master Franchisee shall comply with all relevant responsibilities herein upon termination of this Agreement (including, without limitation, the obligations provided in clause 14(4) below).

(4)                                 Upon termination of this Agreement in its entirety pursuant to this clause 14, all rights granted to Master Franchisee under this Agreement shall terminate; provided, however, that except as set forth in clause 10(7) and clause 10(8), Master Franchisee’s rights and obligations under the PRC Company Franchise Agreement, any Unit Addendum and any Franchise Agreement then in effect shall remain unaffected solely by reason of any such termination and provided further that the obligations of Master Franchisee under clauses 9(1), 9(2), 9(3)(e) through 9(3)(k) (inclusive), 9(5), 9(6) and 9(7) shall survive the termination or expiration of this Agreement and remain in effect until the expiration or termination of the last remaining Franchise Agreement.  In addition, at BKAP’s request, the Parties will work together and use their respective reasonable efforts to establish and agree on a transition plan for the orderly transition of the Services from Master Franchisee to BKAP or its designee.  The Parties will co-operate fully to achieve a smooth transition.  Should BKAP elect or deem it necessary to provide any of the Services, Master Franchisee shall as far as possible make available to BKAP or its designee, at BKAP’s cost, those of its staff as are directly suited to be engaged by BKAP or its designee in the service roles which it is taking over from Master Franchisee, other than those staff who serve in a dual capacity with Master Franchisee or an Affiliate on a regular basis.

CLAUSE 15

CONFIDENTIALITY

The Parties hereby agree that they shall be bound by the confidentiality provisions set forth in clauses 11.3 and 11.4 of the PRC Company Franchise Agreement.

CLAUSE 16

INDEMNIFICATION AND INSURANCE

(1)                                 Master Franchisee shall, at its own expense, defend, indemnify and hold harmless the BKAP Indemnified Parties, with counsel reasonably acceptable to BKAP, from and against any and all Losses sustained or incurred by the BKAP Indemnified Parties, or any one or more of them, based upon or arising directly or indirectly out of any material breach of this Agreement or negligent act, error or omission in connection with this Agreement by Master Franchisee or its employees or agents; and any claim by or liability to any Franchisee in the Territory by reason of any material failure by Master Franchisee to provide Services in accordance with this Agreement.

(2)                                 Without limiting the generality of the foregoing, Master Franchisee shall defend, indemnify and hold harmless the BKAP Indemnified Parties from and against Losses relating to, arising out of or in connection with:

(a)                                 Master Franchisee’s offering or sale of franchises for Franchised Restaurants;

(b)                                 Master Franchisee’s performance under any of the Existing Development Agreements and/or Franchise Agreements and the operation of the Franchised Restaurants in connection with Claims arising after the Commencement Date, including any action taken by Master Franchisee to enforce compliance by Franchisees with obligations under the Existing Development Agreements and Franchise Agreements, and any product liability claims;

(c)                                  a violation by Master Franchisee of the Radius Restrictions;

(d)                                 the quality or quantity of advertising or promotional materials produced and paid for from the Advertising Fund, to the extent not substantially compliant with this Agreement;

(e)                                  any material prepared or supplied by Master Franchisee under this Agreement, including claims, causes of action and suits alleging libel, slander, defamation, invasion of privacy, plagiarism, piracy, idea misappropriation, trademark or copyright infringement or any other failure of Master Franchisee to comply with any applicable Laws in material respects, notwithstanding the fact that the material may have been approved by BKAP (hereinafter, “Intellectual Property Claims”), but excluding any Intellectual Property Claims relating to the ownership and validity of the Burger King Marks;

(f)                                   any misappropriation of the Advertising Fund, Ad Fund Account, Advertising Contributions or any part thereof by Master Franchisee or its designee;

(g)                                  any deceptive or fraudulent activities, corporate malfeasance, gross negligence or wilful misconduct in connection with its performance hereunder which is determined by a final court judgment or arbitral award;

(h)                                 any material claim, or action of any kind or nature whatsoever brought by any employee, agent, subcontractor or independent contractor of Master Franchisee or any employee of any agent, subcontractor or independent contractor of Master Franchisee upon a final court judgement or an arbitral award; and

(i)                                     any injury or death to persons, or injury or damage to property, during the rendering of Services required of Master Franchisee hereunder, if it is ruled by a final court judgement or arbitral award that such injury occurs in whole or in part as a result of acts of Master Franchisee or its employees or agents, whether sustained by BKAP or any other Person(s) or third parties.

(3)                                 Master Franchisee’s indemnification obligations hereunder shall be in effect from the Commencement Date and shall survive the termination of this Agreement and continue for one (1) year after the expiry of the statute of limitations applicable to any such Claim on the condition that a matter covered by this indemnity has arisen before the termination of this Agreement.

(4)                                 Notwithstanding the foregoing, no BKAP Indemnified Party shall be indemnified or held harmless from any Losses that result in whole or part from the negligence or wilful misconduct of any BKAP Indemnified Party, as determined by a final arbitral award rendered in accordance with clause 25 or, in connection with a third party Claim, by a court of competent jurisdiction pursuant to an enforceable judgment (collectively, “Final Judgment”), provided that (a) if BKAP assumes the conduct of any third party Claim covered by clause 16(1) or clause 16(2) above, Master Franchisee shall upon request pay to BKAP all costs and expenses reasonably incurred or sustained by BKAP or any BKAP Indemnified Party (including reasonable attorneys’ fees and expenses) in connection with any Losses arising out of such Claim as such costs and expenses are incurred until such time as there is a Final Judgment; and (b) if the Final Judgment determines that any BKAP Indemnified Party has contributed to the Losses through its own contributory negligence or wilful misconduct, BKAP shall, or shall cause such BKAP Indemnified Party to, repay to Master Franchisee a part of the amount received pursuant to (a) above in proportion to the degree of contributory negligence of such BKAP Indemnified Party, as determined in such Final Judgment.

(5)                                 Notwithstanding anything to the contrary in this clause 16, any sum recovered by the relevant BKAP Indemnified Party through insurance or otherwise (less any reasonable out-of-pocket expenses incurred by such BKAP Indemnified Party in recovering the sum and any tax attributable to or suffered in respect of the sum recovered) will reduce the amount of the Losses in respect of which a claim can be made under clause 16(1) or clause 16(2) by an equivalent amount.

(6)                                 The right to indemnity hereunder shall exist notwithstanding that joint and several liability may be imposed upon the BKAP Indemnified Parties by statute, ordinance, regulation or judicial decision.

(7)                                 Subject to clause 16(5), Master Franchisee’s obligation to defend and indemnify the BKAP Indemnified Parties is separate and distinct from its obligation to maintain insurance hereunder and under the Existing PRC Company Franchise Agreement, and is not limited by the amount of insurance required by BKAP.

(8)                                 BKAP shall advise Master Franchisee if it receives notice that a Claim has been or will be filed with respect to a matter covered by this indemnity and provide Master Franchisee with such information as Master Franchisee may reasonably require to assume the defense of the Claim.  In such event, Master Franchisee shall be given the opportunity to assume the defense thereof with counsel reasonably acceptable to BKAP, and BKAP shall have the right to participate in the defense of any Claim against it which is assumed by Master Franchisee at BKAP’s own cost and expense.  Master Franchisee shall not, without the written consent of BKAP, settle or compromise any such Claim unless the terms of such settlement provide for (a) a full and unqualified release of the BKAP Indemnified Parties, (b) no admission of liability, fault or violation of Law or contract, and (c) no relief other than payments of monetary damages that are not to be paid by the BKAP Indemnified Parties, subject to clause 16(5).

(9)                                 Notwithstanding the foregoing, at BKAP’s option, BKAP may hire attorneys of its own choice to manage and defend any Claim, at Master Franchisee’s cost, risk and expense; provided, however, that BKAP will not consent to the entry of any judgment or enter into any settlement without Master Franchisee’s prior written consent, which consent will not be unreasonably withheld or delayed.

(10)                          For as long as this Agreement remains in effect and for three (3) years thereafter (which may be satisfied by a prepaid tail policy), Master Franchisee shall maintain the following insurance:

(a)                                 Commercial General Liability coverage on a per occurrence form, that includes broad form coverage for “contractual Liability,” “property damage,” “products liability,” “bodily injury,” “advertising injury,” and “personal injury” liability as those terms are defined in Insurance Services Office (ISO) Form CG00-01 or its equivalent. The policies shall provide the minimum limits of no less than the amounts set forth below, contain a waiver subrogation in favor of the BKAP Indemnified Parties, and name as additional insureds by policy endorsement the BKAP Indemnified Parties. Advertising injury coverage provided under the Commercial General Liability insurance must include coverage for claims arising out of or related to: (i) invasion or infringement or interference with the right of privacy or publicity, whether under common law or statutory law; (ii) infringement of copyright or trademark, whether under statutory or common law; (iii) libel, slander or other forms of defamation; and (iv) plagiarism, piracy or unfair competition resulting from the alleged unauthorized use of titles, formats, ideas, characters, plots, performers, or other material.

(b)                                 Workers’ Compensation coverage that includes all coverage required under the laws of the Territory or any province in which Master Franchisee conducts business operations in any way related to the BKAP Indemnified Parties and should contain a waiver of subrogation in favor of the BKAP Indemnified Parties.

(c)                                  Error and Omissions or Advertising Agency Professional Liability Insurance insuring the contractual liability assumed by Master Franchisee under this Agreement, with respect to Intellectual Property Claims.  The policy shall provide the minimum limits of no less than the amounts set forth below, contain a waiver subrogation in favor of the BKAP Indemnified Parties, and name as additional insureds by policy endorsement the BKAP Indemnified Parties.

(d)                                 All insurance shall be deemed primary and shall not seek contribution from any separate insurance maintained by BKAP, regardless of the “Other Insurance” or similar provisions of the respective policies of insurance.  All insurance coverage required herein shall be provided by an insurance company or companies with minimum AM Best ratings of “A(X)” or “A10”, where  “A” is the Financial Strength Rating (“FSR”) and (X) or (10) is the Financial Size Category (“FSC”).  In the event that an AM Best rating is not available, a minimum Standard and Poor’s FSR of “A” and an FSC (surplus) at least equal to an A. M. Best rating of “X” is required, which may be supplied by a BKAP approved credit rating agency.  Each policy shall provide for thirty (30)

Days notice to BKAP from the insurer by registered mail, return receipt requested, in the event of any unrestricted prior written notice of cancellation, non-renewal or change in coverage.

(e)                                  Each and every policy required pursuant to this Agreement, except as noted, shall have maximum deductibles of One Million Dollars (US$1,000,000) subject to approval by BKAP and shall have coverage limits of:

i.                  Comprehensive General Liability Insurance, including products liability coverage with limits of at least Five Million Dollars (US$5,000,000) per occurrence and Ten Million Dollars (US$10,000,000) in umbrella/excess liability coverage, for damage, injury and/or death to persons and damage and/or injury to property;

ii.               Worker’s Compensation Insurance and Employer’s Liability Insurance coverage required under the applicable Laws in the Territory; and

iii.            Fidelity/Fiduciary Insurance, in an aggregate amount of not less than US$10,000,000 per occurrence (funded from the Ad Fund); and Master Franchisee shall, upon full execution of this Agreement (and on the policy anniversary dates or as otherwise reasonably requested by BKAP), obtain from its insurers certificates confirming that all required insurance coverage is in effect and Master Franchisee shall obtain copies of all endorsements that add the BKAP Indemnified Parties as additional insureds to the polices.

(11)                          All certificates of insurance and policy endorsements required herein shall be provided by Master Franchisee to BKAP at 101 Thomson Road, #19-01/03 United Square, Singapore 307591 (or to the address of the third party designee of BKAP) in the manner required for written notices hereunder.  Master Franchisee shall be required to name BKAP and its Affiliates as additional insureds or its equivalent under the insurance policies, and the addition of BKAP and its Affiliates as additional insureds or its equivalent shall be effectuated through an endorsement to Master Franchisee’s insurance policies or otherwise, without any language of limitation affecting coverage and without the right of subrogation against BKAP or any of its Affiliates, and a copy of the endorsement must be provided to BKAP or its designated agent.  All policies must be renewed, and a renewal certificate of insurance must be provided to BKAP or its designated agent, prior to the expiration date of the policies.

(12)                          Master Franchisee shall use reasonable best efforts to require all third party subcontractors and suppliers, including, but not limited to Affiliates of Master Franchisee, to maintain insurance coverages consistent with the requirements and amounts set forth in this clause 16.

(13)                         Master Franchisee must neither do nor omit to do any act which is or may render any of the insurance policies void or voidable.  If BKAP determines that a particular insurer is unacceptable to BKAP and so notifies Master Franchisee, Master Franchisee will use all reasonable efforts to obtain alternative or additional insurance from an insurer acceptable to BKAP prior to the expiration of the relevant policy and furnish to BKAP certificates of insurance evidencing that such alternative or additional insurance coverage is in effect.  The insurance afforded by the policy or policies required under this Agreement shall be primary and not contributory with BKAP’s insurance and shall not be limited in any way by reason of any insurance which may be maintained by BKAP.

(14)                         The amount of insurance as required hereunder or as contained in any of the policies shall not be construed to be a limitation of liability on the part of Master Franchisee.  Master Franchisee’s failure to maintain proper insurance coverage for itself and the other PRC Companies will not relieve Master Franchisee of its responsibility to indemnify and defend a BKAP Indemnified Party and shall, of itself, constitute a material breach of this Agreement.

CLAUSE 17

ASSIGNMENT AND TRANSFER

(1)                                 Except (a) as permitted by the Investment Agreement or (b) with respect to assignment or transfer to a wholly-owned subsidiary or parent company that owns all of the interests in Master Franchisee (which subsidiary or parent company, as applicable, must be, and remain during the Term, a single-purpose entity, the business of which is limited to the development, operation and servicing of Burger King Restaurants and any activities ancillary thereto), this Agreement and the Development Rights granted to Master Franchisee may not be assigned, transferred, charged, encumbered sublicensed or otherwise disposed of by Master Franchisee, in whole or in part, whether directly or indirectly by operation of law, nor shall Master Franchisee have any right to sub-license any of the rights granted under this Agreement, nor shall Master Franchisee be permitted to subcontract the whole or any substantial part of its obligations under this Agreement, or to transfer any material assets that are necessary for Master Franchisee to operate its Direct-Owned Restaurants or fulfil its other material obligations under this Agreement or the PRC Company Franchise Agreement, including the Unit Addenda thereto, without the prior consent of BKAP, which consent may be withheld in BKAP’s sole and complete discretion.

(2)                                 In the event that BKAP sells, transfers, assigns or otherwise conveys the rights to the Burger King Marks, Burger King Domain Names and Burger King Intellectual Property Rights previously licensed by BKAP for the operation of the Burger King System in the Territory to any Person (an “IP Transferee”), BKAP shall assign this Agreement, and all the rights and obligations of BKAP hereunder, to such IP Transferee, in which case the IP Transferee shall license such intellectual property to Master Franchisee as contemplated in this Agreement, and Master Franchisee’s rights and obligations hereunder shall remain in full force and effect.  Subject to the foregoing, this Agreement and all the rights and obligations hereunder of BKAP may be assigned or transferred by BKAP to an IP Transferee, without notice to and approval by Master Franchisee, and shall inure to the benefit of the successors and assigns of BKAP; provided, however, that in the case of a transfer or assignment, notice should be provided to Master Franchisee, and Master Franchisee hereby grants its advance and irrevocable consent to such assignment and waives any requirement of prior notice.  Master Franchisee shall take all such actions as BKAP shall reasonably require or as required by applicable Law to effect such transfer.

CLAUSE 18

CURRENCY, EXCHANGE CONTROL AND TAXATION

(1)                                 All payments to BKAP required under this Agreement shall be made in United States Dollars (or such other currency as BKAP may by written notice require) (the “Required Currency”) into such bank account in Singapore, or elsewhere as BKAP shall designate (the “Required Country”).  Master Franchisee shall, at its expense, make all necessary and appropriate applications to such Authorities as may be requested by BKAP or as may be required by Law for transmittal and payment of the Required Currency to BKAP.  Such payment shall be made by such method as BKAP may from time to time stipulate, including direct debit.  Each conversion from RMB to the Required Currency shall be made at the Middle Exchange Rate (or such other rate designated by BKAP from time to time) for the purchase of the Required Currency as quoted by Citibank, N.A. (or such other bank designated by BKAP from time to time), as of the last bank trading Day of the month on which the payment is based, or in the case of the Direct-Owned Restaurant Unit Fee and the Franchised Restaurant Unit Fee, on the last bank trading Day preceding the invoice date for the respective Unit Fee.

(2)                                 As and when any consent or compliance with any other formality is required under any applicable Law for the remittance of royalties and other payments to BKAP or to an Affiliate of BKAP nominated by BKAP, Master Franchisee will at its own expense make all necessary and appropriate applications to such governmental and other authorities as may be necessary or desirable to facilitate the transmittal and payment of sums due under this Agreement in accordance with the time periods set forth herein.

(3)                                 In the event that Master Franchisee shall at any time be prohibited from making any payment in U.S. Dollars outside of the Territory, Master Franchisee shall immediately notify BKAP of this fact and such payment shall thereupon be made to such place and in such currency as may be selected by BKAP and acceptable to the appropriate PRC Authorities, all in accordance with remittance instructions furnished by BKAP.  The acceptance by BKAP of any payment in a currency other than that of the Required Currency or in a territory other than the Required Country or a destination as specified by BKAP does not release Master Franchisee from its obligation to make future payments in the Required Currency to the Required Country or a destination as specified by BKAP.

(4)                                 If at any time there exists an exchange control, governmental regulation or any Law which prohibits the payment to BKAP of the amounts due to BKAP under this Agreement, the PRC Company Franchise Agreement and/or any Unit Addendum in the Required Currency and the Required Country (“Payment Restriction”), Master Franchisee shall immediately reserve and keep in a separate account such amounts for the benefit of BKAP (the “Reserve Account”) or, at the option of BKAP, pay such amounts in RMB to a Person designated by BKAP.  For a period of at least six (6) months, BKAP and Master Franchisee shall use commercially reasonable efforts to reach an agreement regarding payment of the applicable amounts due to BKAP in the Required Currency and the Required Country.   If such efforts are not successful after such six (6) month period, BKAP and Master Franchisee shall use commercially reasonable efforts over a three (3) month period to agree to form a new master franchisee with the same beneficial ownership as the Master Franchisee (the “Substitute Master Franchisee”) and transfer the rights and obligations of Master Franchisee to such Substitute Master Franchisee to permit such payments to resume.  If such efforts are not successful after such three (3) month period, BKAP and Master Franchisee shall use commercially reasonable efforts to agree to make the payments in an alternative form, including the use of alternative currencies, entrance into new service or delivery contracts, or payment of extraordinary dividends.  As soon as the Payment Restriction is no longer in effect, Master Franchisee shall make payments from the Reserve Account to BKAP or BKAP’s designee in an aggregate amount equal to the amounts subject to the Payment Restriction, less any amounts paid by the Substitute Master Franchisee or in an alternative form, if applicable.  Master Franchisee agrees not to make any dividend payments or similar payments to its shareholders until (or simultaneously with) the payment to BKAP of all amounts subject to the Payment Restriction, less any amounts paid by the Substitute Master Franchisee or in an alternative form, if applicable.  Master Franchisee shall bear all costs associated with the formation of a Substitute Master Franchisee or any alternate method of payment pursuant to this clause 18(4).  Notwithstanding the foregoing, in the event that (i) BKAP reasonably determines that any other Person similarly situated to Master Franchisee has been able to make payments in the Required Currency notwithstanding the Payment Restriction, and Master Franchisee continues to be unable to make payments in the same manner after receiving written notice from BKAP, or (ii) the Payment Restriction is in effect for a period of more than three (3) years, BKAP may terminate this Agreement immediately upon notice to Master Franchisee.

(5)                                 All payments made under this Agreement shall be made in full, free of any deduction or set off whatsoever, except withholding or similar taxes as required by the Law of the Territory, subject to the provisions of clause 18(6) below.

(6)                                 It is understood and agreed by the Parties that Master Franchisee will be responsible for any VAT and any and all other tax liabilities arising out of this Agreement will be paid by the Party owing such taxes. Notwithstanding the foregoing, in the event that Master Franchisee is required to withhold an amount in respect of withholding tax liability of a payee as a result of any of the payments set out in this Agreement made by or on behalf of Master Franchisee, it shall be the responsibility and obligation of Master Franchisee to withhold from such payments (or such other payments) such withholding taxes as are required by Law.  Master Franchisee shall provide BKAP with corresponding receipts from the relevant taxing authorities to evidence such payments or amounts withheld.

CLAUSE 19

AUDIT RIGHTS

(1)                                 During the Term and for one (1) year thereafter, BKAP shall be entitled to inspect during normal business hours upon three (3) Business Day’s notice (and without giving notice in the case of emergency or suspecting malfeasance) any records and books of Master Franchisee, and Master Franchisee must timely make all such books and records available to BKAP at BKAP’s request.  BKAP shall not exercise this inspection right more frequently than three (3) times during any Year.  Master Franchisee must permit a representative of BKAP to enter its offices and any training facility during normal business hours.  BKAP shall exercise commercially reasonable efforts to minimize disruption to the normal operation of Master Franchisee’s business.

(2)                             BKAP may, on reasonable notice and with such professional assistance as BKAP may require, conduct an annual audit at its expense during each Year to ensure that Master Franchisee is complying with the Global Marketing Policy and providing the Services in accordance with this Agreement.  Master Franchisee must cooperate in the conduct of any such audit, including by complying with its obligations under clause 19(1) and promptly and fully answering any questions and providing any information reasonably required by BKAP.

CLAUSE 20

SEVERABILITY

Each of the Parties agrees that if any provisions of this Agreement may be construed in more than one way, one or more of which would render the provision illegal or otherwise voidable or unenforceable, and one of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.  The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against any Party. It is the intent of the Parties that the provisions of this Agreement be enforced to the fullest extent and should any court or other public agency determine that any provision herein is not enforceable as written in this Agreement, the Parties shall use their best endeavors to amend it consistent with the intent of the Parties so that it is enforceable to the fullest extent permissible under the Laws and public policies of the jurisdiction in which the enforcement is sought.  Subject to the preceding sentence, the provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in this Agreement, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable.

CLAUSE 21

ENTIRE AGREEMENT

This Agreement, together with the PRC Company Franchise Agreement and all of the Unit Addenda entered into pursuant to the PRC Company Franchise Agreement, and the other Transaction Agreements, constitute the entire agreement and understanding of the Parties with respect to the development and franchising of Burger King Restaurants in the Territory and related matters set out in the Transaction Agreements and supersedes all prior negotiations, commitments, representations, warranties and undertakings of the Parties (if any) with respect to the development and franchising of Burger King Restaurants and related matters set out in the Transaction Agreements, whether written or oral.  The Parties acknowledge that they are not relying upon any representations, warranties, conditions, agreements or understandings, written or oral, made by the Parties as their agents or representatives, except as herein or therein specified.  Neither this Agreement nor any term or provision of it may be changed, waived, discharged, or modified other than in writing and signed by the Parties.  If there is a conflict between this Agreement,  the PRC Company Franchise Agreement, any Unit Addendum, any other Transaction Agreement, the Standards or any Schedule to this Agreement (other than the Development Schedule), the provisions contained in the body of this Agreement will control, except as otherwise provided herein.  If there is a conflict between the body of this Agreement and the Development Schedule, the Development Schedule will control.

CLAUSE 22

NOTICES

Unless expressly stated otherwise herein, any notice, demand, request, consent, approval, authorization, designation, specification or other communication given or made, or required to be given or made hereunder, to or by a Party to this Agreement:

(1)                                 must be in writing and in English addressed:

(a) if to BKAP:                                                                                                                                                                                                                          BK AsiaPac, Pte. Ltd

101 Thomson Road

#13-01/03 United Square

Singapore 307591

Attention: Elias Diaz Sese, President

Facsimile: +65 6511 3710

Telephone:  +65 6511 3700

with copy to:

Burger King Corporation

5505 Blue Lagoon Drive

Miami, FL 33126

Facsimile: +1 305 378 3326

Attention: Lisa Giles-Klein, Vice-President, Assistant General Counsel

(b) if to Master Franchisee:                                                                                                                                                         Burger King (Shanghai) Restaurant Company Ltd.

Room 704-708, Finance Square

No. 333 Jiujiang Road

Shanghai 200001 The People’s Republic of China

Attention:  Sarah Feng

Telephone:  +86 21 6132 4000

or as specified to the sender by any Party by notice.

(2)                                 is regarded as being given by the sender and received by the addressee: (i) if by delivery in person (including by courier), when delivered to the addressee; (ii) if by certified, return receipt mail, on the earlier of actual receipt or the 15th Day after being deposited in the mail; and (iii) if by facsimile (followed by delivery of original by mail), upon receipt by sender of a delivery report confirming successful transmission.

CLAUSE 23

NON-WAIVER

The failure or delay on the part of a Party to exercise any right or option given to it under this Agreement, or to insist on strict compliance by the other Party with the terms of this Agreement, shall not constitute a waiver of any terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by the first Party of its right at any time thereafter to require exact and strict compliance with all the terms of this Agreement, nor shall acceptance by BKAP of any money paid on behalf of Master Franchisee under this Agreement or under the PRC Company Franchise Agreement following any breach or default by Master Franchisee of any one or more of the terms or provisions of this Agreement or the PRC Company Franchise Agreement, whether before or after notice to or knowledge of the breach or default by BKAP, constitute a waiver by BKAP of such breach or default.  The rights or remedies of the Parties set out in this Agreement are in addition to any other rights or remedies which may be granted by law.

CLAUSE 24

RELATIONSHIP OF PARTIES

For purposes of this Agreement, Master Franchisee is an independent contractor and is not an agent, partner, joint venturer or employee of BKAP, and no express or implied fiduciary relationship exists between Master Franchisee and BKAP by virtue of this Agreement.  Neither Master Franchisee shall, nor shall they attempt to, bind or obligate BKAP in any way nor represent that any of them has any right to do so.

CLAUSE 25

GOVERNING LAW; ARBITRATION

(1)                                 This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, Hong Kong law. The United Nations Convention Contracts for the International Sale of Goods of 11 April 1980 is hereby waived and excluded from application to this Agreement.

(2)                                 If any dispute, controversy or claim arises out of or in connection with this Agreement and/or any other Transaction Agreement, including the breach, termination or invalidity thereof (“Dispute”), any Party may serve formal written notice on the other Party that a Dispute has arisen (“Notice of Dispute”).

(3)                                 The Parties shall use reasonable efforts for a period of thirty (30) Days from the date on which the Notice of Dispute is served by one Party on the other Party (or such longer period as may be agreed in writing between the Parties) to resolve the Dispute on an amicable basis.

(4)                                 If the Dispute is not resolved within the time period referred to in clause 25(3), the Dispute shall be referred to the respective chief executives of BKAP and Master Franchisee who shall attempt to resolve the Dispute.  If the respective chief executives of BKAP and Master Franchisee fail to resolve the Dispute within thirty (30) Days (or such longer period as may be agreed in writing between the Parties), the Dispute shall be resolved in accordance with clause 25(5) below.

(5)                                 Subject to clauses 25(1) to 25(3), the Dispute shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with said Rules.  The place of arbitration shall be Hong Kong and the language to be used in the arbitral proceedings shall be English, save that all documents filed in the arbitration do not have to be translated from their original language unless expressly ordered by the tribunal in consultation with the Parties.

CLAUSE 26

NO THIRD PARTY ENFORCEMENT RIGHTS

Except as expressly stipulated in this Agreement, this Agreement shall not grant any right to Persons who are not a Party to this Agreement.  To the extent this Agreement grants expressly rights to third parties, the parties to this Agreement shall be permitted to change or exclude such rights at any time without the consent of the respective third party.

CLAUSE 27

BURGER KING MARKS AND BURGER KING DOMAIN NAMES

(1)           Ownership/Validity.

(a)                                 Master Franchisee disclaims any right or interest in the Burger King Marks and Burger King Domain Names, and to the goodwill in and to the Burger King Marks and Burger King Domain Names. Master Franchisee hereby confirms that during the Term, all such Burger King Marks and Burger King Domain Names, are and shall have at all times been the sole and exclusive property of BKAP, and shall so remain after the termination of this Agreement.

(b)                                 Except to the extent that Master Franchisee received prior written authorization from and pursuant to a Domain Name license agreement signed by and between Master Franchisee and BKAP, Master Franchisee shall not obtain or attempt to obtain, or allow any Marketing Agency or Franchisee to obtain or attempt to obtain during the Term of this Agreement, or at any time thereafter, any right, title or interest in or to any Burger King Domain Names.  In addition, Master Franchisee shall not obtain or attempt to obtain or allow any Marketing Agency or Franchisee to obtain or attempt to obtain during the Term of this Agreement, or at any time thereafter, any right, title or interest in or to any Burger King Marks.  Master Franchisee must not at any time during the Term or thereafter question, oppose, dispute or attack the validity, right, title or interest of BKAP as to the Burger King Marks and Burger King Domain Names.

(c)                                  Master Franchisee acknowledges and agrees that: (i) it shall in no way contest or deny the validity of, or the right or title of BKAP in or to the Burger King Marks and Burger King Domain Names and shall not encourage or assist others directly or indirectly to do so, during the Term of this Agreement and thereafter; (ii) any unauthorized use of the Burger King Marks and Burger King Domain Names by it shall constitute a material breach of this Agreement and an infringement of the rights of BKAP in and to the Burger King Marks and Burger King Domain Names; (iii) it must at all times use its commercially reasonable efforts to promote the value and validity of the Burger King Marks and Burger King Domain Names, and to protect the rights and reputation of BKAP and its Affiliates in the Burger King Marks and Burger King Domain Names in the Territory; (iv) all use of the Burger King Marks and Burger King Domain Names by the Master Franchisee and any Franchisee inures to the benefit of BKAP exclusively; (v) any and all goodwill connected with the Burger King Marks and Burger King Domain Names as a result of Master Franchisee’s use or any Franchisee’s use, excluding the accounting goodwill value associated with the Master Franchisee and its assets, inures to BKAP’s benefit exclusively; (vi) upon termination of this Agreement, BKAP is not required to make any payment to Master Franchisee for any goodwill associated with the Master Franchisee’s use or any Franchisee’s use of the Burger King Marks and Burger King Domain Names; and (vii) Master Franchisee shall include in its contracts with third-party suppliers, including any Marketing Agency, a provision prohibiting the unauthorized use of the Burger King Marks and Burger King Domain Names.  Upon termination of this Agreement in accordance with its terms, Master Franchisee shall promptly terminate all use of the Burger King Marks and Burger King Domain Names in connection with the Development Rights and the Services.

(d)                                 BKAP represents that the Burger King Marks and Burger King Domain Names specified in Schedule 2 are accurately described and registered as stated in Schedule 2 and that the Burger King Marks and Burger King Domain Names disclosed in Schedule 2 are subsisting and in full force and effect and have not been cancelled, expired or abandoned.  BKAP warrants that: (i) the Burger King Marks and Burger King Domain Names specified in Schedule 2 do not infringe upon any intellectual property rights of third parties; (ii) except as set forth in Schedule 2, there is no pending or, to the best of BKAP’s knowledge, threatened, infringement claim, opposition, interference or cancellation proceeding before any court, patent office or registration authority in the Territory against any Burger King Marks and Burger King Domain Names specified in Schedule 2; and (iii) except as set forth in Schedule 2, BKAP has not received any written notice from any other person challenging its use or ownership of any Burger King Marks and Burger King Domain Names specified in Schedule 2 or the validity or enforceability thereof in the Territory.  To the best of BKAP’s knowledge, no Person is engaging in any activity that infringes in any material respect upon the Burger King Marks and Burger King Domain Names specified in Schedule 2 in the Territory.

(e)                                  Without derogating from clause 27(1)(a), Master Franchisee hereby absolutely assigns to BKAP such rights (if any) which the Master Franchisee has or may acquire in the Burger King Marks and Burger King Domain Names.  Except for the Burger King Marks and Burger King Domain Names set forth in Schedule 2, BKAP makes no express or implied warranty with respect to the validity, subsistence or otherwise of any of the Burger King Marks and Burger King Domain Names.

(f)                                   Master Franchisee acknowledges that it may be conducting business utilizing Burger King Marks which have not been registered and that registration may not be granted for unregistered marks (“Unregistered Marks”).  If Master Franchisee is required by BKAP to use any Unregistered Marks, BKAP shall indemnify and hold harmless Master Franchisee from and against any Losses incurred by Franchisee as a result of any third party Claim alleging that Master Franchisee’s use of the Unregistered Mark infringes upon or violates the intellectual property rights of a third party.

(2)                                 Use.  Master Franchisee must not use the Burger King Marks and the Burger King Domain Names in relation to any goods or services other than the Goods and Services.  Master Franchisee must use the Burger King Marks and the Burger King Domain Names which are registered continuously throughout the Term in respect of the Goods and Services and notify BKAP in writing as soon as practically possible if it intends to cease using or ceases using any of the Burger King Marks and/or Burger King Domain Names for any period of time.  It is acknowledged and agreed as follows:

(a)                                 The Master Franchisee may use the Burger King Marks and Burger King Domain Names only in such manner as BKAP in its absolute discretion approves and must comply with any directions of BKAP concerning the use of the Burger King Marks and Burger King Domain Names.

(b)                                 Master Franchisee must ensure that the Burger King Logo appears in all advertisements in the form approved by BKAP.  Master Franchisee must ensure that, in all television advertisements, the Burger King Logo appears in the tag line or final frames of the commercials in a manner acceptable to BKAP.

(c)                                  In connection with rendering the Services pursuant to this Agreement, the Master Franchisee shall not use or display the Burger King Marks or Burger King Domain Names in a manner that is materially detrimental to the interests of BKAP.

(d)                                 In connection with rendering the Services pursuant to this Agreement, Master Franchisee shall place BKAP’s copyright and BKAP’s trademark notices on all materials prepared by the Master Franchisee hereunder which utilize such rights.  Placement of the relevant copyright and trademark notices shall be in such locations and styles as BKAP may direct.  Master Franchisee must not alter or deface the Burger King Marks or Burger King Domain Names in any manner.

(e)                                  Master Franchisee may not use the Burger King Marks or the Burger King Domain Names in connection with rendering the Services pursuant to this Agreement in any manner likely to deceive or cause confusion, or use the Burger King Marks and Domain Names together with any other logos, names or trading styles, without BKAP’s prior written consent, or use any other trademark or domain name which is substantially identical or deceptively similar to the Burger King Marks or Burger King Domain Names.

(f)                                   Master Franchisee shall not use any Burger King Marks or Burger King Domain Names that have not been cleared and authorized for use by BKAP.

(3)                                 Control.  Master Franchisee must use its commercially reasonable efforts to ensure that the character and quality of the Goods and Services sold or provided by Franchisees using the Burger King Marks and Burger King Domain Names satisfy the Standards as modified by BKAP from time to time.  BKAP has the right to require the Master Franchisee to submit to BKAP for approval samples of the goods and of all documents, labels, packaging and other matter on which any Burger King Mark or Burger King Domain Name will appear before use of such goods and as and when requested by BKAP with a reasonable prior notice while such use continues.  At all reasonable times and with reasonable prior notice, BKAP may inspect the premises and operations of the Master Franchisee to assess whether the Burger King Marks and Burger King Domain Names are being used in accordance with the terms and conditions of this Agreement, including, but not limited to the Standards on the condition that such inspection does not intervene the ordinary conduct of business.

(4)                                 Infringement.

(a)                                 If Master Franchisee becomes aware of any infringement or threatened infringement of any of the Burger King Marks and/or Burger King Domain Names, or of any conduct in relation to any of the Burger King Marks and/or Burger King Domain Names that might constitute passing off or misleading and deceptive conduct pursuant to applicable Law, or any claim by a third party that use of any of the Burger King Marks and/or Burger King Domain Names is likely to deceive or cause confusion, infringes a third party’s rights, or constitutes passing off or misleading and deceptive conduct, Master Franchisee must timely notify BKAP in writing giving BKAP all the information concerning the claim and must not take any other steps in relation to the matters referred to in this clause 27(4)(a) without the prior written consent of BKAP.

(b)                                 Upon becoming aware of any infringement of a Burger King Trademark or Burger King Domain Name, BKAP shall either (i) commence proceedings in respect of such infringement within sixty (60) Days of such cause of action arising; or (ii) take all such actions as are reasonably necessary to give Master Franchisee the right to bring such proceedings.  If BKAP elects, in its discretion, to commencement proceedings itself, then it shall conduct those proceedings in a timely manner and with reasonable diligence.  For the avoidance of doubt, Master Franchisee is not itself entitled to commence or conduct such proceedings unless expressly given the right to do so under this clause 27(4)(b).

(c)                                  Master Franchisee must join and assist in any action relating to the right to use or the validity of the Burger King Marks and Burger King Domain Names within the Territory where requested by BKAP.

(5)                                 Remedies.  Should the Master Franchisee, having been notified by BKAP that it is in default under this clause 27, fail to remedy the default as instructed by BKAP, BKAP may, without limiting any other right or remedy BKAP may have under or in connection with this Agreement, by its authorized representative take such steps as it considers necessary to remedy the default, including the affixing of appropriate decals and the giving of instructions to the Marketing Agency involved in an improper use of the Burger King Marks and/or Domain Names.

CLAUSE 28

BURGER KING INTELLECTUAL PROPERTY RIGHTS

(1)                                 Ownership/Validity.  Master Franchisee disclaims any right or interest in and to the Burger King Intellectual Property Rights.  Master Franchisee hereby confirms that during the Term, all Burger King Intellectual Property Rights, is and has at all times been the sole and exclusive property of BKAP, and shall remain so after the termination of this Agreement.  Master Franchisee may not at any time during the Term or thereafter, (a) question, oppose, dispute or attack the validity, right, title or interest of BKAP in the Burger King Intellectual Property Rights, (b) create and develop any trademarks and other intellectual property rights which are identical or substantially similar to the Burger King Intellectual Property Rights, nor (c) file any application or register any trademarks and other intellectual property rights which are identical or substantially similar to the Burger King Intellectual Property Rights.  Master Franchisee acknowledges and agrees that it must at all times use its commercially reasonable efforts to promote the value and validity of the Burger King Intellectual Property Rights and protect the rights and reputation of BKAP in the Burger King Intellectual Property Rights.  Without derogating from this clause 28(1), Master Franchisee hereby assigns to BKAP such rights (if any) which the Master Franchisee has or may acquire in the Burger King Intellectual Property Rights.  BKAP makes no express or implied warranty with respect to the validity, subsistence or otherwise of any of the Burger King Intellectual Property Rights.  Any unauthorized use of the Burger King Intellectual Property Rights by Master Franchisee shall constitute a material breach of this Agreement and an infringement of the rights of BKAP in and to the Burger King Intellectual Property Rights.  Master Franchisee shall include in its contracts with third-party suppliers, including any Marketing Agency, a provision prohibiting the unauthorized use of the Burger King Intellectual Property Rights.  Upon termination of this Agreement, Master Franchisee shall promptly terminate all use of the Burger King Intellectual Property Rights in connection with rendering the Services.

(2)                                 Use/Control.  In the course of rendering the Services pursuant to this Agreement, Master Franchisee agrees not to use the Burger King Intellectual Property Rights other than for the purposes set out in this Agreement.  Master Franchisee must at all times, both during the Term and following its termination, maintain in strict confidence the Standards and BKAP’s operational manuals, marketing information and methods, policies, procedures and all information and knowledge relating to the methods of operating and the functional know-how applicable to Burger King Restaurants and the Burger King System revealed to the Master Franchisee by BKAP or any of its Affiliates, representatives or agents.  The Master Franchisee may not disclose the information of BKAP and/or its Affiliates referred to in this clause 28(2) to any third party, nor shall Master Franchisee use or permit any third party to use this information or any part thereof for any purpose whatsoever, except that during the Term, Master Franchisee may disclose to its employees, Franchisees and Marketing Agencies such of this information as may be necessary for carrying out its obligations under this Agreement, subject to the terms and conditions of this Agreement.  Master Franchisee must ensure that each of its employees to whom it discloses such information is aware of the confidential nature of such information and does not disclose such information to any third parties, except as permitted by this clause 28(2).  Master Franchisee must also ensure that any Marketing Agencies to whom it discloses such information without a signed written agreement from such Marketing Agencies to protect the confidentiality of such information.

(3)                                 Infringement.

(a)                                 If, in the course of rendering the Services pursuant to this Agreement, Master Franchisee becomes aware of any infringement or threatened infringement of any of the Burger King Intellectual Property Rights, Master Franchisee must promptly notify BKAP in writing giving BKAP all the information concerning the claim and must not take any other steps in relation to that infringement without the prior written consent of BKAP.

(b)                                 BKAP may, in its absolute discretion, commence proceedings in respect of any infringement of any of the Burger King Intellectual Property Rights, or any other cause of action connected with Burger King Intellectual Property Rights and will have the full conduct of such proceedings.

(c)                                  Master Franchisee must join and assist in any action relating to the right to use or the validity of the Burger King Intellectual Property Rights where requested by BKAP.  Master Franchisee may not institute any legal action or other proceeding based upon the Burger King Intellectual Property Rights without the prior written approval of BKAP and except on the terms permitted by BKAP.

CLAUSE 29

COMPETITION

(1)                                 Master Franchisee acknowledges and agrees that the Burger King System is unique, especially in the areas of building design, food preparation format, service format, menu, training program, audit routines, restaurant operations and related manuals, bookkeeping, marketing and advertising formats and in other areas not listed above, and BKAP has valuable goodwill which it develops and maintains relating to these matters.  Master Franchisee has no and shall have no proprietary interest whatsoever in the Burger King

System or any element thereof.  Master Franchisee acknowledges further that no license has been or will be granted to it to use any part of the Burger King System for any purpose other than the purposes contemplated by this Agreement and by the PRC Company Franchise Agreement.

(2)                                 In particular, Master Franchisee agrees that it shall not at any time acquire or own any ownership interest in, consult, open, operate or act as a franchisee for any Competitor, whether directly or indirectly, with the exception of purely financial investments in publicly listed companies without the ability to control the strategy and business of such companies.

(3)                                 This clause 29 shall remain in effect during the term of this Agreement, the Services Agreement and the PRC Company Franchise Agreement and shall continue for a period of one (1) year following the expiration or termination of this Agreement and the PRC Company Franchise Agreement, whichever is the last to expire or terminate.

CLAUSE 30

SURVIVAL

The expiry or termination of this Agreement shall be without prejudice to any rights which shall have accrued to a Party prior to the date of such termination or expiry, shall not affect or diminish the binding force or effect of any provision of this Agreement which expressly or by their nature are intended to survive the expiration or termination of this Agreement and, without limitation shall not release Master Franchisee from the obligation to pay any sum outstanding under this Agreement.

CLAUSE 31

PARTIES TO THIS AGREEMENT ALL LEGALLY ADVISED

Each of the Parties to this Agreement acknowledges that it or he has taken or has had the opportunity to take all such independent professional advice as it or he deems appropriate, including legal advice and declares that it perfectly understands and accepts all of the terms and conditions of this Agreement.

CLAUSE 32

INTEREST AND ATTORNEY’S FEES

Master Franchisee shall pay to BKAP interest on any sum overdue under this Agreement, in the currency in which the overdue sum is required to be paid, calculated on a daily basis from the due date until payment in full at the highest interest rate allowable by applicable Law.  Entitlement to such interest shall be in addition to any other remedies BKAP may have.

CLAUSE 33

SPECIAL COVENANTS

(1)                                 REGULATORY APPROVAL

(a)                                 This Agreement and the PRC Company Franchise Agreement are subject to all governmental approvals, registrations or filings required by applicable Law within the Territory (“Approvals”).  To the extent any Approvals must be obtained to file and/or register this Agreement and the PRC Company Franchise Agreement within the Territory, Master Franchisee and BKAP shall use their best efforts to obtain any such Approval at Master Franchisee’s expense, including the modification, amendment or other alteration of this Agreement as may be required by the relevant Authority.  Notwithstanding the preceding provisions of this clause 33(1), Master Franchisee agrees not to apply for Approval until after BKAP has had an opportunity to review, comment on, and sent to all materials to be filed with any Authority.

(b)                                 In the event that any Approval is required to enable Master Franchisee to enter any Unit Addendum for a Direct-Owned Restaurant, Master Franchisee shall obtain such Approval at its sole responsibility and cost.  Master Franchisee shall provide BKAP with copies of such Approvals.

Without limitation of the foregoing, if any translations or certifications are required of this Agreement, the PRC Company Franchise Agreement or any Unit Addendum, Master Franchisee shall pay for any costs of complying with such requirements.  Master Franchisee hereby agrees to indemnify BKAP in relation to all Losses incurred by BKAP arising from Master Franchisee’s failure to obtain the Approvals set out in this clause 33(1)(b).

(2)                                 RECORDAL OR REGISTRATION

In the event that this Agreement and/or the PRC Company Franchise Agreement must be recorded or registered with any Authority, including, without limitation, MOFCOM, BKAP shall itself or shall direct Master Franchisee to make such record or registration.  In either event, Master Franchisee shall be responsible for the costs related to the making of such recordal or registration.  If Master Franchisee is directed by BKAP to make the record or registration, Master Franchisee hereby agrees to indemnify BKAP in relation to all costs, expenses, damages, loss or other amounts incurred by BKAP arising from Master Franchisee’s failure to do so.

(3)                                 STAMP DUTY

In the event that this Agreement must be stamped, Master Franchisee shall attend to the stamping and the payment of any stamp duty arising in relation to such stamping as and when due (including any fines or penalties) within thirty (30) Days of execution of this Agreement. Master Franchisee shall provide evidence to BK of its compliance with this clause including obtaining, at its expense, certified copies for all other Parties to this Agreement.

(4)                                 LANGUAGE

The language of this Agreement is English.  To the extent that any translation from English to Mandarin may be required of this Agreement or any document or information under it, it shall be at the cost of Master Franchisee, and Master Franchisee shall provide a copy of the translation to BKAP on request.  In such event, the English version of this Agreement or document or information shall alone govern all matters of interpretation of this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

This Agreement is executed by the Parties as of the day and year indicated on the first page of this Agreement.

/s/ Elias Diaz Sese
SIGNED by	WITNESS (Signature)
For and on behalf of
BK ASIAPAC PTE. LTD.
WITNESS (Name)

/s/ Sarah Feng
SIGNED by	WITNESS (Signature)
For and on behalf of
BK SHANGHAI (RESTAURANT) COMPANY, LTD.
WITNESS (Name)

SCHEDULE 1

Development Schedule

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

SCHEDULE 2

Burger King Marks and Burger King Domain Names

A.            Burger King Marks

Trademark	Class	Registration Number
BIG KING	30 Int.	1273856
BK & Flaming Crescent Design	29 Int.	6970164
BK & Flaming Crescent Design	30 Int.	6970163
BK & Flaming Crescent Design	43 Int.	6970162
BK CHICK’N CRISP	30 Int.	7364418
BK CHICK’N CRISP	29 Int.	7364428
BK CHICK’N CRISP	43 Int.	7364791
BK FLAME DESIGN	43 Int.	7358362
BK FLAME DESIGN	32 Int.	7358363
BK FLAME DESIGN	31 Int.	7358364
BK FLAME DESIGN	30 Int.	7358365
BK FLAME DESIGN	29 Int.	7358366
BK FLAME DESIGN	28 Int.	7358367
BK FLAME DESIGN	25 Int.	7358368
BK FLAME DESIGN	16 Int.	7358369
BK WRAPPER	30 Int.	6856947
BK Wrapper in Chinese	30 Int.	6856944
BURGER KING	29 Int.	260169
BURGER KING	30 Int.	254320
BURGER KING	32 Int.	382684
BURGER KING & Crescent Design	42 Int.	1418784
BURGER KING & Crescent Design	43 Int.	5049571
BURGER KING & Crescent Design (Color)	28 Int.	4156785
BURGER KING & Crescent Design (Color)	29 Int.	4156784
BURGER KING & Crescent Design (Color)	30 Int.	4156632
BURGER KING & Crescent Design (Color)	31 Int.	4156631
BURGER KING & Crescent Design (Color)	32 Int.	4156630
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	28 Int.	4156791
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	29 Int.	4156790
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	30 Int.	4156789

BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	31 Int.	4156788
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	32 Int.	4156787
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	43 Int.	4156786
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	28 Int.	4156777
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	29 Int.	4156776
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	30 Int.	4156775
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	31 Int.	4156774
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	32 Int.	4156793
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	43 Int.	4156792
BURGER KING & Hamburger Design	29 Int.	260168
BURGER KING & Hamburger Design	30 Int.	254319
BURGER KING & Hamburger Design	32 Int.	382685
BURGER KING & Hamburger Design	42 Int.	760294
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	28 Int.	4156783
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	30 Int.	4156781
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	31 Int.	4156780
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	32 Int.	4156779
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	43 Int.	4156778
BURGER KING (Chinese Characters)	30 Int.	254293
BURGER KING (Chinese Characters)	32 Int.	382683
BURGER KING (Han Bao Bao Wang) (Chinese characters)	29 Int.	267381
BURGER KING (Simplified Chinese Characters)(Color)	29 Int.	4156782
BURGER KING (Stylized)	29 Int.	162334
BURGER KING (Stylized)	30 Int.	162335
BURGER KING (Stylized)	42 Int.	760293
BURGER KING (Stylized, Downward Slant)	32 Int.	380352
HOME OF THE WHOPPER	29 Int.	260170

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HOME OF THE WHOPPER	30 Int.	254325
HOME OF THE WHOPPER	32 Int.	382682
WHOPPER	29 Int.	260171
WHOPPER	30 Int.	6410138
WHOPPER(Chinese Characters in color)	29 Int.	5802858
WO XUAN WO WEI(HAVE IT YOUR WAY in simplified Chinese)	43 Int.	5062250
BUN & CRESCENT (IN COLOR)	43 Int.	7302757
HAVE IT YOUR WAY & WO XUAN WO WEI(CHINESE CHARACTERS)	43 Int.	7388539
HAVE IT YOUR WAY & WO XUAN WO WEI(CHINESE CHARACTERS)	29 Int.	8068625
HAVE IT YOUR WAY (WO XUAN WO WEI)(SIMPLIFIED CHINESE CHARACTERS)	29 Int.	5926506
WHOPPER(HUANGBAO) (SIMPLIFIED CHINESE CHARACTERS)	30 Int.	5802779
WHOPPER(HUANGBAO) (SIMPLIFIED CHINESE CHARACTERS)	30 Int.	7416368
KING DELIGHT	16, 25, 28, 29, 30, 31, 32, 43 Int.	WO Reg No. 867317*
BURGER KING & CRESCENT DESIGN	16 Int.	8814657

*This is an international registration with extension of protection to China

B.            Burger King Domain Names

Domain Name	Extension	Country	Paid Until Date	Status
bk.gz.cn	gz.cn	CHINA	3-Sep-13	Active
bk.hk.cn	hk.cn	CHINA	3-Sep-13	Active
burger-king.cn	cn	CHINA	18-Mar-14	Active
burgerking.cn	cn	CHINA	30-Apr-12	Active
burgerking.com.cn	com.cn	CHINA	27-Nov-13	Active
burgerking.gd.cn	gd.cn	CHINA	23-Feb-14	Active
burgerking.net.cn	net.cn	CHINA	18-Mar-14	Active
burgerking.sh.cn	sh.cn	CHINA	23-Feb-14	Active
haveityourway.ah.cn	ah.cn	CHINA	28-Apr-13	Active
haveityourway.bj.cn	bj.cn	CHINA	28-Apr-13	Active
haveityourway.cn	cn	CHINA	27-Mar-14	Active
haveityourway.cnkeyword	cnkeyword	CHINA	1-Dec-13	Active
haveityourway.com.cn	com.cn	CHINA	19-Jan-14	Active
haveityourway.gz.cn	gz.cn	CHINA	28-Apr-14	Active
haveityourway.hk.cn	hk.cn	CHINA	28-Apr-13	Active
haveityourway.nm.cn	nm.cn	CHINA	28-Apr-13	Active

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haveityourway.sh.cn	sh.cn	CHINA	28-Apr-14	Active
haveityourway.tw.cn	tw.cn	CHINA	28-Apr-13	Active
homeofthewhopper.cn	cn	CHINA	13-Nov-13	Active
wherefirelives.cn	cn	CHINA	29-Jun-13	Active
whopper.bj.cn	bj.cn	CHINA	28-Apr-14	Active
whopper.cnkeyword	cnkeyword	CHINA	1-Dec-13	Active
whopper.com.cn	com.cn	CHINA	24-Nov-13	Active
whopper.gd.cn	gd.cn	CHINA	28-Apr-14	Active
whopper.gz.cn	gz.cn	CHINA	28-Apr-14	Active
whopper.hk.cn	hk.cn	CHINA	29-Apr-14	Active
whopper.net.cn	net.cn	CHINA	24-May-12	Active
whopper.sh.cn	sh.cn	CHINA	29-Apr-14	Active
whopper.tw.cn	tw.cn	CHINA	29-Apr-14	Active
xn—7ks502e.cnkeyword	cnkeyword	CHINA	1-Dec-13	Active
xn—7ks502e.xn—55qx5d.cn	xn—55qx5d.cn	CHINA	1-Dec-12	Active
xn—7ks502e.xn—fiqs8s	xn—fiqs8s	CHINA	30-Jan-13	Active
xn—7ks502e.xn—io0a7i.cn	xn—io0a7i.cn	CHINA	1-Dec-12	Active
xn—7ksx28bkjf.xn—io0a7i.cn	xn—io0a7i.cn	CHINA	1-Dec-12	Active
xn—btrt03aa5818b.cnkeyword	cnkeyword	CHINA	1-Dec-13	Active
xn—btrt03aa5818b.xn—55qx5d.cn	xn—55qx5d.cn	CHINA	1-Dec-12	Active
xn—btrt03aa5818b.xn—fiqs8s	xn—fiqs8s	CHINA	30-Jan-13	Active
xn—btrt03aa5818b.xn—io0a7i.cn	xn—io0a7i.cn	CHINA	1-Dec-12	Active

C.            Infringement Actions - see attached

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Exhibit A

Existing Development Agreements, Existing Franchisees and Existing Franchise Agreements

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

Exhibit B

List of Existing PRC Company Restaurants

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

2

Exhibit C

List of BK Guangzhou Restaurants

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

Exhibit D

Form of Termination Agreement

THIS TERMINATION AGREEMENT (the “Agreement”) is entered into as of the     day of        , 2012 (the “Effective Date”), by and between BURGER KING SHANGHAI (RESTAURANT) COMPANY LTD., a company organized and existing under the laws of the People’s Republic of China (“BKS”), and BK ASIAPAC, PTE. LTD., a company organized and existing under the laws of Singapore (“BKAP”).

W I T N E S S E T H:

WHEREAS, BKS and BKAP have entered into the agreements listed on Exhibit “A” attached hereto (collectively, the “Agreements”); and

WHEREAS, the parties now desire to terminate the Agreements;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BKB and BKC hereby agree as follows:

1.                                      Termination.  Each of the Agreements shall terminate as of the close of business on the Effective Date.

2.                                      General Release.  In further consideration of the parties’ execution of this Agreement,  each party, together with its successors, assigns, heirs, personal representatives and affiliates (individually and collectively, the “releasing parties”), hereby remise, release, acquit, satisfy and forever discharge the other party, together with its successors, predecessors, counsel, insurers, assigns, officers, directors, employees, parent company, affiliates, subsidiaries and agents, past and present (individually and collectively the “released parties”) from and against all claims, actions, causes of action, demands, damages, costs, suits, debts, covenants, controversies, and any other liabilities whatsoever, whether known or unknown, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal or equitable, which the releasing parties ever had, now have, can, shall or may have, against any or all of the released parties for, upon or by reason of any matter, cause or thing relating to the Agreements, from the beginning of the world to the date of this Agreement.

3.                                      Miscellaneous.

(a)                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Singapore, and the parties hereby submit to the exclusive jurisdiction of the courts of Singapore.

(b)                                 Amendment.  No amendment hereto shall be effective unless it is in writing and signed by all parties hereto.

(c)                                  Binding Effect.  Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors, assigns, executors, personal representatives and administrators.

(d)                                 Headings.  The headings of the provisions of this Agreement are for convenience or reference only and are not to be considered in construing this Agreement.

(e)                                  Severability.  If one or more of the provisions contained in this Agreement or in any document contemplated hereby, or any application thereof, shall be invalid, illegal or unenforceable, in any respect under the laws of any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any application thereof, shall not in any way be affected or impaired thereby.

(f)                                   Integration.  This Agreement incorporates all prior discussions and negotiations among the parties hereto and constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

2

IN WITNESS WHEREOF, BKS has caused this Agreement to be executed as of the     day of      , 2012.

BURGER KING SHANGHAI (RESTAURANT) COMPANY LTD.

By:
Name:
Title:

IN WITNESS WHEREOF, BKAP has caused this Agreement to be executed as of the     day of      , 2012.

BK ASIAPAC, PTE. LTD.

By:
Name:
Title:

3

EXHIBIT A

List of Agreements

1.                                      Trademark License Agreement dated 18 September 2007 by and between BKAP and BKS

2.                                      Technology License Agreement dated 18 September 2007 by and between BKAP and BKS

3.                                      Restaurant Support Services Agreement effective as of 22 June 2006 by and between BKAP and BKS

4

Exhibit E

Global Marketing Policy

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

EXHIBIT F

Form of New Franchise Agreement

FRANCHISE AGREEMENT

(“Agreement”) dated,     .

BETWEEN

BURGER KING (SHANGHAI) RESTAURANT CO., LTD. a company organized under the laws of the People’s Republic of China and having its principal place of business at Rm 704-708, Finance Square, 333 Jiujiang Road, Shanghai 200001, P.R.C (“FRANCHISOR”); the party specified as the “Franchisee” in Schedule A (“Franchisee”); the party or parties specified as a “Principal” in Schedule A (individually and collectively, the “Principal”) and the party or parties specified as a “Guarantor” in Schedule A (individually, and collectively, the “Guarantor”).

INTRODUCTION

A.                              On June 15, 2012, FRANCHISOR, as master franchisee, and BK AsiaPac Pte. Ltd., a company organized under the laws of Singapore and having its principal place of business at #19-01/03 United Square, 101 Thomson Road, Singapore 307591 (“BKAP”), entered into the Master Franchise and Development Agreement dated as of June 15, 2012 (the “MFDA”), pursuant to which FRANCHISOR acquired the exclusive right to use the unique BURGER KING® System and the Burger King Marks for the development and operation of quick service restaurants known as BURGER KING® Restaurants in the People’s Republic of China (“China”). For the purpose of this Agreement, “China” does not include Hong Kong Special Administrative Region, Macao Special Administrative Region, or Taiwan region.

B.                              Franchisee recognizes the benefits to be derived from being identified with and sub-licensed by FRANCHISOR and being able to utilize the Burger King System including the Burger King Marks which FRANCHISOR makes available to its franchisees.

C.                              Guarantor has agreed to guarantee the obligations of Franchisee under this Agreement.

D.                              Franchisee, Principal and Guarantor have requested FRANCHISOR to grant Franchisee a license to operate a Burger King Restaurant at the Location.

E.                               Franchisee desires to acquire a franchise to operate a BURGER KING Restaurant at the Location for the entire Term specified in this Agreement, and is entering into this Agreement after having made an independent investigation of FRANCHISOR’s operations and not upon any representation as to the profits and/or sales volume which Franchisee might be expected to realize, nor upon any representations or promises by FRANCHISOR which are not contained in this Agreement.

F.                                Franchisee, Principal and Guarantor recognize that the maintenance of the standards developed by FRANCHISOR as to quality, presentation and the general level of service provided from the Burger King Restaurants is an essential element to maintain the prestige of the intellectual property rights (and, more particularly, the brand and trademark) as well as the know-how itself and the reputation of the network chain.

In consideration of the fees and other sums payable by Franchisee under this Agreement and the mutual covenants made in this Agreement, the parties agree as follows:

1

AGREEMENT

1.                                     Definitions

1.1                              Definitions.

In this Agreement the following terms, phrases and expressions shall have the following meanings:

“Ad Fund”	means an advertising fund formed by FRANCHISOR by combining the Advertising Contribution with advertising contributions paid in respect of any number of other Burger King Restaurants.

“Administrative Expenses”

means all general and administrative expenses and overhead associated with managing, administering and maintaining the Ad Fund, including, without limitation, salaries of relevant FRANCHISOR employees or employees of FRANCHISOR’s Affiliates.

“Advertising Contribution”	means the monthly amount payable under clause 8.3 calculated by multiplying the Gross Sales for the previous month by the Advertising Percentage.

“Advertising Percentage”	means the percentage specified as such in Schedule A.

“Affiliate”

means any company, corporation, entity, partnership or individual (i) which directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, a party hereto; (ii) which beneficially owns or holds 5% or more of the equity interests of a party hereto; or (iii) of which a party hereto beneficially owns or holds 5% or more of the equity interests.

“Agreement”	means this agreement, together with all of its recitals, Schedules and Exhibits, as may be amended from time to time.

“Anti-Corruption Laws”

means the FCPA and all other anti-corruption, fraud, kickback, anti-money laundering, anti-boycott laws, regulations or orders, and all similar laws, regulations or orders in China and other relevant jurisdictions.

“Approved Products”

means the food and beverage items and any merchandise or promotional products, and the types, brands and ranges of ingredients, packaging, merchandise or materials of menu items and products and any other products, materials or services specified and as approved in the MOD Manual or otherwise approved by BKAP from time to time.

“Approved Supplier”

means a supplier or distributor who has been approved by BKAP or any of its Affiliates to supply the Approved Products and any other goods or services for Burger King Restaurants in the country in which the Franchised Restaurant is located.

“BKAP”	has the meaning set forth in the recitals to this Agreement.

“Burger King Marks”

means such trademarks, service marks and such other marks(registered and unregistered) as BKAP may authorize from time to time for use in connection with the Burger King Restaurants in China, which include, as at the date of this Agreement, the marks specified in Schedule B.

“Burger King Restaurant”	means a quick service or fast food restaurant operating under the Burger King System and utilizing the Burger King Marks.

“Burger King System”	means the unique restaurant format and operating system developed by BKAP or its Affiliates for the development and operation of quick service

2

or fast food restaurants, including proprietary designs and color schemes for restaurant buildings, equipment, layout and décor, proprietary menu and food preparation and service formats, uniform product and quality specifications, training programs, restaurant operations manuals, bookkeeping and report formats, marketing and advertising formats, promotional marketing items and procedures for inventory and management control, and also includes the Current Image and the Burger King Marks and all Confidential Information, other proprietary information, copyrights and other intellectual property rights relating to the system, and modifications BKAP or any of its Affiliates may make to the system from time to time.

“Confidential Information”	has the meaning set forth in clause 11.3.

“Control” or “Controlled”

means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a party hereto whether through the ownership of equity interests, by contract or otherwise.

“Current Image”

means the internal and external physical appearance of new or remodeled Burger King Restaurants including without limitation as it relates to signage, fascia, color schemes, menu boards, lighting, furniture, finishes, décor, materials, equipment and other matters generally applicable to Burger King Restaurants in China as may reasonably be changed from time to time by BKAP.

“Fast Food Hamburger

Restaurant”

means any restaurant which (a) has burgers or burger-based products which account for 10% or more of total menu items or total gross sales, and (b) does not offer table service as the principal method of ordering or food delivery.

“FCPA”	means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Franchise Fee”	means the amount specified as such in Schedule A.

“Franchise Regulation”	means the Administrative Regulations on Commercial Franchise promulgated by the State Council of China and effective as of May 1, 2007.

“Franchised Restaurant”

means the land, building and improvements at the Location used or associated with the use of the premises as a Burger King Restaurant, and the Burger King restaurant business carried on by Franchisee at the Location.

“FRANCHISOR

Indemnified Parties”	means FRANCHISOR, BKAP, any Affiliates of FRANCHISOR and/or BKAP and their respective directors, officers, employees, shareholders

3

and agents.

“Guarantor”	means the party or parties identified as such on Schedule A to this Agreement.

“Gross Sales”

includes all sums charged or received in cash or by credit (and regardless of collection in the case of credit) for goods or merchandise sold or otherwise disposed of, or services provided or performed at or from the Franchised Restaurant, and all other revenue and income of every kind and nature related to the Franchised Restaurant. The sale of Burger King products away from the Franchised Restaurant is not authorized; however, should any such sales occur or be approved in the future, they will be included within the definition of Gross Sales. Gross Sales excludes any national or local tax, business tax, value added tax (as applicable) or other similar taxes collected by Franchisee from customers based upon sales, and cash received as payment in credit transactions where the extension of credit itself has already been included in the figure upon which the Royalty and Advertising Contribution is computed.

“Interest”	has the meaning set forth in clause 13.1.

“Location”	means all of the land and any buildings and other improvements located from time to time at the address specified in Schedule A.

“Losses”

means any actions, suits, hearings, proceedings, investigations, charges, complaints (including customer complaints), claims, demands, injunctions, judgments, orders, decrees, rulings, losses, amounts paid in settlement, penalties, fines, damages (including punitive, special and consequential damages), lost profits, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims covered hereby).

“Managing Owner”	means the person referred to in clause 4.3 and specified as such in Schedule A.

“MOD Manual”

means the manual of operating data (whether in one or more volumes, in electronic or hard copy format, and as updated by BKAP or any of its Affiliates from time to time), including all translations and copies, setting out BKAP’s mandatory restaurant operating, equipment and product standards, specifications and procedures as issued and amended from time to time by BKAP or any of its Affiliates and includes any requirements of BKAP relating to such matters, whether or not physically incorporated into the manual. The MOD Manual currently includes the Burger King Operations Manual, the Restaurant Equipment Manual, the Approved Brands and Distributors List, the Brand Standards Guide, the Ops Emphasis Guide, alerts and amendments thereto, and applicable policies established by BKAP or its Affiliates from time to time.

“Opening Date”	means the date specified as such in Schedule A, being the date on which Franchisee is to commence operations of the Franchised Restaurant under this Agreement.

“Operations Director”	means the person referred to in clause 4.4 and specified as such in

4

Schedule A.

“Poll or Polling”

means any process acceptable to FRANCHISOR by which information or data about the Franchised Restaurant may be transmitted to or from a POS System or other system operated by Franchisee or its agents into a computer or system operated by FRANCHISOR or its agents.

“POS System”

means a point of sale computerized system consisting of electronic hardware and software technology, which captures, records and transmits sales, taxes on sales, number, date and time of transactions, products and combinations of products sold and employees using the system and such other related information as may be required by FRANCHISOR from time to time.

“Principal”	means the party or parties identified as such in Schedule A to this Agreement.

“Public Company”	means a company that has issued securities through an offering which are now traded on at least one stock exchange or over-the-counter market.

“Restaurant Manager”	means the person referred to in clause 4.5 of this Agreement.

“Royalty”	means the monthly amount payable under clause 8.2 calculated by multiplying the Gross Sales for the previous month by the Royalty Percentage.

“Royalty Percentage”	means the percentage specified as such in Schedule A.

“Term”	means the period specified as such in Schedule A, commencing on the Opening Date.

“Transfer” or “Transferred”

means to sell, convey, assign, license, lease, charge, pledge, mortgage, encumber or otherwise dispose of in whole or in part. For purposes of clause 13.1, a Transfer shall include the issuance of equity interests by Franchisee.

“Transfer Date”	means the effective date that an Interest is Transferred pursuant to clause 13.1.

“Transferee”	means the prospective recipient of a Transfer.

“Transfer Fee”	means the amount payable under clause 13.2 and specified as such in Schedule A.

2.                                     Franchise Grant

2.1                              Franchise Grant.

At the request of Franchisee, Principal and Guarantor and in reliance on the application and information furnished by Franchisee, Principal and Guarantor, FRANCHISOR grants to Franchisee a non-exclusive license to use the Burger King System, including the Burger King Marks, solely in connection with the operation of a Burger King Restaurant at the Location for the Term on the terms and conditions set forth in this Agreement. Franchisee accepts this license with the full and complete understanding that the license contains no promise or assurance of renewal or the granting of a new license at the expiration of the Term.

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Franchisee shall not assign, transfer or sublicense any of its rights or obligations under this Agreement without prior consent of FRANCHISOR.

2.2                              Preconditions to Franchise Grant.

Franchisee, Principal and Guarantor acknowledge that as a precondition to the grant of franchise in accordance with this Agreement, Franchisee shall accept the Franchise Fee, Royalty, Advertising Contribution, Training Fee and other payment as set forth in clause 8 and Schedule A hereof.

2.3                              No Exclusivity.

Franchisee acknowledges and agrees that the license conferred under this Agreement is for the operation of a Burger King Restaurant for the Term at the Location only, and that Franchisee has no right to any exclusive territory, market or trade area, or to object to the development or location of any additional franchised or company operated Burger King Restaurants, or other food outlets operating under a trade or service mark or system owned or licensed by FRANCHISOR or any of its Affiliates. FRANCHISOR (and its Affiliates, if applicable) may in its sole business judgment develop, operate, license or franchise additional Burger King Restaurants or other food outlets operating under a trade or service mark or system owned or licensed by FRANCHISOR or any of its Affiliates anywhere, including sites in the immediate proximity of the Franchised Restaurant and/or in the same territory, market or trade area of the Franchised Restaurant. Franchisee hereby waives any right it has, may have, or might in the future have, to oppose the development or location of other Burger King Restaurants, and any claim for compensation from FRANCHISOR or any of its Affiliates in respect of any and all detriment or loss suffered by it as a result of the development and location of additional Burger King Restaurants.

2.4                              Expiration.

This Agreement and the license granted hereunder shall expire at the end of the Term unless early terminated in accordance with the terms and conditions set forth in this Agreement. Franchisee acknowledges and agrees that, to the extent legally permissible, no notice is required to terminate this Agreement upon the expiration of the Term.

2.5                              Renewal

FRANCHISOR may elect to renew the Term by giving a three (3) months’ prior notice to Franchisee prior to the expiration of the Term. If Franchisee wishes to renew this Agreement, it shall give a written notice to FRANCHISOR setting forth its desire to renew this Agreement not less than six (6) months prior to the expiration of the Term.  FRANCHISOR will, in its sole discretion, determine whether or not to renew this Agreement and the term of renewal (in any event shall not exceed the term of the MFDA).

3.                                     Continuous Operation

3.1                              Operate Throughout Term.

Franchisee must commence to operate the Franchised Restaurant on the Opening Date and, subject to clause 3.2, must operate the Franchised Restaurant in accordance with this Agreement continuously throughout the Term. Franchisee expressly agrees that any failure to do so shall constitute a material act of default under this Agreement, and FRANCHISOR shall be entitled to collect all actual and consequential damages (including lost profits) incurred as a result of any failure to so operate continuously for the full Term and shall be entitled to terminate this Agreement in accordance with the terms and conditions set forth in this Agreement.

3.2                              Exceptions.

Franchisee may cease operations to the extent necessary to comply with the requirements of

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 FRANCHISOR or any governmental authority with jurisdiction over the Franchised Restaurant that it (a) repair, clean, remodel, or refurbish the Location; (b) complete repairs at the Location, subject to FRANCHISOR’s prior approval; or (c) resolve an emergency situation which would endanger the public or Franchisee’s employees so long as Franchisee diligently takes all actions necessary to resume operations in light of the circumstances presented.

4.                                     Organization of Franchisee

4.1                              Sole Purpose Entity.

Franchisee covenants that the sole purpose and business activity of Franchisee is, and will remain throughout the Term, to develop and operate Burger King Restaurants. Franchisee further covenants that, to the extent permissible by law, its governing documents will at all times during the Term restrict its purpose and business activity to developing and operating Burger King Restaurants. In addition, the governing documents will, at all times during the Term, mandate the designation of a Managing Owner and describe the Managing Owner’s authority to bind the Franchisee and to direct any actions necessary to ensure compliance with this Agreement and any other agreements related to the Franchised Restaurant.

4.2                              Principals.

Franchisee represents and warrants to FRANCHISOR that Schedule A contains a complete list of all shareholders or holders of ownership interests in Franchisee and that the Principals are the legal and beneficial owners of their respective shareholdings or ownership interests in all classes of shares and other equity interests in Franchisee as of the date of this Agreement and throughout the Term of this Agreement, unless any change in such ownership interest has been approved by FRANCHISOR in accordance with section 13 below. Franchisee agrees to furnish to FRANCHISOR such evidence as FRANCHISOR may in its sole discretion request from time to time to assure FRANCHISOR that the Principals and their respective shareholdings or ownership interests in all classes of shares or ownership interests in Franchisee, and the beneficial interests in those shares or ownership interests remain as warranted in this Agreement or as approved by FRANCHISOR from time to time in accordance with section 13 below.

4.3                              Managing Owner.

(a)                                Franchisee must at all times during the Term employ a Managing Owner who must be a natural person and who shall be approved in advance by FRANCHISOR in FRANCHISOR’s sole discretion. Franchisee covenants that the Managing Owner is granted the authority by Franchisee to bind Franchisee in all dealings with FRANCHISOR and its Affiliates and to direct any action necessary to ensure compliance with this Agreement and other agreements relating to the Franchised Restaurant. The Managing Owner at the date of this Agreement is the person specified as such in Schedule A.

(b)                                Franchisee covenants that the Managing Owner will, at all times, have Control of Franchisee and will not delegate Control to any other person or entity. Franchisee must ensure that the Managing Owner exercises that Control diligently in compliance with this Agreement and in a timely manner.

(c)                                 No change in the Managing Owner may be made without the prior approval of FRANCHISOR. If for any reason the person approved by FRANCHISOR as the Managing Owner ceases to have Control of Franchisee, then as soon as practicable, and in any event no later than 90 days after such cessation, Franchisee must appoint a new Managing Owner that is approved in advance by FRANCHISOR in its sole discretion.

(d)                                If a person other than the Managing Owner is approved by FRANCHISOR to act as the Operations Director pursuant to clause 4.4, the Managing Owner shall nevertheless devote substantial time and attention to the management and oversight of the Franchised Restaurant and any other Burger King Restaurants operated by Franchisee, and shall be available for meetings as requested by

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FRANCHISOR.

4.4                              Operations Director.

(a)                                Franchisee must appoint, employ and authorize an Operations Director who must be approved in advance by FRANCHISOR in FRANCHISOR’s sole discretion. The Operations Director may also be the Managing Owner, subject to FRANCHISOR’s approval, in its sole discretion. The Operations Director at the date of this Agreement is the person specified as such in Schedule A.

(b)                                Franchisee must ensure that the Operations Director devotes his or her full energy and best efforts to the overall supervision and day-to-day operations of the Franchised Restaurant (and any other Burger King Restaurants in respect of which he or she is approved by FRANCHISOR as the Operations Director). Franchisee covenants that the Operations Director will at all times have the authority to direct any action necessary to ensure that the day-to-day operation of the Franchised Restaurant is in compliance with the MOD Manual, this Agreement and such other directions, policies, procedures, standards and specifications as may be issued by FRANCHISOR or BKAP, as the case may be, from time to time.

(c)                                 The Operations Director must live in the vicinity of the Franchised Restaurant, as the term “vicinity” is defined for Operations Directors by FRANCHISOR from time to time, in its reasonable discretion.

(d)                                If the approved Operations Director ceases to hold that position in Franchisee, Franchisee shall, as soon as practicable, and in any event no later than 90 days after such cessation, appoint a replacement who must be approved in advance by FRANCHISOR in its sole discretion.

(e)                                 If Franchisee seeks FRANCHISOR’s approval of a person other than the Managing Owner to act as the initial or replacement Operations Director, Franchisee understands that in deciding whether to approve such person, FRANCHISOR may consider the reasons for having different persons in such roles, the respective levels of financial commitment (such as percentage of ownership, if applicable) of the individuals, the number of Burger King Restaurants operated by Franchisee, the management structure and quality of Franchisee’s operations, whether the Managing Owner will also commit to devote full time and attention and best efforts to the operation of Burger King Restaurants and such other factors as FRANCHISOR may deem appropriate for consideration.

4.5                              Restaurant Manager.

At all times during the Term, Franchisee must appoint and employ at least one Restaurant Manager who shall be responsible for the direct, personal day-to-day supervision of the Franchised Restaurant. The Restaurant Manager may also be the Operations Director and/or Managing Owner, subject to FRANCHISOR’s approval, in its sole discretion.

4.6                              Employees.

Franchisee shall hire all employees of the Franchised Restaurant and shall be solely responsible for the terms of their employment and compensation. Franchisee shall comply with all governmental programs, legislation and requirements as may be amended from time to time related to employees, including without limitation, employment social insurance, housing provident funds, workers compensation, public holiday, unpaid and paid leave (including but not limited to annual leave, sick/medical leave, maternity leave, paternity leave, marriage leave and etc.), secondment, labor and other employee benefit programs.

4.7                              No Change in Organization.

Franchisee must notify FRANCHISOR of any changes to, and at FRANCHISOR’s request provide copies of, any organizational or other governing documents of Franchisee. No amendments or revisions to such governing documents may be made or adopted if such amendment or revisions would: (a) change the

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description of Franchisee’s sole purpose or authorized activities as contemplated under clause 4.1 above;(b) change the designation of, or the procedures for designating, the Managing Owner; (c) change the authority delegated to the Managing Owner or the Operations Director; or (d) materially alter promises or representations contained in Franchisee’s applications or distribution plans submitted and approved by FRANCHISOR.

Franchisee may not take any action, whether directly or indirectly, to avoid the Control requirements for the Managing Owner or the authority requirements for the Managing Owner and the Operations Director, respectively. Franchisee must provide FRANCHISOR with such evidence as FRANCHISOR may in its sole discretion request from time to time to assure FRANCHISOR that the activities and purpose of Franchisee, and the Control of the Managing Owner and authority of the Managing Owner and Operations Director, respectively, remain as required by this Agreement.

5.                                     Standards and Uniformity

Franchisee agrees to comply strictly at all times with all elements of the Burger King System, which it acknowledges is a fundamental term of this Agreement and a necessary and reasonable requirement for the protection of the legitimate business interests of BKAP, FRANCHISOR and others operating under the Burger King System. Without limitation, Franchisee must at all times comply with the following covenants:

5.1                              Operations Standards.

(a)                                Franchisee must fully comply with the MOD Manual. A copy of the MOD Manual must be securely and confidentially kept at the Franchised Restaurant at all times and all changes or additions to it must be inserted upon receipt. In the event of any conflict between the MOD Manual kept at the Franchised Restaurant and the master copy maintained by BKAP or its Affiliates in Singapore, the master copy shall govern.  FRANCHISOR or BKAP reserves the right to interpret the standards, specifications and procedures and any other terms in the MOD Manual.

(b)                                Franchisee agrees that changes in standards, specifications and procedures in the MOD Manual may become necessary or desirable from time to time and Franchisee must accept and comply with such modifications, revisions and additions to the MOD Manual as BKAP in its sole discretion believes to be desirable.

(c)                                 The MOD Manual and any changes to it made from time to time and such other policies, standards, specifications and procedures communicated to Franchisee shall be and be deemed to be part of this Agreement.

5.2                              Building and Premises.

(a)                                Exclusive Use. The Location must be used exclusively during the Term for the purpose of operating a Burger King Restaurant in accordance with the Burger King System.

(b)                                Site Selection. Franchisee shall, at the request of FRANCHISOR, submit all required and necessary information of the site that Franchisee intends to select as the Location to FRANCHISOR for its consideration and approval.  No site shall be selected as the Location unless approved by FRANCHISOR in advance.

(c)                                 Lease. Franchisee shall use its best efforts to cause the landlord to enter into a tripartite agreement with FRANCHISOR and Franchisee, which should include the following: (i) in the event that Franchisee breaches the lease contract with the landlord, Franchisee shall notify FRANCHISOR of the breach and FRANCHISOR may, in its sole discretion, decide whether or not to cure such breach on Franchisee’s behalf and the landlord agrees not to unilaterally terminate the lease contract before FRANCHISOR makes such decision; (ii) in the event that the landlord breaches the lease contract, Franchisee shall not unilaterally terminate the lease contract without the prior written

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consent of FRANCHISOR; and (iii) Franchisee and the landlord shall not terminate the lease contract by agreement without the prior written consent of FRANCHISOR.   .

(d)                                Construction. The Franchised Restaurant must be constructed and improved at Franchisee’s own expense in the manner authorized and approved by FRANCHISOR, and must not thereafter be altered unless approved in advance by FRANCHISOR. The Franchised Restaurant must be decorated, furnished, and equipped with equipment, signage, furnishings, and fixtures which meet BKAP’s specifications and the Current Image applicable at the time the Franchised Restaurant is constructed or improved.

(e)                                 Maintenance and Repairs. Franchisee must, at its own expense, continuously throughout the Term, maintain (whether by repairs or replacement) the Location and the Franchised Restaurant in good condition and repair in accordance with BKAP’s then current standards relating to the repair, maintenance, condition and appearance of Burger King Restaurants. Without limiting the foregoing, Franchisee must make all repairs, improvements and alterations as may be reasonably determined by FRANCHISOR to be necessary to maintain the Current Image which Franchisee was last required to meet. Franchisee must comply with FRANCHISOR’s requirements in this regard within such time as FRANCHISOR reasonably requires.

(f)                                  Current Image. In addition to and without limiting any other obligations specified in this Agreement, during the year that is halfway between the Opening Date and the expiration date of the Term (e.g., in the 5th year of a 10 year term), Franchisee shall, at its own expense, remodel, renovate, replace, upgrade, improve and modernize the Franchised Restaurant including, without limitation, all improvements at the Location, and all furnishings, fixtures, equipment, signage and décor, to conform with the Current Image in effect as of the beginning of such year, including any necessary structural work, in accordance with FRANCHISOR’s requirements, and pursuant to plans and specifications approved in advance by FRANCHISOR.

5.3                              Signage.

Franchisee must: (a) display the Burger King Marks only in the form, manner, locations and positions authorized by FRANCHISOR; (b) maintain, display and replace signage at the Location conforming to the Current Image and current specifications that are manufactured from sources approved by BKAP and FRANCHISOR; (c) not place additional signage or posters anywhere at the Location without the prior consent of FRANCHISOR; and (d) immediately discontinue the use of and destroy unapproved, obsolete or unsuitable signage. Such signs are fundamental to the Burger King System and Franchisee hereby grants to FRANCHISOR the right to enter the Location and the Franchised Restaurant to remove and destroy unapproved or obsolete signs at Franchisee’s expense in the event that Franchisee has failed to do so within 30 days after the written request of FRANCHISOR.

5.4                              Equipment.

Franchisee must, at its own cost: (a) purchase, install and use only equipment and equipment layouts that have been approved by BKAP; (b) maintain all equipment in a condition that meets operational standards specified in the MOD Manual or as otherwise prescribed by FRANCHISOR; (c) remove and replace equipment which becomes obsolete or inoperable with equipment approved for installation in new Burger King Restaurants at the time of the replacement; and (d) install within such time as FRANCHISOR may reasonably specify, such additional, new or substitute equipment as FRANCHISOR determines is needed in any part of the Location due to a change in menu or method of preparation and service, because of health, safety or regulatory considerations, or other business reasons. FRANCHISOR has the right, but not the obligation, to establish requirements and criteria for POS Systems and communications equipment and systems to be used by Franchisee. Franchisee acknowledges that the obligations in this clause 5.4 are in addition to its obligations under clause 5.2.

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5.5                              Vending Machines, ATMs, etc.

Franchisee must not install public telephones, newspaper racks, juke boxes, automatic teller machines, lottery ticket terminals, cigarette, gum, candy or any other type of vending machines, video games, rides or any other type of machines normally found in amusement arcades, televisions, consumer computers or internet appliances, fireplaces or any other types of machines or equipment at the Location without the prior approval of FRANCHISOR, but must install such machines or equipment at the Location promptly upon request from FRANCHISOR to the extent permitted by laws or regulations of China.  For the purpose of such installing, Franchisee agrees to sign any documents and take any actions necessary to obtain all licenses and permits legally required. In the event any such items are installed at the Franchised Restaurant, then all sums received by Franchisee in connection with these items shall be included within Gross Sales and Franchisee shall comply with any conditions and mandatory standards, specification and provisions as to the use of such items.

5.6                              Conduct of Business.

Franchisee must: (a) use its best efforts to effectively promote and maximize the sale of Approved Products at the Franchised Restaurant and to this end shall employ adequate personnel and maintain sufficient supplies of Approved Products, including food and packaging products and merchandise and promotional products; (b) conduct its business at the Franchised Restaurant in a manner which protects and enhances the reputation and goodwill of the Burger King System; and (c) adhere to high standards of integrity and ethical conduct in dealings with customers, suppliers, distributors, public officials, all other persons who conduct business with Franchisee, and FRANCHISOR and its Affiliates.

Franchisee must abide by the laws and regulations in respect of consumer protection. Franchisee must appropriately deal with consumers’ complaints.

5.7                              Payments to Suppliers and Others.

Franchisee must in a timely and responsible manner fulfill all financial obligations relating to the Franchised Restaurant. Such financial obligations include, but are not limited to, (a) payment of supplier and distributor invoices for the purchase of goods and services used in connection with the Franchised Restaurant; (b) monthly rent and other charges due to lessors of the Location; and (c) debt service and other payments to Franchisee’s lenders. All such payments are Franchisee’s sole responsibility and under no circumstance shall FRANCHISOR have any duty or obligation to pay any such financial obligations of Franchisee. In the event that Franchisee fails or neglects to pay an undisputed bill, invoice or statement from Franchisee’s lessors, lenders, suppliers or distributors, Franchisee shall notify FRANCHISOR and FRANCHISOR may, in its sole discretion, make such payment on Franchisee’s behalf and such payment, together with all costs and expenses incurred as a consequence of FRANCHISOR’s action, shall be repaid by Franchisee to FRANCHISOR with interest at the highest rate allowed by law within 15 days after Franchisee receives copies of receipts showing the payment by FRANCHISOR of such obligations. These receipts shall be prima facie evidence of payment by FRANCHISOR.

5.8                              Menu, Service and Hygiene.

(a)                                Franchisee must sell all menu items, merchandise and promotional products, and other products or materials or services specified in the MOD Manual or as otherwise specified by FRANCHISOR in accordance with the standards, specifications and other requirements of the Burger King System. Franchisee must not serve, sell or offer for sale any items which are not Approved Products.

(b)                                Franchisee must adhere to all specifications contained in the MOD Manual or as otherwise prescribed by FRANCHISOR from time to time as to ingredients, pricing, product groupings, storage, and handling, method of preparation and service, weight and dimensions of products served, and standards of cleanliness, health, and sanitation in accordance with the standards, specifications

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and other requirements of the Burger King System.

(c)                                 Franchisee must only sell and serve food, beverages, and other items in packaging and other paper products that meet BKAP’s specifications in accordance with the standards, specifications and other requirements of the Burger King System.

(d)                                FRANCHISOR may at any time, by written notice to Franchisee, add a product or ingredient to, or remove any product or ingredient from, menu items or other Approved Products. If FRANCHISOR makes any such changes, Franchisee must change the menu within the period specified by FRANCHISOR in writing.

(e)                                 FRANCHISOR may at any time, by written notice to Franchisee, change the menu by introducing new menu items or new Approved Products or changing the recipes for, or removing existing menu items or other Approved Products that Franchisee must prepare at the Franchised Restaurant; or change the types, brands or mix of pre-manufactured products that may be utilized with menu items or other Approved Products. If FRANCHISOR makes any such changes, Franchisee must change the menu within the period specified by FRANCHISOR in writing.

(f)                                  FRANCHISOR may at any time require Franchisee to cease using any ingredients or withdraw from supply in the Franchised Restaurant, any Approved Product or any other food, beverage, product or service, which in FRANCHISOR’s sole discretion: (a) does not conform or no longer conforms with the standards, quality controls or specifications for food, beverages, products or services to be supplied in accordance with the Burger King System; (b) does not conform or no longer conforms with the range or type of food, beverages, products or services to be supplied in accordance with the Burger King System; or (c) is, or may be, a health or safety risk or may adversely impact the Burger King System. Franchisee must immediately cease using any ingredients or withdraw any food, beverages or products from sale or supply when required to do so by FRANCHISOR.

(g)                                 Franchisee shall sell the Approved Products only at retail to consumers at the Franchised Restaurant and shall not sell such items for redistribution or resale.

(h)                                Franchisee must, upon request of FRANCHISOR, provide FRANCHISOR with copies of all health inspection reports or violations issued by local authorities.

5.9                              Sources of Supply.

Only goods and services that meet FRANCHISOR’s then current standards and specifications and are purchased from Approved Suppliers shall be used in the development, improvement or operation of the Franchised Restaurant. Such goods include the Approved Products, including, without limitation, food and supplies, packaging and paper products, furnishings, fixtures, signage, equipment, uniforms and premiums. The decision to approve or disapprove proposed suppliers or distributors shall be made by FRANCHISOR in its sole discretion. FRANCHISOR may consider any factors it deems relevant in establishing specifications and standards and in approving suppliers and/or distributors, and is not obligated to approve multiple suppliers and/or distributors of any good or service.

5.10                       Hours of Operation.

The entire Franchised Restaurant must be open for business daily for such hours and days as FRANCHISOR may from time to time specify in writing, unless and to the extent otherwise prohibited by applicable law.

5.11                       Uniforms.

All employees in the Franchised Restaurant must wear uniforms approved by FRANCHISOR as meeting

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the design, color and specification from time to time prescribed by FRANCHISOR.

5.12                       Advertising and Promotional Materials.

Franchisee must not use, publish, display, sell or distribute any advertising or promotional material or slogans, or material on which any Burger King Marks appear, without the prior approval of FRANCHISOR. All material on which Burger King Marks are used must bear such notice of registration or license legend as FRANCHISOR may specify. Franchisee must adhere to all applicable laws and regulations relating to advertising, and must comply with all advertising, promotional and public relations standards, guidelines and policies established by FRANCHISOR from time to time. Franchisee must, immediately upon receipt of notice from FRANCHISOR, remove or discontinue the use, publication, display, sale and distribution of any advertising or promotional material, slogans, and any material on which the Burger King Marks appear, which FRANCHISOR has not approved.

5.13                       Compliance with Laws.

Franchisee must comply with and shall ensure Managing Owner, Operations Director, Restaurant Manager and other employees of the Franchised Restaurant at all times conduct the business of the Franchised Restaurant strictly in accordance with all requirements of the laws (including, without limitation, the Franchise Regulation and the Anti-Corruption Laws), any competent authority, the MOD Manual and otherwise as prescribed by FRANCHISOR. In the event of conflicting standards, Franchisee must comply with the strictest standard. Franchisee must immediately notify FRANCHISOR, and provide any details reasonably requested by FRANCHISOR, of any legal action taken, or circumstances which could reasonably lead to legal action being taken against Franchisee, FRANCHISOR or its Affiliates, including by a customer (including customer complaint) or any regulatory authority, and of any likely adverse publicity in relation to Franchisee or the Franchised Restaurant. Franchisee must obtain and maintain all licenses and other permits required by the law of the governing bodies where the Franchised Restaurant is located in all matters, including without limitation those relating to construction, fire control, environmental protection, health, safety, hygiene and employment laws.

5.14                       Participation in Inspection/Evaluation/Rating Programs.

Franchisee must participate, at its cost, in all inspection, evaluation and rating programs, including self-audits, product, equipment, facility, crew or service evaluation programs and customer satisfaction programs as required by FRANCHISOR from time to time and any other similar or replacement programs as may be implemented by FRANCHISOR during the Term. Franchisee understands and agrees that FRANCHISOR may receive a copy of a report or summary showing the findings of the inspection, evaluation or rating program. FRANCHISOR may charge Franchisee or require Franchisee to pay a third party vendor for costs related to inspections, evaluations or ratings of optional equipment installed at the Franchised Restaurant.

5.15                       Right of Entry; Inspection.

FRANCHISOR or any employee, agent or designee of FRANCHISOR shall have the unrestricted right to enter the Franchised Restaurant to conduct such reasonable inspections and other activities as it deems necessary to ascertain or ensure compliance with this Agreement. The inspections and other activities may be conducted without prior notice at any time reasonably determined by FRANCHISOR when at least one of Franchisee’s employees is present at the Franchised Restaurant. FRANCHISOR or any employee, agent or designee of FRANCHISOR shall use reasonable efforts to ensure that the inspections and other activities are performed in a manner which minimizes interference with the operation of the Franchised Restaurant.

5.16                       Interference with Employment Relations of Others.

FRANCHISOR and Franchisee must not employ or seek to employ any person who at the time is employed by the other or any of its Affiliates or of another franchisee of FRANCHISOR or its Affiliates or otherwise

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directly or indirectly, entice or induce such person to leave such employment. This obligation shall not be breached if the person that Franchisee or FRANCHISOR employs or seeks to employ has not been employed by the other or its Affiliate or by another franchisee for a period of more than 6 months or if the other party has obtained the prior written consent of such person’s employer.

6.                                     Services Available to Franchisee

The content of and manner by which the following services are to be delivered by FRANCHISOR shall be within FRANCHISOR’s sole reasonable discretion. FRANCHISOR will consult with Franchisee from time to time in connection with the operation of the Franchised Restaurant (subject always to Franchisee complying with its obligations under this Agreement) and shall provide to Franchisee within the limits set forth herein:

(a)                                A pre-opening training program conducted at training facilities and/or Burger King Restaurants at such location(s) as determined by FRANCHISOR.

(b)                                Pre-opening and opening assistance at the Franchised Restaurant for such period of time as FRANCHISOR, in its discretion, deems appropriate under the circumstances. FRANCHISOR may, in its reasonable discretion, consider the following factors: the experience of the operator, the type of facility being operated, whether the assistance is for a new opening or the reopening after a transfer of ownership of an already operating Burger King Restaurant, the prior Burger King System experience of Franchisee’s management, the projected volume of the Burger King Restaurant as estimated by Franchisee, and any other factors that FRANCHISOR deems appropriate for consideration.

(c)                                 The MOD Manual, on loan to Franchisee, for the Term. The loaned copy of the MOD Manual and other specifications, standards and operating procedures furnished by FRANCHISOR will be written in English and any translation into another language shall be Franchisee’s responsibility and cost and Franchisee will treat such translation as Confidential Information under clause 11.3.

(d)                                Such marketing and advertising research data and advice as may be developed from time to time by FRANCHISOR and deemed by it to be helpful in the operation of a Burger King Restaurant.

(e)                                 Communication of new developments, techniques and improvements in food preparation, equipment, food products, packaging, service and restaurant management which are relevant to the operation of a Burger King Restaurant.

(f)                                  Such other ongoing information as FRANCHISOR considers reasonably necessary to continue to communicate and advise Franchisee as to the Burger King System, including the operation of the Franchised Restaurant.

7.                                     Training

7.1                              The Franchised Restaurant must not open unless the Operations Director and Restaurant Manager and such other members of Franchisee’s staff charged with the responsibility for the day-to-day operation of the Franchised Restaurant as FRANCHISOR may determine, have successfully completed FRANCHISOR’s pre-opening training program at such location(s) as determined by FRANCHISOR.

7.2                              Any new Operations Director as FRANCHISOR may approve and any new Restaurant Manager and any other new member of Franchisee’s staff as FRANCHISOR may determine must successfully complete the training program referred to in clause 7.1 before assuming their position.

7.3                              The Operations Director and such other members of Franchisee’s staff as FRANCHISOR may determine shall undertake and complete continuing training programs from time to time as directed by FRANCHISOR in order to implement FRANCHISOR’s current operational standards. Such

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training programs shall be at locations specified by FRANCHISOR.

7.4                              Franchisee shall be responsible for the cost of FRANCHISOR providing any ongoing training programs requested by Franchisee or required by FRANCHISOR to be undertaken by Franchisee, the Operations Director, the Restaurant Manager or any of Franchisee’s employees (including the cost of training any new or replacement Operations Director, Restaurant Manager or any new employees of Franchisee). Franchisee shall also be responsible for the cost of all FRANCHISOR training materials such as workbooks, all travel and living expenses, all compensation of and workers compensation insurance for Franchisee’s employees while enrolled in the training program, any other personal expenses incurred and materials provided to such employee, and training facility charges and training staff charges, if any.

7.5                              Franchisee must, at its cost, implement a training program for Franchised Restaurant employees in accordance with training standards and procedures prescribed by FRANCHISOR.

7.6                              Franchisee must staff the Franchised Restaurant at all times during the Term with a sufficient number of trained employees including the minimum number of managers required by FRANCHISOR who have completed FRANCHISOR’s training program at an accredited location to ensure that FRANCHISOR’s operational standards are met.

8.                                     Franchise Fee, Royalty, Advertising Contribution, Training Fee and Other Payments

8.1                              Franchise Fee.

Franchisee must pay the Franchise Fee to FRANCHISOR upon execution of this Agreement. The Franchise Fee is non-refundable and is deemed fully earned by FRANCHISOR upon execution of this Agreement.  Any deposit paid by Franchisee to FRANCHISOR before the execution of this Agreement in accordance with other agreements may directly offset the Franchisee Fee.  The Franchise Fee and the Royalty payable under clause 8.1 and 8.2 are in consideration solely for the grant of rights in clause 2.1 and are not for FRANCHISOR’s performance of any specific obligations or services.

8.2                              Royalty.

(a)                                The Royalty are due and payable at the times and places, in the manner, and with the frequency and due dates prescribed by FRANCHISOR from time to time. Unless otherwise specified by FRANCHISOR or BKAP, the Royalty shall be due and payable in accordance with clauses 8.2 (b) below.

(b)                                In further consideration of the grant in clause 8.1, Franchisee must pay the Royalty to FRANCHISOR, or its designee, by no later than the 10th day of each month based on Gross Sales for the preceding month.

8.3                              Advertising Contribution.

(a)                                The Advertising Contribution are due and payable at the times and places, in the manner, and with the frequency and due dates prescribed by FRANCHISOR from time to time. Unless otherwise specified by FRANCHISOR or BKAP, the Advertising Contribution shall be due and payable in accordance with clauses 8.3 (b) below.

(b)                                By no later than the 10th day of each month, Franchisee must pay the Advertising Contribution to FRANCHISOR or its designee based upon Franchisee’s Gross Sales for the preceding month. All Advertising Contributions will, upon payment, be the property of FRANCHISOR and may be used at its discretion for the purposes set forth in this Agreement. FRANCHISOR shall not be subject to any fiduciary or other implied duties, and no express or implied trust shall be created, in respect of any

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Advertising Contributions.

(c)                                 All Advertising Contributions paid by Franchisee under this Agreement, less Administrative Expenses and any applicable taxes, will, at FRANCHISOR’s sole discretion, be combined with the advertising contributions of other franchisees in an Ad Fund and used for (i) conducting customer satisfaction surveys and market research expenditures directly related to the development and evaluation of the effectiveness of advertising and sales promotions; (ii) creative, production, clearance and other costs incurred in connection with the development of advertising, sales promotions and public relations, and (iii) various methods of delivering the advertising or promotional message, including, without limitation, television, radio, outdoor, print, electronic and digital media (“Media”). All expenditures from the Ad Fund shall be made by FRANCHISOR in its sole discretion. The allocation of the Advertising Contribution among international, national, regional and local expenditures shall also be made by FRANCHISOR in its sole discretion and can be modified by FRANCHISOR from time to time in its sole discretion.

(d)                                Franchisee acknowledges and agrees that FRANCHISOR is not required to spend the total contributions to the Ad Fund in the fiscal year of FRANCHISOR in which such contributions are received, and FRANCHISOR may accumulate such reserves as it deems appropriate. Franchisee further acknowledges and agrees that FRANCHISOR is not required to spend any specific proportion of the Ad Fund in any particular location or in respect of any particular Burger King restaurant, and that it is not entitled to a refund of any monies held in the Ad Fund upon expiration or termination of this Agreement.

(e)                                 All Administrative Expenses shall be paid from the Ad Fund. If requested by Franchisee, FRANCHISOR will, within 120 days following such request, prepare and deliver to Franchisee a statement of the Ad Fund’s receipts and expenses for the most recent fiscal year of the Ad Fund.

(f)                                  If FRANCHISOR makes commitments for advertising, public relations, customer satisfaction programs, market research or sales promotion activities prior to the opening of the Franchised Restaurant for which payment is required before Franchisee’s Advertising Contributions are due, Franchisee shall upon request make an advance payment to FRANCHISOR in an amount not to exceed the result of applying the Advertising Percentage to Franchisee’s estimate of the Gross Sales for the first six months of operation of the Franchised Restaurant. Any such advance payment will be credited towards Franchisee’s Advertising Contributions payable under this Agreement.

(g)                                 Notwithstanding the foregoing, upon receipt of written notice from BKAP or FRANCHISOR advising Franchisee that BKAP or its designee has assumed responsibility for the administration of the Advertising Fund, BKAP shall have the rights and obligations of FRANCHISOR pursuant to this clause 8.3, and Franchisee must pay the entire amount of the Advertising Contributions to BKAP or its designee by no later than the 10th day of each month with respect to periods after the date of such notice and deliver the monthly report of Gross Sales required pursuant to clause 9.2 below.

8.4                              Training Fee.

Franchisee shall pay the training fee as specified in Schedule A (“Training Fee”) to FRANCHISOR in a lump sum before the Opening Date (with respect to any new or replacement Operations Director, Restaurant Manager or any new employees of Franchisee, such Training Fee shall be paid in a lump sum before the training).

8.5                              No Set Off; Method of Payment.

The Franchise Fee, Royalty and Advertising Contribution must be paid in full free of any deductions or set-off whatsoever (except withholding tax if required to be withheld from the relevant payment by the laws of the country in which the Franchised Restaurant is located) by such method (including direct debit in accordance with clause 8.7) as FRANCHISOR may from time to time stipulate. If required by FRANCHISOR,

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Franchisee must submit to FRANCHISOR a recipient-created tax invoice or a remittance statement in a form prescribed by FRANCHISOR at the same time as the payment is made.

8.6                              Interest.

Franchisee must pay to FRANCHISOR interest on any sum overdue under this Agreement, in the currency in which the overdue sum was required to be paid, calculated on a daily basis from the due date until payment in full at the interest rate of 1.5 times of the RMB lending interest rate for the corresponding period stipulated by the People’s Bank of China. Entitlement to such interest shall be in addition to any other remedies FRANCHISOR may have.

8.7                              Direct Debit Method of Payment.

FRANCHISOR may, at its option, require payment of the Royalty and/or Advertising Contribution and any other amount payable under this Agreement by making direct monthly withdrawals in the form of an electronic, wire, automated transfer or other similar electronic funds transfer in the appropriate amount(s) from Franchisee’s bank or other financial institution account. If FRANCHISOR exercises this option, Franchisee will: (a) execute and deliver to its financial institution and to FRANCHISOR those documents necessary to authorize such withdrawals and to make payment or deposit as directed by FRANCHISOR; (b) not thereafter terminate such authorization so long as this Agreement is in effect without the prior approval of FRANCHISOR; (c) not close such account without prior notice to FRANCHISOR and the establishment of a substitute account permitting such withdrawals; and (d) take all reasonable and necessary steps to establish an account at a financial institution which has a direct electronic funds transfer or other withdrawal program if such a program is not available at Franchisee’s financial institution.

8.8                              Franchisee Must Not Withhold Payment.

Franchisee must not for any reason withhold payment of any amount due to FRANCHISOR. This applies even if Franchisee alleges that FRANCHISOR has not performed or is not performing an obligation imposed upon it under this Agreement or any other agreement with FRANCHISOR. FRANCHISOR may accept any partial payment without prejudice to its right to recover the balance due or pursue any other remedy.

8.9                              Application of Payments.

FRANCHISOR, in its sole discretion, may apply any payment received from Franchisee or from any other person on behalf of Franchisee against any past due indebtedness of Franchisee as FRANCHISOR may see fit, notwithstanding any contrary instruction or designation given by Franchisee or any other person as to the application or imputation of any such payment.

8.10                       Currency.

Unless otherwise provided all payments required under this Agreement shall be made in the currency designated in Schedule A (or such other currency as FRANCHISOR may by notice require) into such bank account in China designated on Schedule A or elsewhere as FRANCHISOR shall designate. The Franchisee shall cooperate with FRANCHISOR to promptly and properly sign or submit all necessary documents to effect such payments.

9.                                     Records, Reporting Obligations and Audits; Release of Information; Polling

9.1                              Records.

Franchisee must keep true, accurate and complete records of its business relating to the Franchised Restaurant and retain all such records and reports including sales records and records of all expenditures and amounts received from suppliers and distributors for a period of at least 24 months or such longer

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period as is required by the relevant tax authorities.

9.2                              Report of Gross Sales.

By the 1st day of each month, Franchisee must deliver to FRANCHISOR and BKAP respectively a report of Gross Sales for the previous month in the form and manner required by FRANCHISOR. If Franchisee does not provide a report of Gross Sales on time, FRANCHISOR may estimate Gross Sales for the month based on historical sales at the Franchised Restaurant.  Franchisee will be obliged to pay the Royalties and Advertising Contributions calculated based on such estimates.  Once Franchisee provides actual Gross Sales, FRANCHISOR will credit or debit the difference, if any.

9.3                              Sales and Other Reports, Financial Statements and Statement Verifying Sales.

Franchisee must submit to FRANCHISOR and BKAP, at such times as FRANCHISOR designate, the following by hard copy or electronic format prescribed by or otherwise acceptable to FRANCHISOR and BKAP:

(a)                                (i) daily, weekly and monthly total restaurant sales, ticket count and comparative sales reports; (ii) monthly product volume mix data; and (iii) monthly information obtained from evaluation and rating programs in which Franchisee is required to participate from time to time, including self-audits, product, facility, crew or service evaluation programs and customer satisfaction programs, all of the foregoing for the Franchised Restaurant and the total operations of Franchisee including, without limitation, all Burger King Restaurants operated by Franchisee and its Affiliates;

(b)                                monthly, quarterly and fiscal year-to-date profit and loss statements prepared in accordance with generally accepted accounting principles in the country where the Franchised Restaurant is located for the Franchised Restaurant and the total operations of Franchisee including, without limitation, all Burger King Restaurants operated by Franchisee;

(c)                                 (i) a full disclosure of all equity owners in Franchisee and any other person with any interest in the Franchised Restaurant; (ii) complete audited annual financial statements prepared in accordance with generally accepted accounting principles in the country where the Franchised Restaurant is located for the Franchised Restaurant and the total operations of Franchisee; and (iii) a statement verifying total monthly restaurant sales and ticket counts for the previous 12 months for the Franchised Restaurant and separately for all Burger King Restaurants operated by Franchisee, certified by a Certified Public Accountant or equivalent (and in the absence of an equivalent, then by such body with membership and constitution in the country in which the Franchised Restaurant is located as is designated by FRANCHISOR from time to time);

(d)                                copies of tax returns and remittances relating to the Franchised Restaurant; and

(e)                                 such other information and records of any kind as FRANCHISOR may reasonably require from time to time, including, without limitation, quarterly balance sheets and income statements and copies of any other documentation provided to the taxing authorities relating to the Franchised Restaurant.

9.4                              Inspections and Audits.

(a)                                Subject to clause 9.5 below, FRANCHISOR or its representatives, at FRANCHISOR’s expense, may, at all reasonable times, examine or audit, in whole or in part, written or electronic books, accounts, tax returns and other records and reports relating to Franchisee and/or the Franchised Restaurant, and, for this purpose, Franchisee must produce to FRANCHISOR all such books, accounts, tax returns, records and reports relating to Franchisee and/or the Franchised Restaurant and separately for all Burger King Restaurants operated by Franchisee. FRANCHISOR shall similarly have the right to examine or audit the books, accounts, tax returns, records and reports of Guarantor in those instances where Franchisee has failed to make payments of Royalties or

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Advertising Contributions in a timely fashion or has otherwise defaulted under this Agreement.

(b)                                If a discrepancy is found between the reported Gross Sales and actual Gross Sales for any period, Franchisee shall pay to FRANCHISOR, within 5 days of receipt of an invoice, the difference between the amounts paid in respect of Royalties and Advertising Contributions and the Royalties and Advertising Contributions payable under this Agreement had Gross Sales been reported accurately, with interest in accordance with clause 8.6 calculated from the date such amounts were to have been paid had Gross Sales been reported accurately.

9.5                              Audit Costs.

Franchisee must, within 15 days of receipt of a demand from FRANCHISOR, reimburse FRANCHISOR for all costs of the audit including travel, lodging and wages of employed personnel and charges by contractors, if: (a) the discrepancy in any month between reported Gross Sales and actual Gross Sales exceeds 2% of actual Gross Sales; or (b) FRANCHISOR conducted the audit because Franchisee failed to deliver to FRANCHISOR a report of Gross Sales for the relevant month as required under clause 9.2.

9.6                              Polling and POS.

Franchisee must, at its sole cost and expense: (a) at all times operate at the Franchised Restaurant POS Systems approved by FRANCHISOR; (b) upgrade or replace in whole or in part any POS Systems as FRANCHISOR may reasonably deem necessary or desirable in the interest of proper administration of Burger King Restaurants throughout the Burger King System, within such reasonable time as may be specified by FRANCHISOR; (c) use the approved POS Systems at all times to record and process such information as FRANCHISOR may from time to time require, including information regarding any other business carried on in or from any Burger King Restaurant with the consent of FRANCHISOR, keep such information available for access by FRANCHISOR and BKAP on the POS System, for such minimum period as FRANCHISOR may require, and maintain and provide to FRANCHISOR and/or BKAP such information in the format, and using such data exchange standards and protocols, as FRANCHISOR and/or BKAP may require; (d) effect the Polling operation at such time or times as may be required by FRANCHISOR, but FRANCHISOR and/or BKAP may itself initiate Polling whenever it deems appropriate; (e) permit FRANCHISOR, BKAP or its agents to Poll any information contained in the POS System at any time; (f) permit FRANCHISOR, BKAP or its agent to obtain all of the information referenced in this clause 9.6 that may be in the possession of any third party vendor from whom Franchisee obtained an approved POS System; and (g) if required by FRANCHISOR or BKAP, download the information into machine readable information compatible with the system operated by FRANCHISOR or its agents and to deliver that information to FRANCHISOR or BKAP by such method and within such timescale as FRANCHISOR or BKAP reasonably requires if for any reason Polling is not practicable.

10.                              Taxes, Duties and Other Charges

10.1                       Franchisee shall be solely responsible for and shall pay when due all taxes, charges, duties, government imposts or levies (including any fines or penalties) arising by reason of Franchisee’s possession, ownership or operation of the Franchised Restaurant or items loaned to Franchisee by FRANCHISOR or the entering into of this Agreement including, without limitation, any sales, use, value added, goods and services or other tax (other than any tax that is measured by or related to the net income of FRANCHISOR). In the event of any bona fide dispute as to the liability for a tax assessed against it, Franchisee may contest the validity or the amount of the tax in accordance with the procedures of the taxing authority; provided, however, that Franchisee shall not permit a tax sale or seizure against the Franchised Restaurant, Location or equipment used in the Franchised Restaurant.

10.2                       Franchisee shall withhold from Royalties and other payments made to FRANCHISOR under this Agreement such withholding taxes as are required to be withheld by the laws of the jurisdiction in which the Franchised Restaurant is located and pay the withholding taxes to the relevant taxing

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authorities. Franchisee shall provide FRANCHISOR with corresponding receipts from the relevant taxing authorities to evidence such payments or amounts withheld.

10.3                       Where the law permits an election regarding the treatment of any supply or deemed supply under this Agreement for the purposes of any value added or other tax chargeable thereon, Franchisee shall make or join in any such election as FRANCHISOR may from time to time require.

10.4                       If any laws are changed or new laws are introduced or courts or any relevant authority interpret laws differently which results in FRANCHISOR having to pay a tax, duty, excise or levy on amounts received from Franchisee under this Agreement (other than income tax) or on goods or services supplied by FRANCHISOR under this Agreement, Franchisee must pay to FRANCHISOR an additional amount so that after FRANCHISOR has paid such tax, duty, excise or levy its yield under this Agreement is unchanged.

11.                              Protection of the Burger King System

11.1                       Ownership.

Franchisee acknowledges that ownership of all right, title and interest in and to all elements of the Burger King System, including the Burger King Marks, and the design, décor and image of Burger King Restaurants is and shall remain vested solely in BKAP or an Affiliate of BKAP and that Franchisee has and will acquire no proprietary or other rights or claims in or to any element of the Burger King System or the Burger King Marks other than the license granted by this Agreement. Franchisee disclaims any other right or interest in and to the Burger King System and the Burger King Marks and in the goodwill derived therefrom and will promptly if requested by FRANCHISOR assign free of any charge to BKAP and/or FRANCHISOR any right or interest Franchisee may acquire or be deemed to acquire therein. Franchisee acknowledges and agrees that all uses of the Burger King Marks and any element of the Burger King System shall inure to the benefit of BKAP.

11.2                       Improvements.

Franchisee must notify FRANCHISOR of any potential improvements or new features which it identifies as capable of benefiting the Burger King System. Franchisee agrees that all right, title and interest in and to such potential improvements or new features are hereby or shall be transferred to, vest in and remain the exclusive property of BKAP on and from their creation, without payment by BKAP, and BKAP and/or its Affiliates may evaluate, modify and introduce any such potential improvements or new features into the Burger King System for the benefit of BKAP, FRANCHISOR and other franchisees. Franchisee shall do all things and sign all documents necessary to give effect to this clause 11.2. BKAP and FRANCHISOR shall have no obligation to use the improvements or new features. Franchisee shall not use potential improvements or new features at the Franchised Restaurant unless and until first approved by FRANCHISOR.

11.3                       Confidential Information.

The term “Confidential Information” as used in this Agreement means all confidential and proprietary information of BKAP, FRANCHISOR or any of their respective Affiliates, including without limitation, FRANCHISOR’s or BKAP’s operations manuals, including the MOD Manual, and other standards, specifications and operating procedures, training material, finance information, legal documents, marketing and business information, marketing strategy and marketing programs, plans and methods, food specifications, details of suppliers and distributors, and sources of supply and distribution, sales, contractual and financial arrangements of BKAP, FRANCHISOR and their respective Affiliates and service providers, and all other information and knowledge relating to the methods of operating and the functional know-how applicable to Burger King Restaurants and the Burger King System revealed by or at the direction of BKAP, FRANCHISOR or any of their Affiliates to Franchisee.

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Franchisee acknowledges the uniqueness of the Burger King System and that BKAP and FRANCHISOR are making the Confidential Information available to Franchisee for the purpose of operating the Franchised Restaurant. Franchisee agrees that it would be an unfair method of competition for Franchisee to use or duplicate or to allow others to use or duplicate any of the Confidential Information. Franchisee, therefore, must:

(a)                                at all times, both during the Term and following its termination or expiration, maintain the Confidential Information in strict confidence;

(b)                                use the Confidential Information only in the operation of the Franchised Restaurant and other licensed Burger King Restaurants;

(c)                                 not disclose the Confidential Information to any person except those officers, employees and professional advisers of Franchisee or any Principal who have a specific need to have access to it for the operation of the Franchised Restaurant, who have been made aware of the terms on which it has been disclosed to Franchisee, and who agree to maintain its confidentiality. Franchisee is responsible for any unauthorized disclosure of the Confidential Information by persons to whom Franchisee has disclosed it;

(d)                                not permit anyone to reproduce, copy or exhibit any portion of the MOD Manual or any other Confidential Information received from FRANCHISOR, BKAP or any of their Affiliates;

(e)                                 return, delete or destroy the Confidential Information received from FRANCHISOR, BKAP, or any of their Affiliates immediately upon receipt of a request from FRANCHISOR or BKAP to do so; and

(f)                                  at FRANCHISOR’s request, require each Principal, the Managing Owner, the Operations Director, Restaurant Manager and other employees of the Franchised Restaurant as required by FRANCHISOR to execute an agreement similar in substance to this clause in a form acceptable to FRANCHISOR and naming FRANCHISOR as a third party beneficiary with the independent right to enforce such agreement.

11.4                       No Dilution.

Franchisee must not directly or indirectly, at any time during the Term or after the expiration of the Term, do or cause to be done any act or thing disputing, attacking or in any way diluting or tending to dilute the validity of and BKAP’s right, title or interest in and to the Burger King System, including the Burger King Marks, and the goodwill associated therewith.

11.5                       Infringement.

Franchisee must immediately notify FRANCHISOR of all infringements or imitations of the Burger King System, including the Burger King Marks, which come to Franchisee’s attention, or challenges to Franchisee’s use of any of the Burger King Marks, and FRANCHISOR may exercise absolute discretion in deciding what action, if any, should be taken. Franchisee must co-operate in the prosecution of any action to prevent the infringement, imitation, illegal use or misuse of the Burger King Marks or the Burger King System and agrees to be named as a party in any such action if so requested by FRANCHISOR. FRANCHISOR will bear the reasonable legal expenses and costs incidental to Franchisee’s participation in such action except for the cost and expenses of Franchisee’s personal legal counsel if Franchisee elects to be represented by counsel of Franchisee’s own choosing. Franchisee must not institute any legal action or other kind of proceeding based on the Burger King Marks or the Burger King System without the prior approval of FRANCHISOR.

11.6                       Burger King Marks, Registered Users.

FRANCHISOR represents that the marks specified in Schedule B are registered or applied for as stated in

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Schedule B but makes no expressed or implied warranty with respect to the validity of any of the Burger King Marks. Franchisee accepts that Franchisee may conduct business utilizing some Burger King Marks which have not been registered, that registration may not be granted for the unregistered marks and that some of the Burger King Marks may be subject to use by third parties unauthorized by FRANCHISOR. Franchisee shall, upon request and at no expense to Franchisee, assist FRANCHISOR in perfecting and obtaining registration of any unregistered Burger King Marks.  Franchisee shall not, without the prior approval of BKAP and FRANCHISOR, register or apply for registration of any unregistered Burger King Marks or any unregistered trademarks that are similar to Burger King Marks in its own name.

Whenever requested by FRANCHISOR, Franchisee must enter into one or more Trademark Sublicense Agreements authorizing and permitting the use of the Burger King Marks or any of them, and Franchisee agrees to comply with all the terms and conditions contained in such Trademark Sublicense Agreements and to sign and execute any documents and/or do such things to assist FRANCHISOR in making application on Franchisee’s behalf for registration of all necessary Trademark Sub-license Agreements. The provisions of any Trademark Sub-license Agreements shall be consistent with the provisions of this Agreement. Franchisee shall not attempt to register itself as a user of any of the Burger King Marks except in connection with an application filed by FRANCHISOR. Nothing in any Trademark Sub-license Agreement shall be construed as giving Franchisee the right to transfer, sub-license or otherwise dispose of Franchisee’s right to use the Burger King Marks without FRANCHISOR’s prior written consent.

11.7                       Franchisee Name.

In the adoption of a trade, corporate, partnership, fictitious or domain name, Franchisee must not use any of the Burger King Marks or any variations or abbreviations or any words confusingly similar to any of the Burger King Marks.

11.8                       Conduct of Business on the Internet.

Without the prior written consent of FRANCHISOR, Franchisee must not conduct business or advertise for business on the Internet. FRANCHISOR may conduct business and advertise for business on the Internet. FRANCHISOR may offer for sale products and services via the Internet and FRANCHISOR is not liable to Franchisee for any money or benefits received by FRANCHISOR or any of its Affiliates in connection with the sales. Franchisee must co-operate with FRANCHISOR in its conduct of business on the Internet including by advertising the domain name specified by FRANCHISOR at the Location, and on all of Franchisee’s letterhead, business cards, invoices, statements and bags.

11.9                       Use of the Internet.

Franchisee must: (a) obtain FRANCHISOR’s prior approval for any email address it uses in connection with the Franchised Restaurant and, if necessary, change the email address; (b) acknowledge at all times that ownership and control of FRANCHISOR’s websites and domain names remain with FRANCHISOR or an Affiliate of FRANCHISOR; (c) not alter or allow to be altered the structure or layout of any of the websites used by FRANCHISOR or any Affiliate of FRANCHISOR under license from FRANCHISOR; (d) not publish the Burger King Marks or any information or material on the Internet or World Wide Web concerning the Franchised Restaurant, the Location, the MOD Manual, Current Image or any other Confidential Information of FRANCHISOR or its Affiliates without the prior consent of FRANCHISOR; and (e) not interfere in the use of any of the websites used by FRANCHISOR or any Affiliate under license from FRANCHISOR and comply with all policies and procedures regarding website and use of the Internet that FRANCHISOR publishes from time to time.

11.10                Independent Contractor.

Franchisee is an independent contractor and is not an agent, partner, joint venturer or employee of FRANCHISOR, and no express or implied fiduciary relationship exists between the parties. Franchisee must not, nor attempt to, bind or obligate FRANCHISOR in any way nor represent that Franchisee has any

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right to do so. FRANCHISOR has and will have no control over the terms and conditions of employment of Franchisee’s employees.

11.11                Public Notice of Independence.

In all public records and in Franchisee’s relationship with other persons, on stationery, business forms and checks, Franchisee must indicate the independent ownership of the Franchised Restaurant and that Franchisee is a franchisee of FRANCHISOR. Franchisee must exhibit at the Franchised Restaurant in such places as may be designated by FRANCHISOR, a notification that the Franchised Restaurant is operated by an independent operator under license from FRANCHISOR. FRANCHISOR may prescribe the form of the indication and notification required by this clause 11.11.

11.12                Registration of Agreement.

If local law requires the registration or recordation of this Agreement with any local government agency, administrative board or banking agency, Franchisee shall notify FRANCHISOR and, unless FRANCHISOR elects to do so itself (or through an agent) Franchisee shall effectuate such registration(s) or recordation(s) at its sole cost and expense in strict compliance with local laws as soon as possible.  Any costs or expenses related to registration or recordation shall be the sole responsibility of Franchisee. If FRANCHISOR elects to or is legally required to deal with the registration or recordation of this Agreement itself, Franchisee shall reimburse FRANCHISOR with all costs or expenses related to such registration or recordation.

12.                              Insurance; Indemnity

12.1                       Insurance Required.

Prior to the Opening Date, Franchisee must procure and maintain in full force and effect during the Term, at its own expense, the following insurance policy or policies in respect of the Franchised Restaurant and the Location, or by reason of the construction, operation or occupancy of the Restaurant:

(a)                                Comprehensive general liability insurance, including risks required to be covered by local law, and including products liability and broad form contractual liability;

(b)                                Automotive liability insurance, including bodily injury and property damage for all owned, non-owned and hired vehicles;

(c)                                 All risks property insurance for the full replacement value of the Franchised Restaurant which is sufficient to satisfy any co-insurance clause contained in the policy, and where the Franchised Restaurant is a leasehold, rental insurance for at least 6 months’ rent;

(d)                                Business interruption insurance to insure Franchisee for losses incurred as a result of a business interruption, such as fire, storm or other natural or man-made disaster, which causes the Franchised Restaurant to be closed for a period of time. Such business interruption insurance policy will, at a minimum, provide a level of coverage to Franchisee sufficient for Franchisee to be able to pay to FRANCHISOR, on a monthly basis, the estimated Royalties and Advertising Contributions that Franchisee would have been obligated to pay had the business interruption not occurred. The foregoing amount shall be calculated by taking the average monthly Gross Sales of the Franchised Restaurant over the 12 months immediately preceding the date of the business interruption (or in the case where the Franchised Restaurant has not been open for 12 months, Franchisee’s estimate of the average monthly Gross Sales) and multiplying such number first by the Royalty Percentage and then by the Advertising Percentage, and adding the two results together.

(e)                                 Statutory worker’s compensation insurance and employer’s liability insurance, as well as insurance

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covering disability benefits as may be required by local law;

(f)                                  Any other insurance policies FRANCHISOR may reasonably require from time to time.

12.2                       Policy Requirements

Each policy required under clause 12.1 must (a) name FRANCHISOR, BKAP and their respective Affiliates as additional insureds or its equivalent, (b) be written by an insurance company or companies as specified by FRANCHISOR from time to time in writing and on terms and conditions that are acceptable to FRANCHISOR (including the amount of the deductible under each insurance policy),(c) include such coverages, policy limits and endorsements as may be specified from time to time by FRANCHISOR in writing, (d) provide that the insurers shall not have rights of subrogation or recourse against any additional insured or its equivalent, (e) provide that the policy cannot be cancelled without 30 days prior written notice to FRANCHISOR and (f) insure the contractual liability of Franchisee under clause 12.5.

12.3                       Evidence of Insurance

Prior to the Opening Date and when requested during the Term, Franchisee must furnish to FRANCHISOR certificates of insurance or its equivalent evidencing that the required insurance coverage is in effect pursuant to the terms of this Agreement. The addition of FRANCHISOR, BKAP and their respective Affiliates as additional insureds or its equivalent shall be effectuated through an endorsement to Franchisee’s insurance policies, without any language of limitation affecting coverage, and a copy of the endorsement must be provided to FRANCHISOR or its designated agent. All policies must be renewed, and a renewal certificate of insurance must be provided to FRANCHISOR or its designated agent, prior to the expiration date of the policies.

12.4                       Other Insurance Requirements

Franchisee must neither do nor omit to do any act which may render any of the insurance policies void or voidable. FRANCHISOR may give notice to Franchisee that a particular insurer is unacceptable to FRANCHISOR, and Franchisee will use its best efforts to obtain alternative or additional insurance from an insurer acceptable to FRANCHISOR prior to the expiration of the relevant policy and furnish to FRANCHISOR certificates of insurance evidencing that such alternative or additional insurance coverage is in effect. The insurance afforded by the policy or policies required under this Agreement shall be primary and not contributory with FRANCHISOR’s insurance and shall not be limited in any way by reason of any insurance which may be maintained by FRANCHISOR. The amount of insurance as required in the MOD Manual or as contained in any of the policies shall not be construed to be a limitation of liability on the part of Franchisee. The obligation of Franchisee to maintain insurance is separate and distinct from its obligation to indemnify the FRANCHISOR Indemnified Parties under the provisions of clause 12.5.

12.5                       Indemnity

(a)                                Franchisee is responsible for all Losses arising out of or in connection with the possession, ownership or operation of the Franchised Restaurant and the Location.

(b)                                Franchisee shall defend, indemnify and hold harmless the FRANCHISOR Indemnified Parties, with counsel fully acceptable to FRANCHISOR, against and in respect of all Losses sustained or incurred by the FRANCHISOR Indemnified Parties, or any one or more of them, based upon, arising out of or relating to (i) the possession, ownership or operation of the Franchised Restaurant and the Location, (ii) any breach by Franchisee or failure to perform any of its representations, warranties, covenants, obligations or agreements set forth herein, (iii) the sale of securities of Franchisee or any Affiliate of Franchisee, including, without limitation, Losses related to any alleged violation of any securities laws, (iv) any deceptive or fraudulent activities, corporate malfeasance, negligence or misconduct in connection with the operation of Franchisee’s business; (v) taxes, charges, duties, government imposts or levies (including any fines or penalties) arising by reason of Franchisee’s

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possession, ownership or operation of the Franchised Restaurant; and (vi) any claim, action or demand of any kind or nature whatsoever brought by any employee, agent, subcontractor or independent contractor of Franchisee or any employee of any agent, subcontractor or independent contractor of Franchisee.

(c)                                 Franchisee’s indemnification obligations hereunder shall survive the termination of this Agreement and continue for as long as the statute of limitations applicable to any such claim, action or demand remains in effect.

(d)                                Franchisee’s obligation to indemnify and defend the FRANCHISOR Indemnified Parties shall apply even in the event of the claim of negligence against FRANCHISOR Indemnified Parties and regardless of whether the claim of negligence against FRANCHISOR Indemnified Parties or BKAP is as a result of the acts or omissions of any FRANCHISOR Indemnified Parties or that of Franchisee.

(e)                                 The right to indemnity hereunder shall exist notwithstanding that joint or several liability may be imposed upon the FRANCHISOR Indemnified Parties by statute, ordinance, regulation or judicial decision. Franchisee’s obligation to defend and indemnify the FRANCHISOR Indemnified Parties is separate and distinct from its obligation to maintain insurance, and is not limited by the amount of insurance required by FRANCHISOR.

(f)                                  FRANCHISOR agrees to advise Franchisee if it receives notice that a claim has been or will be filed with respect to a matter covered by this indemnity and provide Franchisee with such information as Franchisee may reasonably require to assume the defense of the matter. Subject to subparagraph (h) below, Franchisee shall be given the opportunity to assume the defense thereof with counsel reasonably acceptable to FRANCHISOR, and FRANCHISOR shall have the right to participate in the defense of any claim or action against it which is assumed by Franchisee at FRANCHISOR’s own cost and expense.

(g)                                 Franchisee shall not, without the written consent of the applicable FRANCHISOR Indemnified Parties, settle, compromise or offer to settle or compromise any such claim, action or demand unless the terms of such settlement provide for (i) a full and unqualified release of the FRANCHISOR Indemnified Parties, (ii) no admission of liability, fault or violation of law or contract and (iii) no relief other than payments of monetary damages that are not to be paid by the FRANCHISOR Indemnified Parties.

(h)                                Notwithstanding the foregoing, if (i) Franchisee elects not to defend the FRANCHISOR Indemnified Parties by failing to notify such parties in writing that Franchisee will indemnify them from and against the entirety of any Losses that they may sustain or incur, based upon or arising out of the indemnifiable claims, within five (5) days after the FRANCHISOR Indemnified Parties have given notice to Franchisee of such indemnifiable claims, (ii) a conflict of interest exists between Franchisee on the one hand and the FRANCHISOR Indemnified Parties or the Burger King System on the other hand, as reasonably determined by FRANCHISOR and BKAP, (iii) the indemnifiable claim relates to the matters described in subparagraph (b)(iii) or (iv) of this clause 12.5, (iv) settlement of, or an adverse judgment with respect to, the indemnifiable claims is, in the good faith judgment of FRANCHISOR and BKAP, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of FRANCHISOR, BKAP or the Burger King System, or (v) the indemnifiable claim involves multiple franchisees and FRANCHISOR or BKAP reasonably determines that consolidation of all such claims would be in the best interests of FRANCHISOR or BKAP and the affected franchisees, including Franchisee (in which case any liability of Franchisee hereunder would be on a pro rata basis), the FRANCHISOR Indemnified Parties shall have the right to defend the claim, action or demand by appropriate proceedings with sole power to direct and control such defense with respect to themselves, and Franchisee shall pay to the FRANCHISOR Indemnified Parties all costs, including reasonable attorneys’ fees, incurred by such parties in effecting such defense and any subsequent legal appeal, in addition to any sums

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which FRANCHISOR or BKAP may pay by reason of any settlement or judgment against the FRANCHISOR Indemnified Parties.

13.                              Transfer Restrictions

13.1                       No Transfer or Change in Franchisee Without Consent.

(a)                                Except with the prior consent of FRANCHISOR, Franchisee must not, directly or indirectly (and must not permit an Affiliate of Franchisee to), Transfer (i) this Agreement or any of its rights or obligations in or under this Agreement; (ii) the Franchised Restaurant, the Location or the real estate relating to the Franchised Restaurant including, without limitation, substantially all of the assets or a material asset of the Franchised Restaurant; or (iii) any part of or beneficial interest in any of the above, and must not permit any such matter to arise by operation of law or otherwise.

(b)                                Except with the prior consent of FRANCHISOR, a Guarantor must not, directly or indirectly (and Franchisee may not permit a Guarantor to) Transfer, in whole or in part, its equity interests in Franchisee.

(c)                                 Except with the prior consent of FRANCHISOR, a Principal who is not a Guarantor must not, directly or indirectly (and Franchisee must not permit a Principal to), Transfer any of its equity interests in Franchisee or in any corporate Principal in any single transaction or series of related transactions. For avoidance of doubt, this sub-clause (c) and sub-clause (d) below shall not be applicable to public traded shares in any public listed corporate Principal.

(d)                                Except with the prior consent of FRANCHISOR, Franchisee must not, directly or indirectly: (i) issue any new equity interests in Franchisee (except the issuance of equity interests to the owners listed in Schedule A in proportion to their existing equity interests); (ii) permit any change in beneficial ownership of, or in any of the rights attaching to, any equity interests in Franchisee; (iii) permit any reconstruction, reorganization, merger, consolidation, liquidation, amalgamation or other material change in the structure or Control of Franchisee or in any corporate Principal; or (iv) subcontract or otherwise delegate the performance of its obligations pursuant to this Agreement.

(e)                                 Equity interests of Franchisee may not be Transferred by Franchisee or any Principal unless, in addition to obtaining the prior consent of FRANCHISOR as required pursuant to clauses 13.1(b), (c) and (d) above, the transferor complies with all policies and guidelines FRANCHISOR may then have in effect for approval of a proposed distribution of securities of franchisees. All materials required by applicable law for or used in connection with any direct or indirect offer or sale of securities by Franchisee shall be submitted to FRANCHISOR for review and consent, prior to their filing or use. Any review by FRANCHISOR of the offering materials or the information included therein will be conducted solely for the benefit of FRANCHISOR to determine conformance with FRANCHISOR’s internal policies, and not to benefit or protect any other person. No investor should interpret such review by FRANCHISOR as an approval, endorsement, acceptance or adoption of any representation, warranty, covenant or projection contained in the materials reviewed and the offering documents and any subscription agreement to be executed by investors shall include legends and statements as FRANCHISOR may specify, including but not limited to legends and statements which disclaim FRANCHISOR’s liability for, or involvement in, the transaction described in the offering documents.

(f)                                  The transferor shall notify FRANCHISOR in writing of any proposed Transfer of an interest referred to in this clause 13.1 (hereinafter, “Interest”) before the proposed Transfer is to take place, and shall provide such information and documentation relating to the proposed Transfer as FRANCHISOR may reasonably require.

(g)                                 Any Transfer described in this clause 13.1 attempted without compliance with the terms hereof shall be void and of no effect and shall constitute a material act of default hereunder and good cause for

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termination of this Agreement.

13.2                       Conditions for Consent.

In determining whether or not to grant approval to a proposed Transfer of any Interest referred to in clause 13.1, FRANCHISOR may consider any relevant matter in its sole discretion, including, without limitation, the protection of the Burger King System, the protection of FRANCHISOR and its Affiliates, and the orderly and proper operation and development of other Burger King Restaurants in the market which may be directly or indirectly impacted by the proposed Transfer. Without limiting the generality of the foregoing, FRANCHISOR may impose or consider the following conditions for granting its consent to the proposed Transfer, as FRANCHISOR may deem appropriate in its sole discretion:

(a)                                all obligations of Franchisee to FRANCHISOR and its Affiliates, whether arising under this Agreement or otherwise (including, without limitation, all monetary obligations and all repair, maintenance, refurbishment and upgrade obligations) must be satisfied on or before the Transfer Date;

(b)                                all obligations of Franchisee to third parties arising out of the conduct of the Franchised Restaurant including, but not limited to, obligations owed to suppliers and distributors must be satisfied on or before the Transfer Date;

(c)                                 Franchisee and its Affiliates are not in default of any provisions of this Agreement or any other agreement with FRANCHISOR or its Affiliates;

(d)                                the Transferee (or, if applicable, such owners of the Transferee as FRANCHISOR may request), in FRANCHISOR’s sole judgment, satisfies all of FRANCHISOR’s business standards and requirements; has the aptitude and ability to operate the Franchised Restaurant; has adequate financial resources and capital to do so; and must complete and be approved through FRANCHISOR’s standard franchisee application and selection process including satisfactorily demonstrating to FRANCHISOR that it meets the financial, character, organizational, managerial, credit, operational, and legal criteria and such other criteria and conditions as FRANCHISOR shall then be applying in considering applications for new franchises. The Transferee must meet with representatives of FRANCHISOR at its corporate offices or such other location as may be reasonably requested by FRANCHISOR. Without limiting the grounds on which it will be reasonable for FRANCHISOR to withhold its consent to any Transfer, FRANCHISOR may withhold its consent to any proposed Transfer where: (i) the Transferee or any Affiliate of the Transferee carries on activities of a kind described in section 16 (Restrictive Covenant), or (ii) in the sole judgment of FRANCHISOR, the Transfer would result in the Transferee having a disproportionately large ownership of Burger King Restaurants compared with the number of Burger King Restaurants operated by all franchisees in the Burger King System in China(excluding those operated by FRANCHISOR or its Affiliates).

(e)                                 Transfers to existing franchisees in the Burger King System may be subject to conditions materially different from or in addition to conditions with respect to other Transfers. FRANCHISOR reserves the right to disapprove a Transfer based upon (without limitation) any of the following considerations, in FRANCHISOR’s sole discretion: (i) the current geographic scope and proximity of the prospective Transferee’s operations; (ii) the physical and operational condition, opportunities and obligations present in the prospective Transferee’s existing market(s) and Burger King Restaurants; (iii) the penetration level of Burger King Restaurants in the prospective Transferee’s existing market(s); and (iv) the period of time since the prospective Transferee last acquired Burger King Restaurants and the extent to which the prospective Transferee properly integrated those Burger King Restaurants into its organization and resolved issues arising from or related to such previous acquisition;

(f)                                  the form, terms and conditions in the Transfer agreement must be acceptable to FRANCHISOR;

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(g)                                 the Transferee (and such other entities as FRANCHISOR may require as principals and guarantors) must execute FRANCHISOR’s then current form of franchise agreement for a term equal to the remainder of the Term, no further franchise fee will be payable, and the timing for required remodeling shall be as under this Agreement or as otherwise agreed;

(h)                                the Transferee and such owners of the corporate Transferee as FRANCHISOR may request, must execute a guarantee of the Transferee’s obligations to FRANCHISOR and its Affiliates. For the purposes of determining compliance, FRANCHISOR shall have the right to examine and approve the form and content of all governing documents of the corporate Transferee;

(i)                                    Franchisee must execute all documents necessary to cancel the entries of Franchisee as a registered user of the Burger King Marks and shall co-operate with FRANCHISOR in effecting the cancellation of entries of Franchisee as a registered user with the relevant registry;

(j)                                   The Transferee must enter into any Trademark Sub-license agreements required by FRANCHISOR authorizing and permitting the use of the Burger King Marks;

(k)                                the Transferee’s Managing Owner and Operations Director and/or such other relevant persons as determined by FRANCHISOR must have satisfactorily completed, at their expense, FRANCHISOR’s training program for new franchisees on or before the Transfer Date;

(l)                                    Franchisee must pay the Transfer Fee to FRANCHISOR before the Transfer Date. The Transfer Fee is payable in respect of any Transfer, whether by Franchisee or a Principal;

(m)                            FRANCHISOR is satisfied, in its sole business judgment, that the Franchised Restaurant and the consummation of the contemplated transaction(s) will create sufficient cash flow after payment of debt service and other amounts necessary for reinvestment in the business for repairs or remodeling the Franchised Restaurant and Location, to permit the prospective transferee to meet its financial commitments generally as well as the prospective transferee’s obligations under this Agreement;

(n)                                If Franchisee or any Affiliate proposes to Transfer only the real estate at the Franchised Restaurant, FRANCHISOR is satisfied, in its sole business judgment, that Franchisee and its Affiliates, on a consolidated basis, will meet the financial ratios and standards FRANCHISOR applies to newly developed Burger King Restaurants.

(o)                                such legal documentation as is required by FRANCHISOR must be executed, including a general release executed by Franchisee and each Guarantor, in a form satisfactory to FRANCHISOR, of any and all claims against FRANCHISOR, its Affiliates, and their respective officers, directors, agents and employees; and

FRANCHISOR will use reasonable efforts to provide a response to a proposed Transfer within 90 days of receipt by FRANCHISOR of Franchisee’s notice of the proposed Transfer (or within 60 days following the end of Offer Period for the purpose of clause 13.3 below) and the furnishing of all reasonably requested information and documentation.

13.3                       Right of First Refusal.

(a)                                Subject to clause 13.3(c) below, if Franchisee or any Principal receives an acceptable bona fide offer from a third party (“Offer”) to directly or indirectly purchase the Franchised Restaurant, or any portion thereof or interest therein or any asset material to the operation of the Franchised Restaurant or any equity interest in Franchisee (individually and collectively, the “Assets”), Franchisee must give FRANCHISOR written notice (“Offer Notice”) offering to sell the Assets to FRANCHISOR or its assignee at the same purchase price and otherwise on substantially the same terms and conditions and setting out the name and address of the prospective purchaser, the price

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and other terms of the offer, a copy of the proposed sale agreement for the Assets executed by both Franchisee and purchaser, together with such other information and documentation as FRANCHISOR may request in order to evaluate the offer, including, but not limited to, all exhibits, copies of real estate purchase agreements, proposed security agreements and related promissory notes, assignment documents, leases, deeds, surveys, title insurance commitments and policies and copies of all title exceptions and any other information FRANCHISOR may request, a franchise application completed by the prospective purchaser, references, and the opportunity to interview the prospective purchaser and/or its officers.

(b)                                If the consideration offered by the third party is not in cash, Franchisee must offer to sell the Assets to FRANCHISOR at the fair market value, which, failing agreement between FRANCHISOR and Franchisee, will be determined by an independent expert mutually agreed to by the parties, and the offer will be deemed to have been made on the date the fair market value is agreed or determined.

(c)                                 A bona fide offer from a third party includes any Transfer consolidation, merger or any other transaction in which legal or beneficial ownership of the franchise granted by this Agreement or any equity interests held by a Principal, is vested in any person other than Franchisee or that Principal.

(d)                                FRANCHISOR or its assignee has the right and the option, exercisable within 30 days from receipt of an Offer Notice, and all other requested documentation and information required under clause 13.3(a) (“Offer Period”), to accept the Offer. Silence on the part of FRANCHISOR shall constitute rejection of the Offer.

(e)                                 FRANCHISOR or its assignee may accept the offer contained in the Offer Notice by giving notice of acceptance to Franchisee before the expiration of the Offer Period (“Acceptance Notice”).

(f)                                  The Acceptance Notice may contain terms which vary from the terms of the Offer Notice if the terms upon which FRANCHISOR or its assignee agrees to buy the Assets are not commercially less favorable to Franchisee than those contained in the Offer Notice. Further, the Acceptance Notice may reject any provision or condition that is inconsistent with Franchisee’s obligations under this Agreement or the effect of which would be to increase the cost to, or otherwise change the economic terms imposed on, FRANCHISOR or its assignee, as a result of the substitution of FRANCHISOR or its assignee (as applicable) for the prospective purchaser. Any such provision or condition is void and unenforceable against FRANCHISOR.

(g)                                 If Franchisee receives the Acceptance Notice during the Offer Period, Franchisee must sell and FRANCHISOR or its assignee must purchase the Assets upon the terms and conditions contained in the Offer Notice as such terms may be varied by the Acceptance Notice.

(h)                                Acceptance will constitute a binding contract and FRANCHISOR or its assignee and Franchisee shall complete the sale and purchase with all reasonable speed, subject to (i) all of the closing conditions set forth in the proposed sale agreement; (ii) obtaining any necessary consents and estoppels from landlords or others which Franchisee must use best efforts to obtain; and (iii) satisfaction with the results of a due diligence investigation of the Assets, as conducted by FRANCHISOR or its assignee over a period of not less than 60 days, commencing on the date of the Acceptance Notice.

(i)                                    If FRANCHISOR rejects Franchisee’s offer to sell the Assets or any portion thereof, FRANCHISOR should determine whether or not to grant approval to a proposed Transfer of any Assets referred to in clause 13.3 within 60 days following the end of Offer Period in accordance with clauses 13.1 and 13.2 herein.  If such Transfer is approved by FRANCHISOR, Franchisee may conclude the sale to the purchaser named in the Offer Notice on terms not more favorable to the purchaser than those offered to FRANCHISOR; if such Transfer is disapproved by FRANCHISOR, Franchisee shall be prohibited from proceeding with the proposed Transfer of any Assets pursuant to this clause 13.3.

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(j)                                   If the sale to the purchaser has not been completed within 90 days of obtaining FRANCHISOR’s consent, or such longer time as may be reasonably required to obtain the consent of any landlord or other person, FRANCHISOR may at any time thereafter withdraw its consent to the Transfer by giving written notice to Franchisee. If Franchisee thereafter wishes to proceed with the sale of the Assets on the same commercial terms to the same prospective purchaser, Franchisee is not required comply with this clause 13.3 (right of first refusal) but must obtain FRANCHISOR’s prior consent to the Transfer.

(k)                                The election by FRANCHISOR not to exercise its right of first refusal as to any Offer will not affect its right of first refusal as to any subsequent Offer.

(l)                                    If the proposed sale of the Assets includes assets of Franchisee not related to the operation of Burger King Restaurants, FRANCHISOR or its assignee may, at its option, elect to purchase only the assets related to the operation of Burger King Restaurants and an equitable purchase price will be allocated to each asset included in the proposed sale.

(m)                            Any Transfer or attempted Transfer of the interests described in this clause 13.3 without first giving FRANCHISOR the right of first refusal as described above shall be void and of no force and effect, and shall constitute a material act of default hereunder and deemed good cause for termination of this Agreement.

13.4                       Continuing Liability.

In the event of a Transfer of any Interest, Franchisee and/or the Guarantor (hereinafter collectively, “Transferor”) shall remain personally liable for all Royalties, Advertising Contributions, Training Fee and other payments which come due under this Agreement during the periods of time hereinafter described, in accordance with the following:

(a)                                If Transferor has transferred the Interest pursuant to a contract of sale which provides that installment payments of the purchase price are to be made to the Transferor or the Transferor’s designee, the liability of the Transferor shall continue for the longer of (i) twelve (12) months from the date of the Transfer; and (ii) such time as the purchase price has been paid in full; provided, however, that after the first anniversary of such Transfer, the liability of the Transferor shall be limited to the total amount of the original installment payments to be made under the contract for sale or other instrument evidencing the debt. If the holder of the note or other evidence of the debt deems the obligation satisfied, Transferor will simultaneously be released from liability to FRANCHISOR under this Agreement for future Royalties and Advertising Contributions only. Any contract of sale which provides for installment payments shall also provide that such payments are subordinated to the payment of Royalties and Advertising Contributions under this Agreement and that the note or other evidence of the debt shall not be assignable by the holder or payee.

(b)                                If Transferor has transferred the Interest pursuant to a contract of sale which provides for cash payment in full at closing, upon payment in full of the purchase price, the Transferor’s liability shall continue for a period of twelve (12) months from the date of Transfer, and shall be limited to the amount of Royalties and Advertising Contributions which accrue during such period and are not paid by Transferee. Upon payment of such amount, Transferor shall be automatically released from any continuing liability under this Agreement for future Royalties and Advertising Contributions.

13.5                       Right of Re-Entry.

In the event FRANCHISOR seeks to enforce continuing liability pursuant to clause 13.4 above, the immediately preceding Transferor of an Interest against whom liability is sought will be afforded an opportunity to cure the default and the right to reassume the position of franchisee under the terms of this Franchise Agreement provided all of the following conditions have been met:

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(a)                                As of the Transfer Date, Transferor must have been in good standing with FRANCHISOR in accordance with the criteria then in effect for franchise approval;

(b)                                At the time of proposed re-entry, Transferor must be in good standing and be able to satisfy FRANCHISOR’s then current franchise approval criteria and expansion approval criteria and deliver to FRANCHISOR appropriate application forms and such other documents and agreements as FRANCHISOR may require.

(c)                                 At the time of re-entry, FRANCHISOR must have been paid all sums past due and owing under this Agreement and any agreement related to the Franchised Restaurant, as well as any past due sums paid by FRANCHISOR related to products or supplies sold by FRANCHISOR for use in the Franchised Restaurant, including without limitation, any pre- and post-petition amounts due from any franchisee with regard to the Franchised Restaurant which is the subject of a proceeding under the bankruptcy laws or any similar law affecting the rights of creditors generally.

(d)                                Transferor must take possession of and acquire control and dominion over substantially all of the tangible real and personal property associated with the Franchised Restaurant.

13.6                       Notices to Transferor.

During the period of time in which Transferor remains liable pursuant to clause 13.4 above, FRANCHISOR shall use reasonable efforts to send simultaneous copies of notices of default under this Franchise Agreement to Transferor and Transferee. Transferor shall use reasonable efforts to send simultaneous copies of notices of default to FRANCHISOR and Transferee under any installment payment due to Transferor from Transferee. Failure of either party to provide copies of the notices of default shall not be an event of default under the terms of this Franchise Agreement. Transferor shall be afforded the same opportunity to cure as is set forth in the notice of default.

13.7                       Acquisition of Additional Franchises.

Franchisee agrees that, prior to acquiring any other Burger King Restaurant owned or operated by another Burger King franchisee, which may be offered to it for sale or which it may offer to purchase, such franchise will first be offered to FRANCHISOR on the same terms, conditions and price in accordance with clause 13.3.

13.8                       Death or Mental Incapacity.

Upon the death or mental incapacity of a Principal, the executor, administrator, or personal representative of such Principal shall Transfer the Principal’s interest in Franchisee to a third party approved by FRANCHISOR within a reasonable time after the Principal’s death or mental incapacity. Such Transfers, including, without limitation, Transfers by devise or inheritance, shall be subject to FRANCHISOR’s right of first refusal under clause 13.3, or, if such right is not exercised, the same conditions as may be imposed on any Transfer under this clause 13. In the case of Transfer by devise or inheritance, if the heir is not approved or there is no heir, the executor shall use best efforts to Transfer the Principal’s interest to another party approved by FRANCHISOR within 24 months from the date of the Principal’s death. If the conveyance of the Principal’s interest to a party acceptable to FRANCHISOR has not taken place within the 24-month period, FRANCHISOR shall have the option to purchase the Principal’s interest at fair market value.

13.9                       No Waiver.

FRANCHISOR’s consent to a Transfer shall not constitute a waiver of any claims it may have against the Transferor, nor shall it be deemed a waiver of FRANCHISOR’s right to demand exact compliance with any of the terms of this Agreement by Transferor or Transferee.

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14.                              Default and Termination

14.1                       Acts of Default.

If an act of default hereunder is committed by Franchisee and Franchisee fails to cure the default after any required notice and within the applicable cure period, then, without prejudice to any other rights and remedies FRANCHISOR may have under this Agreement, any other agreement, at law or in equity, FRANCHISOR may terminate this Agreement by giving notice to Franchisee at any time after the occurrence of any of the acts described below. The applicable cure period is described below, but if a cure period is not specifically mentioned, it shall be 30 days. In some instances, as identified below, no cure period is allowed. If any applicable law or rule requires a longer cure period than that provided herein, then the period required under the law or rule shall be substituted for the requirements herein. The following acts are material acts of default and are each good cause for termination:

(a)                                Franchisee fails to maintain or operate the Franchised Restaurant in accordance with the requirements of the Burger King System, including the MOD Manual and all other operating standards and specifications established from time to time by FRANCHISOR, BKAP, or their Affiliates as to service, cleanliness, health and sanitation. Franchisee shall have 5 days after notice to cure the default.

(b)                                Franchisee’s default under the previous clause is deemed by FRANCHISOR, in its reasonable discretion, to be of a nature so serious as to threaten the immediate safety or health of customers or employees of Franchisee or the general public. In such case, Franchisee will, after verbal notice from FRANCHISOR to Franchisee, immediately cease operation of the Franchised Restaurant until such time as the serious health or safety violation is rectified to FRANCHISOR’s satisfaction. Failure to close the Franchised Restaurant under these circumstances shall be an additional act of default. If this act of default occurs, Franchisee shall have no opportunity to cure, and FRANCHISOR shall have the right to terminate this Agreement, effective immediately upon notice to Franchisee.

(c)                                 Franchisee sells any product which does not conform to FRANCHISOR’s specifications or is not approved by FRANCHISOR. Franchisee shall have 5 days after notice to cure the default.

(d)                                Franchisee fails to sell products designated by FRANCHISOR as required to be sold in the Franchised Restaurant. Franchisee shall have 5 days after notice to cure the default; provided, however, if for reasons beyond the control of Franchisee, Franchisee is unable to obtain such products within the cure period, the cure period shall be extended for a reasonable period of time determined by FRANCHISOR provided Franchisee initiates and actively pursues substantial and continuing action within the cure period to cure such default.

(e)                                 Franchisee fails to install and use equipment or décor required by FRANCHISOR or uses equipment, uniforms or décor not approved by FRANCHISOR or BKAP.

(f)                                  Franchisee fails to maintain the Franchised Restaurant in good condition and repair, or fails to make all improvements, alterations or remodeling as may be determined by FRANCHISOR to be reasonably necessary to reflect the Current Image.

(g)                                 Franchisee or Guarantor fails to pay when due Royalties or Advertising Contributions or any other amount required to be paid under this Agreement or any other agreement with FRANCHISOR or its Affiliates. Franchisee shall have 10 days after notice to cure the default.

(h)                                Franchisee is insolvent, files a petition or application seeking any type of relief under any bankruptcy rules or any state insolvency or similar law affecting the rights of creditors or is unable to pay its debts as they fall due, or someone files a petition to have the Franchisee adjudicated a bankrupt and such application or petition is not removed in 90 days after it is filed or makes an

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arrangement with its creditors or if any distress or execution is levied on Franchisee’s goods or if an administrator, liquidator, trustee or receiver is appointed over the whole or any part of Franchisee’s undertaking or application is made for any such appointment to be made, or being a partnership Franchisee is dissolved, or if any other steps are taken under any insolvency, bankruptcy, receivership, or moratorium laws from time to time in force, including any moratorium or if Franchisee takes any action to liquidate or wind up its operations.

(i)                                    Franchisee ceases to occupy the Location. Franchisee shall have 5 days after notice to cure the default. If the loss of possession is attributable to the proper exercise of governmental powers, Franchisee may, with FRANCHISOR’s consent and subject to availability, relocate to other premises in the same market area for the balance of the Term.

(j)                                   Franchisee abandons the Franchised Restaurant or the franchise relationship without the prior consent of FRANCHISOR. Franchisee shall have 5 days after notice to cure the default. Franchisee shall be deemed to have abandoned the franchise relationship if the Franchised Restaurant ceases to operate, except as permitted under clause 3.2, whether the Franchised Restaurant remains closed, vacant or is converted to another use.

(k)                                A final judgment against Franchisee (including a final judgment in favor of FRANCHISOR or any of its Affiliates) remains unsatisfied for 30 days (unless an appeal bond has been filed), or a levy of execution is made upon the license granted by this Agreement or upon any property used in the Franchised Restaurant or at the Location, and the levy is not discharged within 5 days.

(l)                                    Franchisee or the Managing Owner is convicted of an offense punishable by a term of imprisonment in excess of 1 year, or an offense, regardless of how punishable, for which a material element is fraud, dishonesty or moral turpitude. If this act of default occurs, Franchisee shall have no opportunity to cure and FRANCHISOR shall have the right to terminate this Agreement, effective immediately upon notice to Franchisee.

(m)                            Failure by Franchisee to make prompt payment of undisputed bills, invoices or statements from suppliers of goods or services to the Franchised Restaurant and lenders, landlords or other vendors of the Franchisee.

(n)                                Franchisee acts in any fraudulent or unethical manner in connection with the operation of the Franchised Restaurant, including if Franchisee knowingly makes any materially false statement in connection with any report of Gross Sales or in any other report, account or financial statement required under this Agreement, or if Franchisee knowingly made false or misleading statements in order to obtain execution of this Agreement by FRANCHISOR. If this act of default occurs, Franchisee shall have no opportunity to cure, and FRANCHISOR shall have the right to terminate this Agreement, effective immediately upon notice to Franchisee.

(o)                                Franchisee challenges the validity or ownership of the Burger King Marks or the Confidential Information or BKAP’s rights in the Burger King System.

(p)                                Franchisee for any reason other than the act or default of FRANCHISOR ceases to be entitled to remain registered as a registered user of any of the Burger King Marks pursuant to a Trademark Sub-license Agreement as described in clause 11.6.

(q)                                If any Transfer or other event occurs which is in violation of or inconsistent with section 13 (Transfer Restrictions) or section 18 (Guarantor) including, without limitation, a change of Control of Franchisee which occurs by means of a tender offer for publicly-traded securities of Franchisee or at the direction of a receiver, administrator or trustee in bankruptcy. If this act of default occurs, Franchisee shall have no opportunity to cure, and FRANCHISOR shall have the right to terminate this Agreement, effective immediately upon notice to Franchisee.

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(r)                                   Franchisee or any Principal uses or duplicates the Burger King System or engages in unfair competition or acquires an interest in a Fast Food Hamburger Restaurant business in violation of section 16 of this Agreement or discloses any Confidential Information or trade secrets of FRANCHISOR in violation of clause 11.3 of this Agreement. If this act of default occurs, Franchisee shall have no opportunity to cure, and FRANCHISOR shall have the right to terminate this Agreement, effective immediately upon notice to Franchisee.

(s)                                  Franchisee denies FRANCHISOR the right to inspect the Franchised Restaurant or to examine its books and records or to audit the sales and accounting records of the Franchised Restaurant. Franchisee shall have 5 days after notice to cure the default.

(t)                                   Conduct by Franchisee or the Managing Owner which, in the judgment of FRANCHISOR, is deleterious to or reflects unfavorably on Franchisee or the Burger King System by exhibiting a reckless disregard for the physical or mental well-being of employees, customers, FRANCHISOR representatives or the public at large including, but not limited to, battery, assault, sexual harassment or other forms of threatening, outrageous, willfully discriminatory or unacceptable behavior. An act of default under this clause does not require any criminal action to be brought against Franchisee or the Managing Owner. If this act of default occurs, FRANCHISOR shall have the right to terminate this Agreement, effective immediately upon notice to Franchisee but with no opportunity to cure.

(u)                                Franchisee, without the prior consent of FRANCHISOR, enters into a management agreement or consulting arrangement relating to the operations of the Franchised Restaurant.

(v)                                Failure by Franchisee to conduct the business of the Franchised Restaurant in compliance with all laws and regulations as required under clause 5.13 of this Agreement.

(w)                              Franchisee fails to remedy any other breach of this Agreement within 30 days or such shorter time as is specified in a notice given to Franchisee by FRANCHISOR specifying the breach to be remedied, telling Franchisee what FRANCHISOR requires to be done to remedy the breach and giving notice that FRANCHISOR proposes to terminate this Agreement because of the breach.

(x)                                Franchisee repeatedly breaches any obligation under this Agreement. If FRANCHISOR intends to terminate this Agreement under this clause, FRANCHISOR shall provide notice to Franchisee that FRANCHISOR considers that Franchisee has repeatedly breached this Agreement, and that FRANCHISOR intends to terminate this Agreement if Franchisee breaches the Agreement at any time after said notice. If, after receiving such notice, Franchisee subsequently breaches this Agreement in any manner, Franchisee shall have no opportunity to cure such breach, and FRANCHISOR shall have the right to terminate this Agreement upon notice to Franchisee.

(y)                                Franchisee or any Affiliate of Franchisee materially breaches any obligation under any other agreement to which FRANCHISOR or a FRANCHISOR Affiliate is a party (including without limitation, any other franchise agreement or any such agreement to which any other person is a party).

(z)                                 If any of the above acts of default occur in relation to a Guarantor or Principal, or if the Guarantor consists of more than one person, to any one or more of such persons. In such event, the cure periods set forth above shall be applicable to such Guarantor or Principal.

14.2                       The Franchisee may, pursuant to Article 12 of Franchise Regulation, TERMINATE THIS AGREEMENT WITHIN SEVEN (7) DAYS AFTER THE SIGNING DATE OF THIS AGREEMENT (“TERMINATION PERIOD”). Franchisee acknowledges that the foregoing SEVEN DAYS Termination Period is agreed upon by the FRANCHISOR and Franchisee based on their negotiations and reflects a truthful allocation of risks and liabilities after taking into account of all the relevant factors in entering this Agreement. In the event that the Franchisee chooses to terminate

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this Agreement pursuant to this clause 14.2:

(a)                                Within TERMINATION PERIOD, if FRANCHISOR starts to perform any substantive part of this Agreement upon the request of Franchisee, the Franchisee shall compensate FRANCHISOR for all cost and expense incurred by FRANCHISOR in connection with its performance of this Agreement;

(b)                                the Franchisee shall, within the foregoing Termination Period, send the original copy of a written notice to terminate this Agreement (“Termination Notice”) to the FRANCHISOR by hand-delivered or by registered airmail postage fully prepaid. The Franchisee shall clearly state its decision to terminate this Agreement in such Termination Notice, which shall be signed by the legal representative of the Franchisee and affixed with the corporate seal of the Franchisee. This Agreement may be terminated pursuant to this clause 14.2 only after the FRANCHISOR actually receives the original copy of the Termination Notice that meets the above-mentioned requirements. For the avoidance of doubt, if the FRANCHISOR does not receive the Termination Notice that meets all of the foregoing requirements, this Agreement is not terminated and shall continue in full force and binding on the FRANCHISOR and the Franchisee;

(c)                                 if this Agreement is terminated pursuant to this clause 14.2, the Franchisee shall comply with all relevant responsibilities and obligations herein upon termination of this Agreement (including without limitation to obligations provided in clause 14.4 below).

14.3                       Effect of Franchise Ending.

Upon expiration or termination of this Agreement for any reason, all rights and licenses of Franchisee to use any of BK’s intellectual property (including the Burger King System, the Burger King Marks and the Confidential Information) will terminate and the provisions of clause 14.4 will apply.

14.4                       Action on Termination.

Upon expiration or termination of this Agreement for any reason, all monies owed by Franchisee to FRANCHISOR and any FRANCHISOR Affiliate relating to this Agreement shall be immediately due and payable. Franchisee shall not be entitled to any goodwill or other compensation or refund of fees for any reason. In addition, Franchisee must:

(a)                                immediately cease using the Burger King System including the Burger King Marks or any mark confusingly similar to the Burger King Marks and the Confidential Information, and, at the request and cost of FRANCHISOR, co-operate in any steps FRANCHISOR may take to cancel the entries of Franchisee as a registered user of the Burger King Marks with the Registrar of Trademarks, or its equivalent authority;

(b)                                not thereafter identify itself as or hold itself out as a Burger King franchisee or former Burger King franchisee or as having any connection or relationship with FRANCHISOR or the Burger King System;

(c)                                 immediately return to FRANCHISOR all Confidential Information including the MOD Manual and all other materials in its possession or control relating to the Burger King System;

(d)                                immediately destroy or deliver to FRANCHISOR, at FRANCHISOR’s option, all materials bearing the Burger King Marks or in which FRANCHISOR or BKAP owns copyright or any other intellectual property rights that are otherwise identifiable with the Burger King System, and all proprietary supplies, including all branded goods and such goods made to FRANCHISOR’s or BKAP’s formulations as FRANCHISOR determines;

(e)                                 de-identify the Franchised Restaurant in accordance with FRANCHISOR’s instructions, and in the event Franchisee fails to de-identify the Franchised Restaurant, Franchisee consents to

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FRANCHISOR entering the Franchised Restaurant to make the changes at Franchisee’s expense;

(f)                                  if requested by FRANCHISOR, do all things necessary to transfer all telephone and facsimile numbers, web addresses and directory listings used in connection with the Franchised Restaurant to FRANCHISOR or its nominee;

(g)                                 pay all trade creditors relating to the Franchised Restaurant, including Approved Suppliers; and

(h)                                permit FRANCHISOR to enter the Franchised Restaurant at any time without prior notice to verify that Franchisee has done all things required of it by this clause 14.4, and take whatever actions FRANCHISOR considers necessary to fulfill any of Franchisee’s obligations under this clause 14.4 which Franchisee fails to fulfill, and Franchisee must pay the full cost of such actions within the time specified in any invoice issued by FRANCHISOR for those costs.

The foregoing shall be in addition to any other rights or remedies of FRANCHISOR that exist under applicable laws and regulations.

14.5                       FRANCHISOR’s Buy Back Option.

(a)                                Upon the expiration or termination of this Agreement, FRANCHISOR or its designee shall have the option subject to obtaining any necessary governmental consent to: (i) purchase the Location at fair market value, if Franchisee, any Principal or any Affiliate of Franchisee owns the Location; (ii) obtain an assignment of the leasehold interest in the Location at a price equal to the fair market value of the leasehold interest, if the Location is leased by Franchisee, any Principal or an Affiliate of Franchisee, subject to obtaining any necessary landlord’s consent which Franchisee, the Principal and their Affiliates agree to use best efforts to obtain; (iii) obtain an assignment of any other occupancy right arrangements in connection with Franchisee’s operation of the Franchised Restaurant; and/or (iv) to purchase some or all fully usable paper goods, containers and printed menus bearing any of the Burger King Marks at the price paid by Franchisee and/or to purchase some or all of Franchisee’s restaurant equipment, furniture, fixtures and signs at fair market value.

(b)                                If FRANCHISOR and Franchisee are unable to agree on fair market value as referred to in this clause 14.5, such fair market value shall be determined by an independent appraiser mutually agreed by FRANCHISOR and Franchisee. The result of the valuation provided by such independent appraiser should be final and binding upon FRANCHISOR and Franchisee.

14.6                       FRANCHISOR’s Right of First Refusal on Real Property.

(a)                                For twelve months following the expiration of this Franchise Agreement, FRANCHISOR shall have a right of first refusal in connection with any sale by Franchisee, or any Franchisee Affiliate, of any interest in real property at the Location.

(b)                                This right of first refusal shall be exercised in accordance with the terms and conditions described in clause 13.3.

14.7                       Set Off by FRANCHISOR.

FRANCHISOR may set off any monies owing to FRANCHISOR or any of its Affiliates in respect of Royalties, Advertising Contributions or any other amounts due hereunder against any amount payable by FRANCHISOR to Franchisee, any Franchisee Affiliate and/or any Guarantor on any account. However, Franchisee, Franchisee Affiliate and Guarantor may not set off any liability of FRANCHISOR to Franchisee, Franchisee Affiliate or Guarantor, whether under this Agreement or otherwise, against any amount payable by Franchisee, Franchisee Affiliate or Guarantor to FRANCHISOR.

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14.8                       Additional Rights of FRANCHISOR on Default; Damages.

(a)                                If Franchisee ceases or fails to operate the Franchised Restaurant for any period during the Term for any reason, except as permitted under clause 3.2, or in the event FRANCHISOR terminates this Agreement following the occurrence of any of the acts of default described in clause 14.1, then, in addition to FRANCHISOR’s rights and remedies set out in this section 14, Franchisee acknowledges that: (i) FRANCHISOR will suffer loss and damage; (ii) the loss and damage will be impossible, complex or expensive to quantify accurately in financial terms and cannot be precisely calculated or proved; and (iii) Franchisee will be liable to FRANCHISOR for all actual and consequential damages (including loss of profits) incurred by FRANCHISOR as a result of any failure to operate the Franchised Restaurant for a particular period during the Term by paying the damages specified in this clause 14.8.

(b)                                For the purpose of clause 14.8(a), “damages” are calculated as an amount equal to the total Royalties and Advertising Contributions that would have been payable by Franchisee under this Agreement if Franchisee had continued to operate the Franchised Restaurant during the Term, based on the average monthly Gross Sales of the Franchised Restaurant over the 36 months immediately preceding the date on which Franchisee ceased to operate the Franchised Restaurant (or in the case where the Franchised Restaurant has been open for less than 36 months, the average monthly Gross Sales for those months that the Franchised Restaurant was open).

(c)                                 The relevant amount must be paid within 30 days of FRANCHISOR’s written demand.

(d)                                The damages payable by Franchisee under this clause 14.8 are recoverable as a debt due to FRANCHISOR and shall be secured by a lien in favor of FRANCHISOR against the personal property, machinery, fixtures and equipment owned by Franchisee and on the Location at the time of the default.

(e)                                 If any act of default occurs, in addition and without prejudice to its rights under this clause 14.8 or any other rights, FRANCHISOR has the right but not the obligation to take whatever actions it considers necessary to remedy the default, at Franchisee’s sole risk and cost (including administrative costs and staff time) and without compensation to Franchisee, including by entering the Franchised Restaurant to remove and destroy unapproved or obsolete signs, advertising or promotional material, slogans or material on which Burger King Marks appear.

(f)                                  Franchisee acknowledges that FRANCHISOR may seek an injunction or similar remedy for any breach or threatened breach of this Agreement for which damages may not be adequate compensation.

15.                              Right of Entry

Franchisee will execute all documents required by FRANCHISOR in connection with FRANCHISOR’s entry into the Franchised Restaurant, Location or other premises for purposes of this Agreement and will use its best efforts to procure any consent required from any third party in connection with FRANCHISOR’s entry into the Franchised Restaurant, Location or other premises. Franchisee hereby waives and releases FRANCHISOR from all rights, actions or claims which Franchisee may at any time have against FRANCHISOR in connection with FRANCHISOR’s entry into the Franchised Restaurant, Location or other premises for purposes of this Agreement except to the extent that such rights, action or claims arise directly from a failure by FRANCHISOR to use reasonable care in exercising its right of entry.

16.                              Restrictive Covenant

16.1                       Franchisee and each Guarantor will not, during the Term of this Agreement or after its expiration or termination, directly or indirectly engage in the operation of any restaurant, except as licensed by FRANCHISOR, which utilizes or duplicates the whole or any part of the Burger King System or any

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Confidential Information. This obligation shall not extend (after the expiration or other termination of this Agreement) to any know-how which has entered the public domain without fault on Franchisee’s or Guarantor’s part.

16.2                       Franchisee and each Principal must not, and must ensure that their Affiliates and the Managing Owner, Operations Director, Restaurant Manager and other employees of the Franchised Restaurant do not, during the Term and for 1 year after the assignment, expiration or termination of this Agreement (or such longer period as may be prescribed by law):

(a)                                be employed, perform any services for, or be engaged directly or indirectly in any capacity (whether on its own account or as a member, shareholder, director, employee, agent, partner, joint venturer, advisor, consultant or lender) in any Fast Food Hamburger Restaurant other than other food outlets operating under a mark or system owned or licensed by BKAP or its Affiliates; or

(b)                                directly or indirectly have an interest in or business relation with any Fast Food Hamburger Restaurant other than other food outlets operating under a mark or system owned or licensed by BKAP or its Affiliates where such interest is by its nature and size capable of enabling Franchisee or its Affiliates to influence the conduct of that business.

16.3                       Franchisee and Guarantor agree that the restrictions in this section 16 are reasonable and necessary to avoid any real or potential conflict of interest and to protect the Burger King System and the Confidential Information and other proprietary information of FRANCHISOR and the legitimate business interests of FRANCHISOR and its franchisees, and in order for Franchisee to focus its resources and energies on the successful operation of the Franchised Restaurant.

16.4                       Franchisee shall, at FRANCHISOR’s request, require each Principal, the Managing Owner, the Operations Director, Restaurant Manager and other employees of the Franchised Restaurant as required by FRANCHISOR to execute an agreement similar in substance to this section 16 in a form acceptable to FRANCHISOR and naming FRANCHISOR as a third party beneficiary with the independent right to enforce such agreement.

17.                              Miscellaneous; General Conditions 17.1 Non-Waiver.

The failure or delay on the part of FRANCHISOR to exercise any right or option given to it under this Agreement, or to insist on strict compliance by Franchisee with the terms of this Agreement, shall not constitute a waiver of any terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by FRANCHISOR of its right at any time thereafter to require exact and strict compliance with all the terms of this Agreement. The rights or remedies set out in this Agreement are in addition to any other rights or remedies which may be granted by law.

17.2                       Governing Law & Jurisdiction; Language.

(a)                                This Agreement shall become valid when executed and accepted by FRANCHISOR in China. This agreement, and any disputes arising hereunder, shall be governed by and construed exclusively in accordance with the substantive laws of China. The parties hereto acknowledge and agree that:

i.                                Any dispute arising out of or in connection with this Agreement shall be submitted to under the auspices of the Shanghai International Economic and Trade Arbitration Commission (“SIETAC”) and shall be finally settled according to SIETAC’s arbitration rules that are in effect at the time of application for arbitration.

ii.                             Where there are two (2) Parties in the arbitration proceedings, each Party shall appoint, in the Request and Reply, respectively, an arbitrator; and the third arbitrator, who shall not be a Chinese national, shall be appointed by the first two arbitrators, or failing agreement, be appointed by SIETAC, and such third arbitrator shall serve as the chairman of the arbitration

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panel.

iii.                          Where there are three (3) or more Parties in the arbitration proceedings, either the Claimants or the Respondents, as the case may be, shall jointly appoint, in the Request or the Reply, respectively, an arbitrator; and the third arbitrator, who shall not be a Chinese national, shall be appointed by the first two arbitrators, or failing agreement, be appointed by SIETAC, and such third arbitrator shall serve as the chairman of the arbitration panel. If the Claimants or the Respondents, as the case may be, cannot jointly appoint an arbitrator, all three arbitrators shall be appointed by SIETAC, and in such case, the chairman shall not be a Chinese national while the other two arbitrators shall not be of the same nationality.

iv.                         These arbitrators shall be freely selected from SIETAC’s list of arbitrators.

v.                            The place of arbitration shall be in Shanghai.

vi.                         The arbitration proceedings shall be conducted in English. The arbitral award shall be rendered in English, and shall be final and binding upon the Parties. The costs of the arbitration shall be fixed by the arbitrators.

vii.                      Application may be made by any Party to a court having jurisdiction for a judicial recognition of the award rendered by the arbitration tribunal or any order of enforcement thereof.

viii.                   During the period when a dispute is being resolved, except for the part in dispute, the Parties shall in all other respects continue their implementation of this Agreement and all the Franchise Agreements.

ix.                         The nullification, voidability or voidness of this Agreement shall not affect the validity of the arbitration clause herein.

(b)                                This Agreement is prepared in both English and Chinese, if there is any discrepancy between the two language versions, the English shall prevail.

17.3                       Severability.

FRANCHISOR and Franchisee agree that if any provisions of this Agreement may be construed in more than one way, one or more of which would render the provision illegal or otherwise voidable or unenforceable, and one of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against any party. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent and should any court or other public agency determine that any provision herein is not enforceable as written in this Agreement, the parties shall use their best endeavors to amend it so that it is enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which the enforcement is sought. The provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in the Agreement, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable.

17.4                       Consent.

In all cases where Franchisee is required to obtain FRANCHISOR’s prior consent, authorization or approval, such consent, authorization or approval must be in a writing signed by a duly authorized officer of FRANCHISOR.

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17.5                        Notices.

Any notice, demand, request, consent, approval, authorization, designation, specification or other communication given or made to or by a party to this Agreement:

(a)                                must be in writing and in English, addressed:

(i)         if to FRANCHISOR: BURGER KING (SHANGHAI) RESTAURANTS CO., LTD.

F7 Block 3, Xinglian Scientific Research Building,

1535, Hongmei Road

Shanghai 200233

China

Fax: (+21) 24226199

Attention: Head, Legal for China

(ii)        if to Franchisee: the address specified in Schedule A as Franchisee’s address or Franchisee’s last known mailing address

(iii)       if to a Guarantor: the address specified in Schedule A as Guarantor’s address, or Guarantor’s last known mailing address or as specified to the sender by any party by notice.

(b)                                is regarded as being given by the sender and received by the addressee: (i) if by delivery in person (including by courier), when delivered to the addressee; and (ii) if by certified, return receipt mail, on the earlier of actual receipt or the 10th day after being deposited in the mail.

17.6                       Joint and Several Liability.

If Franchisee or Guarantor consists of more than one person/entity, such person’s liability under this Agreement as Franchisee or as Guarantor shall be joint and several and FRANCHISOR may in its absolute discretion proceed against any one or more of them.

17.7                       Modification.

This Agreement (including its schedules) may only be modified or amended by a document (in the form of memo, letter, supplementary agreement or any other form agreed by the parties) signed by all the parties to this Agreement except as otherwise provided in this Agreement.

17.8                       Assignment by FRANCHISOR.

This Agreement and all or any part of the rights, interests, obligations or liabilities of FRANCHISOR hereunder may be assigned, transferred or otherwise disposed of by FRANCHISOR and shall inure to the benefit of the successors and assigns of FRANCHISOR. If FRANCHISOR elects to assign this Agreement or any part of its rights, interests, obligations or liabilities hereunder, Franchisee and each Guarantor and Principal must, upon request by FRANCHISOR, execute any deed, agreement or notice of assignment acknowledging and agreeing to the assignment by FRANCHISOR. Franchisee and each Guarantor and Principal hereby irrevocably consents to FRANCHISOR at any time assigning or transferring any of its rights, interests, obligations or liabilities hereunder and waives any requirement for prior notice to Franchisee or any Guarantor or Principal of the action.

17.9                       Binding Effect.

This Agreement shall be binding upon the parties, their heirs, executors, personal representatives,

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successors or assigns.

17.10                Survival.

Any provisions of this Agreement, including but not limited to the insurance and indemnification provisions of this Agreement, which impose an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and remain binding on the parties.

17.11                Agency.

FRANCHISOR may subcontract or delegate to an Affiliate or any other entity the performance of any obligation or the right to exercise any right, power, authority or discretion under this Agreement, such that anything that may or must be done by FRANCHISOR under this Agreement may be done instead by or in conjunction with such subcontractor or delegate. If directed by FRANCHISOR, and to the extent directed by FRANCHISOR, Franchisee must deal with any such subcontractor or delegate as if they were FRANCHISOR. FRANCHISOR shall remain responsible for the performance of the obligation.

17.12                Legal Costs.

Franchisee must pay, or reimburse FRANCHISOR on demand for, all costs of FRANCHISOR, including legal costs or stamp duties, incurred by FRANCHISOR in connection with or incidental to the preparation, execution and registration of this Agreement.

17.13                Attorney’s Fees.

In any litigation or arbitration to enforce the terms of this Agreement, all costs and all attorney’s fees, including those incurred on appeal, incurred as a result of the legal action shall be paid to the prevailing party by the other party.

17.14                Execution of Counterparts.

This Agreement may be executed in any number of counterparts. Each counterpart is an original but the counterparts together are one and the same agreement.

17.15                Time of the Essence.

Time is of the essence of this Agreement. If the parties agree to vary a time requirement the time requirement so varied is of the essence of this Agreement.

17.16                Entire Agreement.

This Agreement, together with any formal development agreement, target reservation agreement or franchisee information, application or package submitted by Franchisee to FRANCHISOR upon which FRANCHISOR is relying in granting this franchise, constitutes the entire agreement of the parties and supersedes all prior negotiations, commitments, representations, warranties, and undertakings of the parties (if any) with respect to the subject matter of this Agreement and the Franchised Restaurant, whether written or oral.

17.17                Interpretation.

The Introduction and the Schedules form part of this Agreement. clause headings are used only for convenience and do not form part of this Agreement. Where the context so admits: (i) the singular shall include the plural and vice versa; (ii) references to a tax include references to any tax replacing it; (iii) a covenant on the part of Franchisee not to do something includes a covenant not to permit others to do it; and (iv) where Franchisee has an obligation to do something, it shall be done at Franchisee’s sole expense.

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References to the parties shall include their heirs, successors in title and permitted assigns;

17.18                Changes in Laws.

The parties agree that if any laws are changed or introduced or any relevant authority publishes or issues any statement, rules, code or requirement which in the reasonable opinion of FRANCHISOR renders or is likely to render all or part of this Agreement unenforceable, illegal or void, the parties will immediately amend this Agreement and do all things (including executing documents) necessary or desirable to ensure that this Agreement is not unenforceable, illegal or void.

18.                              The Guarantor

18.1                       If any Guarantor is a company, such Guarantor warrants and represents to FRANCHISOR that Schedule A contains a complete list of its owners and their respective ownership in all classes of equity interests in Guarantor at the date of this Agreement and that unless otherwise stated, the owners are the legal and beneficial owners of their respective equity interests. Any Transfer or issuance of equity interests in a Guarantor (except the issuance of new equity interests to the owners listed in Schedule A in proportion to their existing holdings) and any variation of rights attaching to any such equity interests shall be subject to FRANCHISOR’s prior approval. Without limitation, FRANCHISOR may impose one or more of the conditions set out in section 13 in relation to such Transfer or alteration. This clause 18.1 does not apply to the extent that Guarantor is a Public Company.

18.2                       Each Guarantor shall comply and cause its Affiliates to comply with the covenants, terms, conditions and acknowledgements contained in the following clauses as if it were the party named in those clauses in place of Franchisee: section 11 (Protection of the Burger King System); clause 13.4 (Continuing Liability) except to the extent that Guarantor is a Public Company; and section 16 (Restrictive Covenant).

19.                              Guarantee and Indemnity

In consideration of FRANCHISOR entering into this Agreement, each Guarantor unconditionally and irrevocably agrees to the terms, conditions and obligations set out in this section 19.

19.1                       Guarantee.

Each Guarantor hereby jointly, severally, irrevocably and unconditionally guarantees to FRANCHISOR that Franchisee shall duly perform and observe each and every warranty, undertaking, agreement and other obligation on the part of Franchisee contained in this Agreement and any other agreement between Franchisee and FRANCHISOR or any FRANCHISOR Affiliate (whether or not any other person is also a party to such agreement), notwithstanding any legal limitation or incapacity of or other circumstances relating to Franchisee, including without limitation the payment of all amounts on the dates, at the times, and in the manner specified in this Agreement and any other agreement between Franchisee and FRANCHISOR or any FRANCHISOR Affiliate.

19.2                       Indemnity.

As a separate and principal obligation, each Guarantor hereby jointly, severally, irrevocably and unconditionally indemnifies the FRANCHISOR Indemnified Parties and agrees at all times hereafter to keep the FRANCHISOR Indemnified Parties indemnified from and against all claims, actions, damages, liabilities, costs, charges, losses, expenses or payments suffered, paid or incurred by the FRANCHISOR Indemnified Parties arising directly or indirectly out of any act, neglect, default or delay by Franchisee or any of its employees, agents, officers or customers in connection with the Franchised Restaurant or any breach or non-observance by Franchisee of any of the obligations or conditions contained or implied in this Agreement

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which Franchisee is required to perform or observe.

This indemnity shall continue and each Guarantor shall remain liable to the FRANCHISOR Indemnified Parties under this indemnity notwithstanding that as a consequence of such acts, neglect, default, delay, breach, or non-observance, FRANCHISOR has exercised any of its rights under this Agreement, including its rights of termination and notwithstanding that the guarantee may be unenforceable in whole or part for any reason.

19.3                       Guarantor and Independent Obligation.

This section 19 is: (i) a principal obligation and is not ancillary or collateral to any other right or obligation nor is its operation subject to any condition precedent; (ii) independent of, in addition to and not in substitution for or affected by any other rights which FRANCHISOR may have and may be enforced without first having recourse to any other rights or remedies; (iii) enforceable whether or not FRANCHISOR has made demand on Franchisee or given notice to Franchisee, or taken any other steps against Franchisee or any other person; and (iv) enforceable against any party who has signed this Agreement, notwithstanding that it has not been signed by or may not be enforceable against any other party.

19.4                       Continuing Guarantee and Indemnity.

(a)                                This section 19 is a continuing obligation and Guarantor shall cover all monies, obligations and conditions arising under or in relation to this Agreement at any time during or after the termination of this Agreement and shall continue in full force and effect until all of the obligations of Franchisee under this Agreement have been performed. To the maximum extent legally permissible, no payment received or receivable by FRANCHISOR is able to be avoided under any law relating to insolvency or otherwise, until this section 19 has been finally discharged by FRANCHISOR, and notwithstanding any intermediate satisfaction of any such matter and notwithstanding any moratorium, receivership, liquidation or any similar proceedings with regard to Franchisee or Guarantor.

(b)                                This section 19 shall remain valid and enforceable notwithstanding: (i) any time, concession or indulgence given to Franchisee or Guarantor; (ii) any variation, assignment, novation or termination of this Agreement or any other contract or arrangement between FRANCHISOR and Franchisee or Affiliate; (iii) any renewal, compounding, compromise, abandonment, relinquishment, release or waiver of any of the rights of FRANCHISOR against Franchisee or any Guarantor or by any neglect to enforce those rights; (iv) any settlement agreed between FRANCHISOR and Franchisee and/or any Guarantor in respect of any matter covered by this section 19 including in the framework of a court approved creditor’s arrangement; (v) any judgment obtained by FRANCHISOR against Franchisee or Guarantor; (vi) any delay, mistake, act or omission by FRANCHISOR whether it prejudices a Guarantor or not; (vii) the death, incapacity, bankruptcy, insolvency, winding up or change either in the name or constitution (notwithstanding any provision of the law relating to partnerships) of FRANCHISOR, Franchisee or any Guarantor; (viii) the taking, discharge, impairment or release wholly or partially of any additional or substituted security or guarantee or indemnity in respect of Franchisee’s obligations to FRANCHISOR or FRANCHISOR’s enforcing or not enforcing any such security, guarantee or indemnity; or (ix) any other act, matter or thing which under the law relating to sureties would or might but for this provision release Guarantor from their obligations under this section 19.

(c)                                 Any provision of this section 19 which is unenforceable for any reason in any jurisdiction will be ineffective in that jurisdiction to the extent of such unenforceability without invalidating any of the remaining provisions of this section 19 or affecting the enforceability or validity of this section 19 in any other jurisdiction.

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19.5                       Subordination.

(a)                                As between FRANCHISOR and each Guarantor and any other Principal, all sums owing by Franchisee to a Guarantor or any Principal, as the case may be, shall be subordinated to any moneys owing by Franchisee to FRANCHISOR.

(b)                                Until this section 19 has been fully discharged, no Guarantor may either directly or indirectly recover or claim any sum paid under this section 19 or prove in, claim or receive the benefit of any distribution, dividend or payment arising out of or relating to the liquidation of Franchisee, unless and only to the extent required to do so by FRANCHISOR.

(c)                                 All amounts recovered by a Guarantor from any liquidation or under any security from Franchisee must be received and held in trust by Guarantor for FRANCHISOR to the extent of the unsatisfied liability of any Guarantor under this section 19.

(d)                                Guarantor must not deduct, withhold or set off any amount from or against any payment due by Guarantor to FRANCHISOR nor raise any defense, counterclaim, estoppel or set off which may have been available to Franchisee.

(e)                                 A reference to liquidation in this clause 19.5 includes appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy or any similar procedure, or, where applicable, changes in the constitution of any partnership or person, or death.

19.6                       Guarantee to Continue On Assignment of Rights.

If FRANCHISOR assigns its rights under this Agreement, the benefit of the guarantee and indemnity in this section 19 extends to the assignee and continues concurrently for the benefit of FRANCHISOR regardless of the assignment unless FRANCHISOR releases each Guarantor in writing.

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ACKNOWLEDGEMENT BY FRANCHISEE, PRINCIPAL AND GUARANTOR

Franchisee, and each Principal and Guarantor represent to FRANCHISOR that before signing this Agreement, they have:

1.                                                been advised by FRANCHISOR or its agents to take independent professional advice on all aspects of this Agreement and the Burger King System and they have taken such independent advice as they deem necessary and have independently satisfied themselves on all relevant matters, including, without limitation, the suitability of the Location for the conduct of the Franchised Restaurant and any estimates or projections relating to profit or return on investment provided by FRANCHISOR or its agents;

2.                                                received from FRANCHISOR the written information in connection with the franchise hereunder (including without limitation the information as required under Article 22 of the Franchise Regulation and Article 5 of Measures for the Administration of Information Disclosure of Commercial Franchises promulgated by Ministry of Commerce and effective as of April 1, 2012) and a draft of this Agreement (“Disclosure Materials”) no later than thirty (30) days prior to the date of this Agreement;

3.                                                made thorough independent client investigations and assessments on the operation of the Franchised Restaurant for the purpose of entering into this Agreement;

4.                                                carefully read and understood the provisions of this Agreement and any disclosure document (including but not limited to Disclosure Materials) provided to Franchisee (receipt of which Franchisee acknowledges);

5.                                                not relied on any statement, representation or warranty made by FRANCHISOR or its employees or agents other than as set out in this Agreement or in any disclosure document provided to Franchisee; and

6.                                                understood that FRANCHISOR does not guarantee to provide a rate of return on investment or profit to Franchisee, and that the amount of any profit or return on investment depends on their own effort and investment.

7.                                                filled the form provided by FRANCHISOR with all information required by FRANCHISOR and delivered such completed form to FRANCHISOR for the purpose of background check. Franchisee further represents and warrants to FRANCHISOR that all such information provided by Franchisee to FRANCHISOR shall be true, accurate, complete and not misleading.

Executed as an agreement:

SIGNED FOR AND ON BEHALF OF

BURGER KING (SHANGHAI) RESTAURANT CO., LTD.

By:

Print Name:

Title:

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Attest:

Print Name:

Title:

[NAME OF FRANCHISEE]
Executed by
(insert company name)
in accordance with its Constitution in the presence of:

Signature of Director

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Name of Director (print)

Signature of Secretary/Director

Name of Secretary/Director (print)

[NAME OF GUARANTOR]

Executed by (insert name of individual)

Signature

in the presence of

Signature of Witness

Name of Witness

[NAME OF PRINCIPAL]

Executed by (insert name of individual)

Signature

in the presence of

Signature of Witness

Name of Witness

[ADD ADDITIONAL EXECUTION PROVISIONS FOR ADDITIONAL GUARANTORS/PRINCIPALS]

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Schedule A

Franchisee:	[Name of Franchisee].

[Address of Franchisee]

Principal (clause 4.2):	[List all shareholders of Franchisee with mailing address and classes of shares and percentage of total shareholdings]

Shareholders in Principal (clause 4.2):	[List of shareholders of each Principal with mailing addresses and classes of shares and percentage of total shareholdings]

Guarantor (Section 18):	[List all Principals and shareholders of Principals and other parties which are Guarantors with mailing address]

Location:	[Insert street address of Burger King Restaurant]

A #:

BK #:

and more particularly delineated in the plan attached to Franchisee’s real estate package as finally approved by FRANCHISOR.

Term (clause 2.1):	[10 years]

Opening Date (clause 3.1):	[Insert date on which Franchisee opens Restaurant for business]

Franchisee authorizes FRANCHISOR to insert the Opening Date if it is not known at the time Franchisee signs this Agreement.

Training Fee (clause 8.4)	RMB 10,000 for Restaurant Manager each; RMB 8,000 for other management of Franchised Restaurant each; RMB 1,000 for other employees of Franchised Restaurant each

Franchise Fee (clause 8.1):	[US$25,000]

Royalty Percentage (clause 8.2):	5.5%

Advertising Percentage (clause 8.3)	5%

Currency (clauses 8.1, 8.2, 8.3, 8.10, and 13.2)	USD or equivalent RMB

Location of FRANCHISOR’s bank account (clauses 8.1, 8.2, 8.3, 8.10, and 13.2)

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Reference Rate (clauses 8.1, 8.2, 8.3, 8.10, and 13.2)

Bank (clause 8.10)

Transfer Fee (clause 13.2):	US$10,000

Operations Director (clause 4.4):	[Insert name of Operations Director]

Managing Owner (clause 4.3):	[Insert name of Managing Owner]

Local office address to which copies of notices to FRANCHISOR are to be sent	[BURGER KING (SHANGHAI) RESTAURANT CO., LTD.]

(clause 17.5):	[F7, Block 3, Xinglian Scientific Research Building
1535 Hongmei Road
Xuhui District, Shanghai 200233
China
Fax: (+21) 2422 6199
Attention: Head, Legal for China]

Country of Execution (clause 17.2):	the People’s Republic of China

Governing Law (clause 17.2):	Laws of the People’s Republic of China

Schedule B
List of Registered Marks

Trademark	Class	Registration Number
BIG KING	30 Int.	1273856
BK & Flaming Crescent Design	29 Int.	6970164
BK & Flaming Crescent Design	30 Int.	6970163
BK & Flaming Crescent Design	43 Int.	6970162
BK CHICK’N CRISP	30 Int.	7364418
BK CHICK’N CRISP	29 Int.	7364428
BK CHICK’N CRISP	43 Int.	7364791
BK FLAME DESIGN	43 Int.	7358362
BK FLAME DESIGN	32 Int.	7358363
BK FLAME DESIGN	31 Int.	7358364
BK FLAME DESIGN	30 Int.	7358365
BK FLAME DESIGN	29 Int.	7358366
BK FLAME DESIGN	28 Int.	7358367
BK FLAME DESIGN	25 Int.	7358368
BK FLAME DESIGN	16 Int.	7358369
BK WRAPPER	30 Int.	6856947
BK Wrapper in Chinese	30 Int.	6856944
BURGER KING	29 Int.	260169
BURGER KING	30 Int.	254320
BURGER KING	32 Int.	382684
BURGER KING & Crescent Design	42 Int.	1418784
BURGER KING & Crescent Design	43 Int.	5049571
BURGER KING & Crescent Design (Color)	28 Int.	4156785
BURGER KING & Crescent Design (Color)	29 Int.	4156784
BURGER KING & Crescent Design (Color)	30 Int.	4156632
BURGER KING & Crescent Design (Color)	31 Int.	4156631
BURGER KING & Crescent Design (Color)	32 Int.	4156630
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	28 Int.	4156791
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	29 Int.	4156790
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	30 Int.	4156789
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	31 Int.	4156788

BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	32 Int.	4156787
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	43 Int.	4156786
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	28 Int.	4156777
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	29 Int.	4156776
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	30 Int.	4156775
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	31 Int.	4156774
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	32 Int.	4156793
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	43 Int.	4156792
BURGER KING & Hamburger Design	29 Int.	260168
BURGER KING & Hamburger Design	30 Int.	254319
BURGER KING & Hamburger Design	32 Int.	382685
BURGER KING & Hamburger Design	42 Int.	760294
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	28 Int.	4156783
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	30 Int.	4156781
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	31 Int.	4156780
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	32 Int.	4156779
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	43 Int.	4156778
BURGER KING (Chinese Characters)	30 Int.	254293
BURGER KING (Chinese Characters)	32 Int.	382683
BURGER KING (Han Bao Bao Wang) (Chinese characters)	29 Int.	267381
BURGER KING (Simplified Chinese Characters)(Color)	29 Int.	4156782
BURGER KING (Stylized)	29 Int.	162334
BURGER KING (Stylized)	30 Int.	162335
BURGER KING (Stylized)	42 Int.	760293

BURGER KING (Stylized, Downward Slant)	32 Int.	380352
HOME OF THE WHOPPER	29 Int.	260170
HOME OF THE WHOPPER	30 Int.	254325
HOME OF THE WHOPPER	32 Int.	382682
WHOPPER	29 Int.	260171
WHOPPER	30 Int.	6410138
WHOPPER(Chinese Characters in color)	29 Int.	5802858
WO XUAN WO WEI(HAVE IT YOUR WAY in simplified Chinese)	43 Int.	5062250
BUN & CRESCENT (IN COLOR)	43 Int.	7302757
HAVE IT YOUR WAY & WO XUAN WO WEI(CHINESE CHARACTERS)	43 Int.	7388539
HAVE IT YOUR WAY & WO XUAN WO WEI(CHINESE CHARACTERS)	29 Int.	8068625
HAVE IT YOUR WAY (WO XUAN WO WEI)(SIMPLIFIED CHINESE CHARACTERS)	29 Int.	5926506
WHOPPER(HUANGBAO) (SIMPLIFIED CHINESE CHARACTERS)	30 Int.	5802779
WHOPPER(HUANGBAO) (SIMPLIFIED CHINESE CHARACTERS)	30 Int.	7416368
KING DELIGHT	16, 25, 28, 29, 30, 31, 32, 43 Int.	WO Reg No. 867317*
BURGER KING & CRESCENT DESIGN	16 Int.	8814657

*This is an international registration with extension of protection to China

EXHIBIT G

Form of PRC Company Franchise Agreement

[Filed Separately as Exhibit 10.5 to the Registration Statement]

EXHIBIT H

Development Procedures

FRANCHISE APPROVAL:

(1)             With respect to each Restaurant to be developed by a Franchisee (other than Master Franchisee), the Franchisee must apply for and obtain franchise approval in writing from Master Franchisee (“Franchise Approval”). The Franchisee must submit all relevant information and documents to Master Franchisee, which at the date of this Agreement include a Multiple Franchise Application, Management Commitment Form and Capitalization Plan.  As part of the Franchise Approval procedures, the Franchisee must, as a condition to the granting of Franchise Approval, have obtained operational, financial, credit and legal approval as well as site approval.  “Operational”, “Financial,” “Credit” and “Legal” Approval as at the date hereof shall include the matters set out in clauses 6(5), (6), (7) and (8) of this Agreement (inclusive).

(2)             Master Franchisee must conduct and provide BKAP with a background check on any New Franchisee and all principals thereof.  The results of such background check must reveal (i) no prior or current criminal activity which would or would reasonably be expected to rise to the level of a felony offense, (ii) no evidence of significant moral turpitude or reputational issues, or (iii) that the New Franchisee or any of the principals thereof has not been accused by a competent regulator, voluntarily disclosed or admitted to, or has not otherwise been found by a court of competent jurisdiction to have violated, attempted to violate, aided or abetted another party to violate, or conspired to violate, any of the Anti-Corruption Laws.

(3)             The Franchisee must submit a Multiple Franchise Application, Management Commitment Form and Capitalization Plan for any proposed new Franchised Restaurant.

SITE APPROVALS AND APPROVAL OF PLANS AND SPECIFICATIONS

(1)                     Once Franchise Approval is obtained, the Franchisee shall apply for and obtain approval from Master Franchisee to build a Franchised Restaurant at a particular location within the Territory in accordance with Master Franchisee’s approval procedures (“Site Approval”).  Site Approval is a prerequisite to authorization of Master Franchisee to the Franchisee to construct a Franchised Restaurant at a particular location.  Master Franchisee shall grant or deny Site Approval based on its business judgment, subject to the provisions of clause 6(1) and the Radius Restrictions.  If the Franchisee enters into any legally binding commitment with vendors or lessors of a potential site before Master Franchisee has first given Site Approval, then the Franchisee shall bear the entire risk of loss or damage resulting from a subsequent decision of Master Franchisee not to give Site Approval. In particular and without prejudice to the generality of the foregoing:

(a)                     The Site Approval application shall contain detailed information regarding the site and the market around the site, including without limitation, a statement regarding the area of the proposed Restaurant which shall equal or exceed the minimum areas, together with an estimate of sales, and shall use the application format from time to time adopted by BKAP applicable to the Territory.  The Franchisee shall acknowledge and agree that any site selection assistance provided by Master Franchisee or its Affiliates is not intended and shall not be construed or interpreted as a representation, warranty or guarantee that the site (or any other site) will achieve the estimated sales or otherwise succeed, nor shall any location recommendation made by BKAP, Master Franchisee or their respective Affiliates be deemed a representation that any particular location is available for use as a Franchised Restaurant.

(b)                     Master Franchisee shall not be required to give consideration to any site application unless all information of Franchisee, and Franchisee’s Affiliates (as applicable) reasonably required by Master Franchisee in such application has been fully provided.  If Franchisee is aware of any material fact or information which Franchisee (or its Affiliates, as applicable) has not provided for in any forms or other documents to be lodged with any application, Franchisee shall provide such information to Master Franchisee in writing as a supplement to such application.

(c)                      The following requirements relating to site acquisition and construction shall apply:

(i)                                     The Franchisee assumes all cost, liability, expense and responsibility in locating, acquiring and developing the sites and of construction of any Restaurants to be developed.

(ii)                                  All Restaurants shall be constructed, equipped and furnished in accordance with approved plans and specifications included in the Standards. These plans and specifications shall include the architectural design of the building, style, size and interior décor and color schemes, internal and external signage as well as the proposed kitchen layout, service format and equipment.  If, and to the extent that, the Franchisee requires architectural and engineering services, it will contract for those services independently at its own expense.

(d)                                 The Franchisee shall agree that by granting approval of any site or the approval of any plans and specifications or of any other matter relating to the development of a Burger King Restaurant, neither BKAP nor Master Franchisee shall be deemed to be making, and no Affiliate of BKAP or Master Franchisee or any person on behalf of BKAP or Master Franchisee is or shall be deemed to be making, any representation or warranty relating directly or indirectly to the success or viability of, or any other matter relating to, the Restaurant and any such representation or warranty is hereby expressly excluded.  The Franchisee shall confirm that it has not relied on any warranty, representation or advice that may be given by any person by or on behalf of BKAP, Master Franchisee or their respective Affiliates.

(e)                                  Once Master Franchisee has given written Site Approval, the Franchisee may proceed to negotiate a lease or other interest in the land or building required to secure the site.  As soon as the Franchisee secures such interest it shall notify Master Franchisee accordingly.  The Franchisee shall also notify Master Franchisee accordingly if it fails or reasonably believes that it has failed to secure the site.

(f)                                   Master Franchisee’s approval of the lease or purchase agreement shall be conditioned upon inclusion in the lease or purchase agreement of terms acceptable to Master Franchisee, and Master Franchisee shall have the right to require inclusion of any or all of the following provisions, which will:

(i)             Allow the Franchisee and Master Franchisee the right to elect to assign the leasehold interest to Master Franchisee or an Affiliate or franchisee of BKAP, in each case, without landlord consent and any increase in rent;

(ii)          In case of lease of the site, require the lessor to provide Master Franchisee with a copy of any notice of deficiency under the lease sent to the Franchisee, at the same time as such notice is sent to the Franchisee (as the lessee under the lease), and which grants Master Franchisee the right (but not obligation) to cure any of the Franchisee’s deficiencies under the lease within fifteen (15) business days after the expiration of the period in which the Franchisee has to cure any such default, should the Franchisee fail to do so; and

(iii)       Require that the premises be used solely for the operation of a franchised Restaurant.

Additionally, at Master Franchisee’s request and in such form as Master Franchisee shall require, the Franchisee shall provide evidence of its interest in the site including a copy of any document in or translated into English evidencing such interest.

(3)         In determining whether or not to grant any approval referred to in this Agreement including but not limited to Site Approval, Master Franchisee may have regard to any relevant matter or thing in its sole discretion, including to the protection of the Burger King System, to its own interests and to the orderly and proper development of Restaurants in the Territory, and the interests of other operators of Burger King Restaurants in the Territory, or in other areas adjacent to or which may be directly or indirectly impacted by

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the operation of this Agreement and any Franchise Agreements which are or may be entered into pursuant to this Agreement or otherwise.

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EXHIBIT I

Product Approval Notice

BK AsiaPac, Pte. Ltd.

101 Thomson Road

#13-03/04 United Square

Singapore 307591

Re:         Approved Product:

Name of Proposed Supplier(s):

Dear Sir/Madam:

Reference is made to the Master Franchise and Development Agreement dated [        ], 2012 (the “MFDA”) by and between BK AsiaPac, Pte. Ltd. (“BKAP”) and Burger King Shanghai (Restaurant) Company Ltd. (the “Master Franchisee”).  Capitalized terms used but not defined in this Product Approval Notice have the meanings set forth in the MFDA.   This is the “Product Approval Notice” referred to in clause 9(10) of the MFDA.

This is to advise you that Master Franchisee hereby requests that BKAP approve the supplier(s) referenced above (the “Proposed Supplier(s)”) to provide the Approved Products referenced above.

Pursuant to the requirements of clause 9(10) of the MFDA, we have enclosed the following:

1.              Audit Report of                  with respect to [the/each] Proposed Supplier;

2.              Copies of BKAP’s Master GTCs (with no changes thereto or with changes that have been approved by BKAP) executed by all of the Proposed Suppliers; and

3.              Other.

BKAP MUST NOTIFY MASTER FRANCHISEE OF ITS DECISION WHETHER TO APPROVE OR DISAPPROVE ANY OF THE PROPOSED SUPPLIER(S) WITHIN 60 DAYS AFTER RECEIPT OF THIS APPROVAL NOTICE.  If BKAP has not notified Master Franchisee of its decision within such 60 Day period, the Proposed Supplier(s) shall be deemed approved.

EXHIBIT J

Terms and Conditions of Supply (Marketing Services)

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

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